      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998


                                                      REGISTRATION NO. 333-55735

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           DITECH FUNDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------


           CALIFORNIA                          6162                          33-0646841
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
          ORGANIZATION)


                          1920 MAIN STREET, SUITE 400
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-8150
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             DANIEL H. BAREN, ESQ.

                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

                           DITECH FUNDING CORPORATION
                          1920 MAIN STREET, SUITE 400
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-8150
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------


                          COPIES OF COMMUNICATIONS TO:

              ROBERT E. DEAN, ESQ.                             FRED WHITE III, ESQ.
          GIBSON, DUNN & CRUTCHER LLP                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  4 PARK PLAZA                                   919 THIRD AVENUE
            IRVINE, CALIFORNIA 92614                         NEW YORK, NEW YORK 10022
                 (949) 451-3800                                   (212) 735-2144
           (FACSIMILE) (949) 475-4632                       (FACSIMILE) (212) 735-2000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION.   THESE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 8, 1998


                                            SHARES
DITECHLOGO

                           DITECH FUNDING CORPORATION

                              CLASS A COMMON STOCK
                            ------------------------

     Of the           shares of Class A Common Stock, par value $0.001 per share
(the "Class A Common Stock"), of DiTech Funding Corporation (the "Company")
offered hereby,           shares are being sold by the Company and
shares are being sold by the sole stockholder of the Company (the "Selling Stockholder") . The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. Prior to the offering made hereby (the "Offering"), there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price (the "Offering
Price") will be between $     and $     per share. See "Underwriting" for a
discussion of factors to be considered in determining the Offering Price.

     Application will be made to have the Class A Common Stock approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "DIT."

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Price to     Underwriting Discount      Proceeds to         Proceeds to
                                        Public       and Commissions (1)       Company (2)     Selling Stockholder
------------------------------------------------------------------------------------------------------------------
Per Share.........................        $                   $                     $                   $
------------------------------------------------------------------------------------------------------------------
Total.............................        $                   $                     $                   $
------------------------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
Over-allotment Option(3)..........        $                   $                     $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to indemnification of the Underwriters and other matters.

(2) Before deducting expenses estimated at $          , which are payable by the
    Company.

(3) Assuming exercise in full of the 30-day option granted by the Company and the Selling Stockholder to the Underwriters to purchase up to additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The shares of Class A Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Class A Common Stock will be made in New York City on or about
            , 1998 (the "Closing Date").
                            ------------------------

PAINEWEBBER INCORPORATED
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                                              PIPER JAFFRAY INC.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectation and estimates as to the Company's business operations, including the introduction of new products, and future financial performance, including growth in revenues and net income and cash flows. In addition, in those and other portions of this Prospectus, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company's management, with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus.

                            ------------------------

                             AVAILABLE INFORMATION


     The Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and through the Commission's web site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY. SUCH PURCHASES MAY INCLUDE STABILIZING, THE PURCHASE OF CLASS A COMMON STOCK OF THE COMPANY TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements, including the related Notes, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option (see "Underwriting"), (ii) regarding
outstanding shares, excludes           shares of Class A Common Stock reserved
for issuance under the Company's 1998 Stock Incentive Plan and (iii) gives effect to the reincorporation of the Company in Delaware (the "Reincorporation"), which will be effected prior to the consummation of the Offering and whereby the existing California corporation will be merged into a newly formed Delaware corporation and pursuant to which each outstanding share of common stock of the existing California corporation will be exchanged for shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), of the new Delaware corporation. All references herein to the "Company" refer to DiTech Funding Corporation.


                                  THE COMPANY


     Introduction. The Company is a specialty finance company engaged in the business of marketing, directly originating, selling and servicing mortgage loans. The Company's direct marketing strategy uses extensive national cable television and radio advertising in order to build name recognition. The Company offers borrowers a wide range of mortgage products, which currently includes prime first mortgage loans, prime high-loan-to-value ("HLTV") first and second mortgage loans and, to a lesser extent, prime home equity lines of credit and subprime first and subprime HLTV second mortgage loans. The Company's advertisements solicit potential borrowers to call the Company's toll-free telephone number (1-800-71-FIXED) or to visit the Company's internet web site. During the five-quarter period ended March 31, 1998, the Company directly originated approximately 95% of its loans.


     In April 1995, the Company began originating loans secured by properties in the Southern California market. Since then, the Company has steadily expanded across the United States, originating $302 million in loans secured by properties in 7 states in 1995, $621 million in loans secured by properties in 46 states plus the District of Columbia in 1996, $1.2 billion in loans secured by properties in 49 states plus the District of Columbia in 1997 and $640 million in loans secured by properties in 49 states plus the District of Columbia for the three-month period ended March 31, 1998.


     The Company sells substantially all of the prime first mortgage loans it originates through whole loan sales. Typically such whole loan sales include a sale of the servicing rights related to such loans (referred to in the mortgage industry as sales "servicing released"). The whole loan sales, together with the Company's warehouse lines of credit, historically have provided positive operating cash flow to support the Company's operations and enabled it to pool its more profitable HLTV second mortgage loans for sale or securitization. For the year ended December 31, 1997, the Company sold $1.0 billion of loans that it originated, of which $927.7 million were sold through whole loan sales and $120.0 million were sold through a securitization transaction. For the three-month period ended March 31, 1998, the Company sold $497.3 million of loans through whole loan sales.


     For the year ended December 31, 1997, the Company had revenues of $32.8 million and pre-tax earnings of $13.8 million. For the three-month period ended March 31, 1998, the Company had revenues of $12.3 million and pre-tax earnings of $1.7 million.

     Strategy. The Company pursues a business strategy that includes:

     - Creating strong name recognition through the addition of new and innovative products, and advertising prices directly to consumers through targeted, direct-response, radio and cable television advertising.

     - Targeting sophisticated, experienced customers with superior credit who are seeking loans at competitive interest rates.

     - Originating loans directly to borrowers without incurring the cost of mortgage loan brokers or other intermediaries, thus reducing the potential for adverse loan selection and the risk of broker fraud.

     - Utilizing a highly efficient, centralized operation to reduce overhead.

     - Responding rapidly and effectively to evolving market conditions, mortgage products and demand through a varied product offering.

     - Providing prospective borrowers no risk and low cost loan origination processing by offering to advance the cost of the prospective borrowers' credit report and property appraisal.


     - Increasing penetration of existing geographic markets, particularly outside of California, in order to reduce the Company's current concentration in California and thereby mitigate risks associated with local and regional economic cycles.


     - Developing an efficient and effective in-house servicing capability.

     Loan Products. The Company targets high credit quality borrowers by offering loans at competitive interest rates. The Company utilizes the credit scoring methodology developed by Fair, Isaac and Company ("FICO") as a significant component of its evaluation of potential borrowers' credit. Approximately 99% of all loans originated by the Company during the three-month period ended March 31, 1998 were made to borrowers who the Company considers to be "prime" or "A" credit borrowers. With respect to first mortgage loans, management generally considers "prime" or "A" credit borrowers to be those borrowers whose loans are acceptable to Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") for purchase or whose loans are acceptable to private investors under their nonconforming prime purchase programs. With respect to HLTV second mortgages loans, management generally considers "prime" or "A" credit borrowers to be those borrowers with FICO scores of 640 or greater.


     While prime first mortgage loans were the Company's first product and historically have been the Company's primary product, both in terms of number and dollar amount of loans, the Company has steadily expanded into HLTV second mortgage loans targeted at high credit quality borrowers with little or no equity in their homes. Customers for prime first mortgage loans are typically seeking to purchase new homes or to refinance the mortgages on their existing homes, whereas customers for HLTV second mortgage loans are typically seeking to consolidate high interest credit card debt or seeking funds for home improvement or other consumer purposes. Because HLTV borrowers typically have little or no equity in their homes, the Company relies principally upon the creditworthiness of borrowers for repayment of HLTV second mortgage loans. For the year ended December 31, 1997, the Company originated 4,966 prime first mortgage loans in the aggregate dollar amount of $952 million and 3,960 HLTV second mortgage loans in the aggregate dollar amount of $177 million. For the three-month period ended March 31, 1998, the Company originated 2,597 prime first mortgage loans in the aggregate dollar amount of $531 million and 1,712 HLTV second mortgage loans in the aggregate dollar amount of $94 million.


     The Company believes its consumer direct origination channels, high credit quality customer base and reputation for competitive financial products will allow it to meet consumers' needs in various markets and interest rate environments. In November 1997, the Company introduced its "Dream" loan product, which is an HLTV first mortgage loan that allows a high credit quality borrower to borrow up to 125% of the lesser of the purchase price or the appraised value of a new home. Management believes that its Dream loan will appeal to high credit quality homeowners who reside in areas in which property values have declined and to high credit quality first-time homebuyers in high property value areas who do not have the down payment that has traditionally been required. For the three-month period ended March 31, 1998, the Company originated 26 such loans in an aggregate amount of $5.3 million.


     During 1996 the Company began to offer subprime first mortgage loans (3% of the number and 2% of the dollar amount of loans originated for the year ended December 31, 1997), in order to accommodate the small portion of its borrowers who do not qualify for a prime loan. The Company also recently introduced its "Reward" loan program, which is a subprime HLTV second mortgage loan program. Reward loans are limited to a 110% combined loan-to-value ratio. As an incentive to Reward loan customers, a portion of the origination fees are rebated to the borrower two years after the origination date if the loan is still outstanding and if the borrower is current on his or her payments. The Company is considering a similar rebate program for its HLTV second mortgage loan programs.

     Loan Sales. The Company sells its prime first mortgage loans, home equity lines of credit and most subprime mortgage loans on a whole loan basis to third party investors, servicing released. During the year ended December 31, 1997 and the three months ended March 31, 1998 the Company received cash gain premiums from whole loan sales of 1.70% and 1.78%, respectively, of the principal balance sold.


     As a fundamental part of its business and financing strategy, the Company intends to sell substantially all of its HLTV first and second mortgage loans through securitization transactions. As of March 31, 1998, the Company had securitized $120 million of HLTV second mortgage loans and no HLTV first mortgage loans. In a loan securitization, the Company sells loans that it has originated to a trust for cash (generated by the issuance of bonds or certificates by the trust) and a retained interest in the loans securitized ("Residuals"). The Residuals are generally subordinate to the senior bonds issued by the trust, such that the Residuals will absorb all losses before the investors in the senior bonds issued by the trust incur any losses. The net gain recognized by the Company in the loan securitization represents the excess of the cash received and the assets retained by the Company (Residuals and any mortgage servicing assets) over the carrying value of the loans sold less transaction costs.



     The Company accounts for the Residuals as trading assets and estimates the fair value of the Residuals by calculating the present value of the estimated expected future cash flows received by the Company after being released from the trust (the "Cash Out Method") using a discount rate the Company believes market participants would use for similar financial instruments. The Company's estimate of fair value is very subjective and contingent upon a number of assumptions about future events, primarily future prepayments and future losses related to the securitized loans. Should such future events, prepayments or losses be different from those assumed, the fair value of the residual will have to be re-estimated and the resulting change in the fair value estimate may have a material effect on the financial position and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Sales and Securitization."


     The Company recognized net gains on sales from its October 1997 securitization in an amount equal to approximately 8.3% of the unpaid principal balance of the securitized loans, excluding non-refundable fees and direct loan origination costs recognized on such sales. Such net gains consisted of the Residual (approximately 10.1% of the unpaid principal balance of the securitized loans) plus mortgage servicing rights (approximately 0.7% of such unpaid principal balance) minus securitization transaction costs, accrued interest contributed and prefunding interest expenses (which aggregated approximately 2.5% of such unpaid principal balance).


     Servicing. In April 1998 the Company established a loan servicing center in Mountainside, New Jersey, where the Company services Company-originated HLTV first and second mortgage loans. The loan servicing center is staffed by experienced servicing representatives. Management believes that the efficiency of its loan servicing efforts will be enhanced by the fact that the majority of the Company's HLTV mortgage loans provide for automatic funds transfer from the borrower's bank account. Also, the Company recently reached an agreement with GMAC Mortgage Corporation ("GMAC") for GMAC to perform certain servicing oversight functions on an interim basis with respect to the Company's HLTV mortgage loans, including those loans included in the Company's October 1997 securitization. See "Risk Factors -- Recent Commencement of Servicing Operations" and "Business -- Loan Servicing." Under the arrangement, GMAC will monitor the Company's servicing operation until various rating agencies determine that the Company has established an adequate servicing history. The Company's non-HLTV loans are typically sold servicing-released through whole loan sales within 30 days following origination, and are serviced at its headquarters in Irvine, California prior to such sale.



     Tax Status. Since its inception, the Company has elected to be treated for federal income and certain state tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the Offering, the Company expects to terminate its S Corporation status. As a result, for the quarter in which the Offering closes, the Company will record a one-time non-cash charge to earnings for deferred income taxes based upon the change in the Company's status to a C Corporation. If such a charge had been recorded at March 31, 1998, the amount charged to earnings would have been approximately $6.3 million. If the Closing Date had occurred on June 30, 1998, the Company estimates that the amount of the charge would have increased by approximately $3.4 million to $9.7 million. This amount is expected to increase by the amount of deferred income taxes related to any earnings from July 1, 1998 through the Closing Date. See "Prior S Corporation Status," Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.


     The Company maintains its principal office at 1920 Main Street, Suite 400, Irvine, California 92614. Its telephone number is (949) 622-8150.


                                  THE OFFERING


Class A Common Stock offered:
  By the Company(1)................................

  By the Selling Stockholder(1)....................

Capital Stock to be outstanding after the
  Offering.........................................

  Class A Common Stock(1)(2).......................

  Class B Common Stock(1)..........................

     Total.........................................

Voting Rights......................................  Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common
                                                     Stock is entitled to four votes, in each case on
                                                     most matters requiring a stockholder vote. See
                                                     "Description of Capital Stock."

Use of Proceeds....................................  The net proceeds from the Offering will be used to repay certain indebtedness of the Company
                                                     (including the S Corporation Distribution Note),
                                                     to fund future loan originations and for general
                                                     corporate purposes. See "Use of Proceeds."

Proposed NYSE Symbol...............................  "DIT"

---------------
(1) Assumes that the Underwriters' option to purchase up to an additional
           shares of Class A Common Stock from the Company and        shares of
    Class A Common Stock from the Selling Stockholder to cover over-allotments is not exercised. See "Underwriting."

(2) Exclusive of        shares of Class A Common Stock reserved for issuance
    upon the exercise of options available for grant under the Company's 1998 Stock Incentive Plan. See "Management -- 1998 Stock Incentive Plan."

                                  RISK FACTORS

     Investment in the shares of Class A Common Stock offered hereby involves a high degree of risk. Each prospective purchaser should carefully consider all of the matters described herein under "Risk Factors."


                              RECENT DEVELOPMENTS



     In June 1998 the Company completed its second securitization of approximately $196 million of HLTV mortgage loans. The Company has committed to sell approximately $54 million of additional HLTV second mortgage loans by September 1998. The Company recognized net gains on sales in the June 1998 securitization in an amount equal to approximately 6.28% of the unpaid principal balance of the securitized loans.



     In July 1998 the Company entered into an agreement with GMAC to originate loans to GMAC customers initially in California who wish to refinance their mortgages. GMAC is expected to purchase substantially all of such loans originated and will be the servicer for such loans.

                        SUMMARY FINANCIAL AND OTHER DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The summary financial and other data set forth below should be read in conjunction with the Financial Statements, the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The summary financial and other data for the three months ended and as of March 31, 1997 and 1998 includes all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of such financial information for those periods and are not necessarily indicative of the results that may be expected for the year ended December 31, 1998, or any full year thereafter.


                                                             FOR THE PERIOD          YEARS ENDED           THREE MONTHS
                                                            JANUARY 10, 1995        DECEMBER 31,          ENDED MARCH 31,
                                                             (INCEPTION) TO     ---------------------   -------------------
                                                            DECEMBER 31, 1995     1996        1997        1997       1998
                                                            -----------------   --------   ----------   --------   --------
STATEMENT OF EARNINGS DATA:
Revenues
  Gain on sales of mortgage loans.........................      $  3,326        $  8,392   $   24,230   $  3,452   $  6,969
  Interest income.........................................           678           1,464        8,467        712      5,124
  Other(1)................................................           344             700          136          6        192
                                                                --------        --------   ----------   --------   --------
        Total revenues....................................         4,348          10,556       32,833      4,170     12,285
                                                                --------        --------   ----------   --------   --------
Expenses
  Advertising.............................................         1,119           3,187        6,309        973      3,798
  Interest................................................           634           1,413        6,116        632      3,950
  Personnel...............................................           725           2,911        3,419        441      1,406
  General and administrative..............................           808           1,431        2,544        456      1,159
  Occupancy...............................................           151             400          693        110        288
                                                                --------        --------   ----------   --------   --------
        Total expenses....................................         3,437           9,342       19,081      2,612     10,601
                                                                --------        --------   ----------   --------   --------
Earnings before income taxes..............................           911           1,214       13,752      1,558      1,684
Income taxes..............................................            22              62          419         60         60
                                                                --------        --------   ----------   --------   --------
  Net earnings............................................      $    889        $  1,152   $   13,333   $  1,498   $  1,624
                                                                --------        --------   ----------   --------   --------
Basic and diluted earnings per share......................      $               $          $            $          $
                                                                ========        ========   ==========   ========   ========
Distributions(2)..........................................      $     --        $    481   $      673   $    400   $     --
                                                                ========        ========   ==========   ========   ========
PRO FORMA EARNINGS DATA:
Earnings
  Earnings before income taxes............................      $    911        $  1,214   $   13,752   $  1,558   $  1,684
  Pro forma income taxes(3)...............................           375             500        5,783        655        708
                                                                --------        --------   ----------   --------   --------
        Net earnings......................................      $    536        $    714   $    7,969   $    903   $    976
                                                                ========        ========   ==========   ========   ========
Earnings per share
  Pro forma basic and diluted earnings per share(4).......      $               $          $            $          $
                                                                ========        ========   ==========   ========   ========
SUPPLEMENTAL PRO FORMA EARNINGS DATA:
Net earnings as reported........................................................................................   $  1,624
Establishment of deferred income tax liability..................................................................      6,279
                                                                                                                   --------
Supplemental pro forma net loss.................................................................................   $ (4,655)
                                                                                                                   ========
Supplemental pro forma basic and diluted loss per share(4)......................................................   $
                                                                                                                   ========

                                                             FOR THE PERIOD          YEARS ENDED           THREE MONTHS
                                                            JANUARY 10, 1995        DECEMBER 31,          ENDED MARCH 31,
                                                             (INCEPTION) TO     ---------------------   -------------------
                                                            DECEMBER 31, 1995     1996        1997        1997       1998
                                                            -----------------   --------   ----------   --------   --------
OPERATING STATISTICS:
Loan originations(5)
  Mortgage loan originations
    Prime first mortgage loans............................      $301,677        $587,325   $  951,675   $185,155   $530,950
    HLTV first mortgage loans.............................            --              --        1,940         --      5,326
    HLTV second mortgage loans............................            --           8,007      177,080     13,706     93,600
    Equity lines(6).......................................           557          21,918       14,385      4,801      6,526
    Subprime first and second mortgage loans..............            --           3,775       23,630        359      3,883
                                                                --------        --------   ----------   --------   --------
    Total loan originations...............................      $302,234        $621,025   $1,168,710   $204,021   $640,285
                                                                ========        ========   ==========   ========   ========
  Average initial principal balance per loan
    Prime first mortgage loans............................      $    165        $    166   $      192   $    172   $    204
    HLTV first mortgage loans.............................            --              --          194         --        205
    HLTV second mortgage loans............................            --              34           45         35         55
    Equity lines(6).......................................            29              36           43         41         41
    Subprime first and second mortgage loans..............            --             122           89         72        125
  Weighted average interest rate (%)
    Prime first mortgage loans............................          7.84%           7.77%        7.76%      7.97%      7.29%
    HLTV first mortgage loans(7)..........................            --              --         8.28         --       7.40
    HLTV second mortgage loans............................            --           14.07        13.05      13.77      12.67
    Equity lines(8).......................................          9.36            8.67         7.71       7.70       6.33
    Subprime first and second mortgage loans..............            --            9.95        10.87      10.64       9.49
  Weighted average initial cumulative loan-to-value ratio
    (%)
    Prime first mortgage loans............................            73%             75%          74%        75%        74%
    HLTV first mortgage loans.............................            --              --          109         --        113
    HLTV second mortgage loans(9).........................            --             108          110        110        113
    Equity lines(10)......................................           N/A             N/A          N/A        N/A        N/A
    Subprime first mortgage loans.........................            --              76           70         72         77
Whole loan sales(11)
    Prime first mortgage loans............................      $281,197        $583,874   $  878,427   $179,118   $490,421
    HLTV first mortgage loans.............................            --              --           --         --         --
    HLTV second mortgage loans............................            --           4,326       15,565      7,333         --
    Equity lines(6).......................................            --          13,165       13,481      5,549      2,380
    Subprime first and second mortgage loans..............            --           3,156       20,244        365      4,495
                                                                --------        --------   ----------   --------   --------
        Total whole loan sales............................      $281,197        $604,521   $  927,717   $192,365   $497,296
                                                                ========        ========   ==========   ========   ========
Securitized loan sales....................................            --              --   $  120,000         --         --
                                                                ========        ========   ==========   ========   ========
Cash gain from whole loan sales as a % of loans
  sold(12)................................................          1.59%           1.29%        1.70%      1.61%      1.78%
                                                                ========        ========   ==========   ========   ========
Non-cash securitization gain as a % of loans
  securitized(13).........................................            --              --         8.33%        --         --
                                                                ========        ========   ==========   ========   ========


                                                                                                               PRO
                                                                         AS OF                                FORMA
                                                                      DECEMBER 31,               AS OF        AS OF
                                                             ------------------------------    MARCH 31,    MARCH 31,
                                                              1995       1996        1997        1998       1998(14)
                                                             -------    -------    --------    ---------    ---------
BALANCE SHEET DATA:
Assets
  Cash & cash equivalents..................................  $   405    $ 1,577    $  7,520    $  5,930     $  5,830
  Restricted cash..........................................       --         --         395          --           --
  Mortgage loans held for sale, net........................   21,013     29,138     142,861     284,338      284,338
  Residual interests in securitization.....................       --         --      12,809      13,072       13,072
  Mortgage servicing asset.................................       --         --         866         831          831
  Furniture & equipment....................................      538        751       1,670       2,678        2,678
  Other assets.............................................    1,174        805       2,394       1,997        1,997
  Receivable from affiliates...............................       --        142         288         264          264
                                                             -------    -------    --------    --------     --------
        Total assets.......................................  $23,130    $32,413    $168,803    $309,110     $309,010
                                                             =======    =======    ========    ========     ========
Liabilities and stockholder's equity
Liabilities................................................
  Warehouse lines of credit................................  $20,551    $28,852    $142,506    $281,536     $281,536
  Residual financing.......................................       --         --       7,200       6,315        6,315
  Accounts payable and accrued expenses....................      404        373       2,324       2,508        2,508
  Deferred income taxes....................................       15         15         417         515        6,794
  Other liabilities........................................       11         53         576         832          832
                                                             -------    -------    --------    --------     --------
        Total liabilities..................................   20,981     29,293     153,023     291,706      297,985
                                                             -------    -------    --------    --------     --------
Stockholder's equity
  Common stock.............................................    1,260      1,260       1,260       1,260        1,260
  Additional paid-in capital...............................       --        300         300         300        9,765
  Retained earnings, restricted............................      889      1,560      14,220      15,844           --
                                                             -------    -------    --------    --------     --------
        Total stockholder's equity.........................    2,149      3,120      15,780      17,404       11,025
                                                             -------    -------    --------    --------     --------
  Total liabilities & stockholder's equity.................  $23,130    $32,413    $168,803    $309,110     $309,010
                                                             =======    =======    ========    ========     ========

---------------
 (1) Amounts reflect operations of DiTech Escrow Corporation as a division of the Company prior to its incorporation as a separate entity in August 1996.

 (2) Distributions have historically been to facilitate the payment of income taxes of the Selling Stockholder arising in the pass-through of the Company's federal and state taxable income.


 (3) From January 10, 1995 through the Closing Date, the Company elected to be taxed as an S Corporation for federal income tax purposes. Pro forma earnings data reflects the conversion from an S Corporation to a C Corporation and the income tax expense that would have been recorded had the Company not been taxed as an S Corporation. As a result of terminating the Company's S Corporation status upon completion of the Offering, the Company will be required to record a one-time non-cash charge against earnings for deferred income taxes. This charge will occur in the quarter ending September 30, 1998 and the year ending December 31, 1998. If this charge had been recorded at March 31, 1998, the amount would have been approximately $6.3 million. This amount is expected to increase through the Closing Date depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.


 (4) Pro forma earnings or loss per share has been computed by dividing pro forma net earnings or loss available to the common stockholder by the weighted average number of shares of common stock outstanding during the period.

 (5) Excludes non-refundable fees and direct costs associated with the origination of mortgage loans and accrued interest.

 (6) With respect to whole loan sales, reflects initial draw, not maximum line amount. With respect to mortgage loan originations and average initial principal balance per loan, represents maximum line amount, not initial draw.

 (7) Reflects effect of introductory rate. HLTV first mortgage loans are adjustable rate loans that adjust after 6 or 24 months to LIBOR plus a margin that varies depending on borrower qualifications.

 (8) Reflects effect of introductory three-month rate. Home equity lines of credit are adjustable rate loans that adjust after three months and every 30 days thereafter to Bank of America's "prime" rate plus a margin varying from 0.25% to 4.50%.

 (9) Reflects cumulative loan-to-value ratio, including first mortgages existing at origination of HLTV second mortgage loan.

(10) Data not available.

(11) Principal balance of loans at time of sale.

(12) Cash gain from whole loan sales excludes non-refundable fees and direct loan origination costs recognized on the sale of related mortgage loans.

(13) Non-cash securitization gain is calculated as a percent of unpaid principal balance of the securitized loans and consists of Residual plus mortgage servicing rights minus securitization costs, which consists of securitization transaction costs, accrued interest contributed and prefunding interest expenses. The ratio excludes non-refundable fees and direct loan origination costs recognized on the loans sold through securitization.


(14) Pro forma balance sheet data reflects conversion from S Corporation tax status to C Corporation tax status as of March 31, 1998, an assumed S Corporation Distribution of $100,000 as of such time (which amount is expected to increase depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering) and the recording by the Company of $6.3 million in deferred income taxes (which amount is also expected to increase depending on the level of the Company's taxable income from April 1, 1998 to the completion of the Offering) and the reclassification of retained earnings as additional paid-in capital. See "Prior S Corporation Status" and Note 5 to the Condensed Unaudited Financial Statements.

                                  RISK FACTORS


     Investment in the Class A Common Stock offered hereby involves a high degree of risk, including the risks described below. Prospective purchasers should carefully consider the following risk factors inherent in and affecting the business of the Company and the Offering before making an investment decision.



ONE-TIME DEFERRED INCOME TAX CHARGE WILL REDUCE THE COMPANY'S EARNINGS AND MAY CAUSE A LOSS IN THIRD QUARTER OF 1998



     As a result of terminating the Company's S Corporation status upon completion of the Offering, the Company will be required to record a one-time non-cash charge against earnings for deferred income taxes based upon the change from the Company's S Corporation status to C Corporation status. Management anticipates that such charge will occur during the quarter ending September 30, 1998. If such charge had been recorded at June 30, 1998, the amount would have been approximately $9.7 million. In addition, this amount is expected to increase by the amount of any tax deferred earnings from July 1, 1998 through the Closing Date. The amount of this one-time charge may exceed operating earnings for the quarter ended September 30, 1998 and result in a loss for that quarter. See "Prior S Corporation Status" and Note 5 to the Condensed Unaudited Financial Statements.


RISKS ASSOCIATED WITH HIGH LOAN-TO-VALUE PRODUCTS

     Loan delinquencies and other loan defaults by obligors expose the Company to risks of loss and reduced net earnings. Although the Company's loans are generally secured by liens on real property, because of the relatively high loan-to-value ratios of a significant portion of the Company's loan products, in most cases the collateral for such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower for repayment of its HLTV loan products. While the Company's underwriting guidelines require that the credit histories of HLTV loan product customers comply with FNMA/FHLMC underwriting standards, the Company's underwriting guidelines are more flexible than FNMA/FHLMC guidelines with respect to debt-to-income ratios and cash liquidity.

     Upon the occurrence of a default by a borrower on a loan serviced by the Company, the Company evaluates the cost effectiveness of foreclosing on the mortgaged property. To the extent that borrowers with HLTV loan products default on their loan obligations, the Company is less likely to use foreclosure as a means to mitigate its losses than it would be with the other non-HLTV loan products. If the Company is required to absorb losses on such loans, such losses could have a material adverse effect on the Company's results of operations, financial condition and business prospects.


     The Company has recently increased its focus on the production of HLTV second mortgage loans, which are more profitable upon resale or securitization than prime first mortgage loans originated by the Company. During periods of rising property values, a larger percentage of borrowers may be able to refinance out of HLTV second mortgages into lower interest rate first or second mortgages, potentially increasing prepayments in the Company's securitizations. Increasing levels of prepayments may result in lower premiums upon securitization or revisions in the Company's prepayment assumptions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Sales and Securitizations".


RISK OF RELIANCE ON HLTV ORIGINATIONS; ABSENCE OF MATURE MARKET


     The Company's profitability currently depends substantially on its ability to originate significant numbers of its HLTV mortgage loans, because HLTV mortgage loans generate substantially higher loan interest rates and fees than non-HLTV loans. HLTV mortgage loans generally have been substantially more profitable for the Company upon resale than prime loans.


     Because HLTV loan products have only been offered recently on a widespread basis by the Company and other mortgage industry competitors, there is limited information as to the ongoing viability of the HLTV market and there can be no assurance that the market demand for HLTV loan products will continue or that HLTV loan products will continue to be as profitable for the Company as they have been in the past.

RISK OF SUBSTANTIAL DEPENDENCE ON REFINANCE MARKET

     Since commencement of its operations in January 1995, the Company has generally operated in a declining interest rate environment that has produced significant levels of refinance activity in general and for the Company in particular. Management estimates that during the year ended December 31, 1997, approximately 44% of the total number of mortgage loan originations, and 67% of the total dollar amount of mortgage loan originations, were refinances of first mortgage loans. Management estimates that during quarter ended March 31, 1998, approximately 54% of the total number of mortgage loan originations, and 77% of the total dollar amount of mortgage loan originations, were refinances of first mortgage loans. The refinance market is highly interest rate sensitive. If interest rates stabilize or rise even moderately, the Company's refinance loan origination volume is likely to be adversely affected. During prior periods of increasing interest rates, such as the quarters ended June 30, 1996, September 30, 1996 and June 30, 1997, the dollar amount of the Company's loan originations has been negatively affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."


RISK OF SUBSTANTIAL DEPENDENCE ON FAVORABLE ECONOMIC AND REAL ESTATE
ENVIRONMENTS


     The risks associated with the Company's business (particularly the HLTV loan products) are more acute during periods of general or localized economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit, declining real estate values, and declining ability of borrowers to make loan payments. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings by negatively affecting loan-to-value ratios of the home equity collateral. In addition, the actual rates of delinquencies, foreclosures and losses on loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could adversely affect the Company's ability to sell loans or the prices the Company receives for its loans. In addition, during periods of economic slowdown or recession, the Company's borrowers may face financial difficulties and be more receptive to the offers of the Company's competitors to refinance their loans.

SUBSTANTIAL RISKS ASSOCIATED WITH SECURITIZATIONS


     The Company plans to accumulate and sell through securitizations a substantial portion of the loans it originates. The sale of loans through securitizations involves substantial risks, including, but not limited to, the following:



     Potential Recourse Against Company in Securitizations. In connection with the sale of loans through securitizations, the Company transfers loans originated by it to a trust in exchange for cash and Residuals. The Company continues to be subject to the risks of default and foreclosure following loan securitizations to the extent such losses reduce or delay the residual cash flows to the Company. In addition, trustees of the trusts relating to loan securitizations will have recourse to the Company with respect to breaches of the standard representations and warranties relating to loan origination procedures and documentation made by the Company at the time such loans are transferred to such trusts.


     Value of Residual Interest in Securitization Subject to Fluctuation. In connection with loan securitizations, the Company retains Residuals which will be recorded at their estimated fair value by the Company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The Company accounts for its Residuals as trading assets in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." There is currently no active market for these Residuals; accordingly the Company's estimate of fair value is based on the Company's estimate of future residual cash flows which the Company discounts using a discount rate that the Company believes is commensurate with the risks involved in the asset. As the Residual holder, the Company is entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the principal of and interest on the bonds and certificates issued by the trusts created in connection with loan securitizations, the bank servicing fees and certain other fees such as trustee and custodial fees, after certain credit enhancement levels are achieved and ascertained. In estimating the future residual cash flows, the Company must project future prepayments, delinquencies, defaults and loss severities over the remaining lives of the loans securitized to determine the impact on the amount and timing of the future residual cash flows to be released from the trust to the Company. Additionally, because the Company has only limited loan performance data, the Company's assumptions are based on the limited historical performance of its loans, available historical loss data for comparable loan portfolios and the specific characteristics of the loans to be included in the Company's loan securitizations. As a result, the estimated fair value of such Residuals can fluctuate widely and may be extremely sensitive to changes in discount rates and projected mortgage loan prepayment and loss assumptions. To the extent that actual prepayments, delinquencies, defaults and loss severities differ unfavorably from those used to estimate the fair value of the Residuals, the Company may be required to write down the value of the Residuals which could have a material adverse effect on the Company's results of operations, financial condition and business prospects.



     Over-Collateralization Requirements. The documents governing the Company's securitizations require the trustee to obtain certain over-collateralization levels through initial funding or retention by the trust of residual cash flows, which are then used by the trustee to pay down the principal balance of the senior certificates on an accelerated basis and thereby create over-collateralization. This reduces the principal balances of the senior certificates issued by the trust while transferring cash that would otherwise flow to the Company. The Company is subject to the risks of default and foreclosure following loan securitizations to the extent that such losses reduce the residual cash flows. The Company's October 1997 securitization requires residual cash flows to be retained by the trust and used to pay down the senior certificates until the difference between the aggregate outstanding principal balance of the loans in the trust and the securitization bond debt equals 4% (subject to increase) of the initial securitization principal balance. Over-collateralization levels could change throughout the life of the securitization based upon the loss and delinquency experience and other loan performance variables with respect to the securitized pool of loans, which could affect the Company's cash flows negatively. Any such change in the Company's cash flows could have a material adverse effect on the Company's results of operations, financial condition and business prospects.



     Inability to Securitize Mortgage Loans. The Company plans to accumulate mortgage loans until a sufficient quantity has been acquired for securitization. There can be no assurance that the Company will be successful in securitizing mortgage loans. During the accumulation period, the Company will be subject to the risks of borrower defaults and bankruptcies, fraud losses and foreclosure losses. In the event of any default under mortgage loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. Also, during the accumulation period, the costs of financing the mortgage loans through warehouse lines of credit or reverse repurchase agreements could exceed the interest income on the mortgage loans. It may not be possible or economical for the Company to complete the securitization of all mortgage loans that it originates, in which case the Company will continue to hold the mortgage loans and bear the risks of borrower defaults and foreclosure losses.


DEPENDENCE ON LOAN SALES AND HLTV SECURITIZATIONS

     The gain on sale generated by whole loan sales and securitizations has represented the Company's primary source of earnings to date, and is anticipated to continue to represent the primary source of future earnings. In 1997, the Company sold all of its non-HLTV loans in the secondary market to a limited number of institutional purchasers and plans to sell a substantial portion of non-HLTV loans it originates through whole loan sales in the foreseeable future. There can be no assurance that such purchasers will continue to purchase the Company's non-HLTV loans, and the failure to replace such non-HLTV loan purchasers would have a material adverse effect on the Company's results of operations, financial condition and business prospects.


     The gain on sale generated by securitizations of HLTV loans represents a substantial source of future earnings for the Company. The Company plans to sell a substantial portion of HLTV loans it originates through future securitizations. However, the market for securitized HLTV loans only recently emerged in 1995 and is not well developed. Many factors beyond the control of the Company are capable of impacting the spread required to make such securitizations economically attractive for the Company. As a result, there can be no assurance that the Company will be able to complete the securitization of future HLTV loans or to do so at acceptable pricing levels. The failure to complete future HLTV securitizations at acceptable pricing levels would have a material adverse effect on the Company's results of operations, financial condition and business prospects.


ANTICIPATED SUBSTANTIAL VARIATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues and net earnings have fluctuated significantly in the past and are expected to fluctuate significantly in the future. Several factors affecting the Company's business can contribute to significant variations in its quarterly results of operations. In particular, the timing and size of loan securitizations and, to a lesser extent, whole loan sales transactions, can result in significant increases or decreases in the Company's revenues from quarter to quarter. While the Company anticipates that it will complete whole loan sales throughout each quarter, it only expects to securitize its HLTV first and second mortgage loans when sufficient quantities (generally in excess of $100 million) of such loans have been accumulated in order to maximize the efficiency of securitization transactions. The Company is unlikely to complete loan securitizations each quarter following completion of the Offering (depending upon its volume of loan originations and other factors). A delay in closing a whole loan sale or securitization during a particular quarter would postpone recognition of potential gain on sale of loans to a subsequent quarter. In addition, unanticipated delays in closing a loan sale or loan securitization could increase the Company's exposure to interest rate fluctuations by lengthening the period during which its variable rate borrowings under its warehouse credit facilities are outstanding. If the Company were unable to profitably sell or securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net earnings and possibly a net loss for such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

LIMITED HISTORY OF OPERATIONS LIMITS PRIOR PERFORMANCE AS AN INDICATOR OF FUTURE PERFORMANCE

     The Company commenced lending operations in April 1995 and has a limited operating history. Unlike mortgage lenders with longer and more established operating histories, the Company does not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating the future delinquency, loss and prepayment experience of loans it originated which will be securitized. In view of the Company's limited loan performance data, it is extremely difficult to validate the Company's loss or prepayment assumptions used to calculate its gain on sale in connection with its first securitization in October 1997 and future securitizations. Any material difference between these assumptions and actual performance could have a material adverse effect on the timing and/or receipt of the Company's future revenue, the value of the Residuals and the Company's future cash flow. Therefore, there can be no assurance that the Company will be profitable in the future or that its current rate of growth will be sustainable or indicative of future results of operations.

DEPENDENCE ON KEY PERSONNEL AND SIGNIFICANT RECENT ADDITIONS TO SENIOR
MANAGEMENT


     The continued success of the Company is highly dependent on certain key managers, particularly J. Paul Reddam. Mr. Reddam has been the driving force behind the introduction and implementation of all corporate policy and infrastructure growth, and has also been responsible for developing the Company's long-term strategy. From 1988 to late 1994, Mr. Reddam was sole owner and president of SC Funding Corporation, a mortgage company which primarily provided first mortgage loans to credit union customers. SC Funding Corporation experienced significant losses during calendar 1994 due to a significant decrease in loan volume in a period of rapidly increasing interest rates. Mr. Reddam sold his interest in SC Funding Corporation in late 1994 for nominal consideration to a competitor who subsequently ceased operations. The Company carries key man life insurance on Mr. Reddam in the amount of $10 million. Nonetheless, the loss of Mr. Reddam or any other key manager would have a material adverse effect on the Company's results of operations, financial condition and business prospects.

     Recently, in light of its recent and anticipated growth, the Company has expanded its senior management by hiring a number of professionals, including a new President, a new Chief Financial Officer, a new Manager of Servicing and a new General Counsel. The Company's success will depend to a large extent upon the expertise and continuing contributions of these employees and will depend upon the ability of the Company to integrate and retain these new individuals or find suitable replacements. Furthermore, these new members of senior management have no prior operating experience at the Company. As a result, there can be no assurance that the Company's senior management team will be capable of successfully implementing the business strategy of the Company. A failure in the implementation of the Company's business strategy could have a material adverse effect on the Company's results of operations, financial condition and business prospects.



RISK OF INADEQUATE FUNDING SOURCES; SIGNIFICANT RELIANCE ON UNCOMMITTED
FACILITIES



     The Company relies primarily on borrowed funds for its operation. The growth strategy of the Company will require substantial cash to support its operating activities and growth plans. The Company requires access to warehouse credit facilities in order to fund loan originations pending the sale or securitization of such loans. As of March 31, 1998, the Company had three warehouse credit facilities totaling $425 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources." Two of these warehouse credit facilities, aggregating $375 million, were uncommitted. As a result, there can be no assurance that such financing will continue to be available on favorable terms, if at all. In addition, there can be no assurance that the Company will be able to sell or securitize its loans on favorable terms, if at all. To the extent that the Company is unable to access adequate capital to fund loan originations or fund the desired level of loan securitizations, the Company might have to curtail its loan origination and securitization activities. This would have a material adverse effect on the Company's ability to execute its growth and operating strategies as well as on the Company's results of operations, financial condition and business prospects.



     Furthermore, the Company's projected cash needs will be increased as a result of anticipated loan securitizations. The Company will record a Residual in each loan securitization and recognize a related gain on sale, but will only receive the cash representing such Residual over the life of the loans securitized. While the Company currently has financing available for a portion of its Residual in its October 1997 securitization, such residual financing is uncommitted. The availability of the Company's current residual financing is in the sole discretion of PaineWebber Real Estate Securities, Inc. ("PWRES") and may become unavailable from PWRES or any other source in the future. Should pool performance decline, such financing may be at risk. Further, at present the Company is given 90 days to repay its residual financing upon PWRES's written notice, which notice may be given by PWRES at any time following the date that is 270 days after the date of the closing of the loan securitization.


     The Company intends to rely on secured and unsecured credit facilities such as the residual financing program, and may undertake public or private financings in order to obtain funds to finance its future cash flow requirements. While the Company intends to pay off its residual financing following completion of the Offering, it may seek to refinance its Residuals in the future. See "Use of Proceeds." There can be no assurance that the Company will be able to renew, replace or add to its existing credit facilities, or that it will be able to undertake capital market financings on favorable terms, if at all. If the Company is unable to obtain adequate financing, or is forced to repay its residual financing without an alternative source of capital, the effect of such repayment might curtail the Company's growth plans or loan securitization volume. This may have a material adverse effect on the Company's results of operations, financial condition and business prospects. In addition, to the extent the Company is unable to renew or expand its access to credit facilities, the Company may have to undertake larger and/or more frequent capital market financings than anticipated. This may result in greater than anticipated interest expense, which may have a material adverse effect on the Company's results of operations, financial condition and business prospects.

RECENT COMMENCEMENT OF SERVICING OPERATIONS



     The Company recently commenced servicing operations with respect to the mortgage loans that it originates and securitizes. Following a review by rating agencies that were asked by the Company to review the Company's servicing operations, such rating agencies suggested that the Company employ a master servicer until its servicing operations have established an operating history. The Company agreed to follow the rating agencies' recommendation and recently reached an agreement with GMAC for GMAC to perform certain servicing oversight functions on an interim basis with respect to such mortgage loans, including loans included in the Company's October 1997 securitization.


     Because the Company has no prior direct experience running servicing operations, there can be no assurance that the Company is capable of running servicing operations. If the Company fails to service mortgage loans adequately, the Company could be terminated as subservicer of its securitized loans. In the event of such termination, the Company may be required to write off all or a portion of the value of its mortgage servicing assets. In addition, if a new subservicer were selected with respect to any loan securitization, the change in servicing may result in greater delinquencies and losses on the related mortgage loans, which would affect adversely the value of any Residuals held by the Company in connection with such loan securitization. An adverse effect on the values of such Residuals could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

NO ASSURANCE OF PLANNED GROWTH; INABILITY TO GROW COULD ADVERSELY AFFECT OPERATING RESULTS


     The Company has experienced rapid and substantial growth in mortgage loan originations and total revenue since it began operations. The Company intends to pursue a growth strategy for the foreseeable future and to broaden its product offerings to include new types of mortgage products that have little or no track record. There can be no assurance that the Company will be able to expand successfully and operate profitably. It is also expected that such expansion plans will require the Company to hire additional personnel which will substantially increase its operating expenses in the short-run. Since management expects that there will be a time-lag between the expenditure of funds and the receipt of any revenues from such expansion efforts, the Company's results of operations may be adversely affected in the short-run. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management and operating systems. The Company's failure to meet its anticipated hiring needs and to adapt its systems could have a material adverse effect on its results of operations, financial condition and business prospects. Further, there can be no assurance that the Company will ever achieve its planned growth or broaden its product offerings, and the failure to do either could have a material adverse effect on the Company's results of operations, financial condition and business prospects.


RISK OF CHANGES IN PREVAILING INTEREST RATES; HEDGING RISKS


     The Company's profitability may be directly affected by changes in interest rates, which affect the Company's ability to earn a spread between the interest received on its loans prior to sale or securitization and its funding costs. The Company's revenue may be adversely affected during any period of unexpected or rapid changes in interest rates. For example, sustained increase in interest rates could adversely affect the demand for the Company's products. On the contrary, a significant decrease in interest rates could increase the rate at which loans are prepaid, which could also reduce the amount of cash the Company would receive over the life of its Residuals. This could require the Company to reduce the fair value of its Residuals, which would have a material adverse effect on the Company's results of operations, financial condition and business prospects.



     During periods of rising interest rates, the value and profitability of the Company's loans may be affected negatively from the date of origination until the date the Company sells or securitizes such loans. The Company from time to time may use various hedging strategies to provide a level of protection against such interest rate risks on its fixed-rate mortgages. To mitigate risks associated with its originations of loans, the Company enters into transactions designed to hedge interest rate risks, including mandatory and optional forward selling of mortgage loans and buying and selling futures and options on futures. While hedging strategies can provide some protection against interest rate risks, no hedging strategy can completely protect the Company from such risks. The nature and timing of hedging transactions may influence the effectiveness of hedging strategies, and poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. Therefore, no assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

IMPLEMENTATION OF NEW SOFTWARE SYSTEM


     The Company's growth is dependent on the successful implementation of new software systems, including the Laser Pro Mortgage program that will interface with FHLMC's Loan Prospector 2.0. See "Business -- Information Systems." The Laser Pro Mortgage program, upon which the Company intends to rely heavily in order to process its loan originations, is a new application, and the Company is the first major user of this program. Because this program has not been subject to prior widespread use, there can be no assurance that this program will operate as conceived or that the Company will be able to successfully implement it to achieve its planned growth. The failure of the Company to successfully implement any of its new software systems could have a material adverse effect on the Company's results of operations, financial condition and business prospects.


YEAR 2000 PROBLEM

     The Company's software systems may be hampered by software deficiencies relating generally to formatting and date calculations stemming from the Year 2000 (the "Year 2000 Problem"). The Company is in the process of reviewing its internal information management systems, assessing the effect thereon of the Year 2000 Problem, and reprogramming, as necessary, critical systems, including electronic interfaces to business associates. The Company's current loan origination and processing system is not Year 2000 compliant and may present unknown problems as a result of the day/date transition in the Year 2000. Although management does not currently anticipate significant implementation problems, the existence, nature and scope of the Year 2000 Problem and other implementation problems cannot be accurately predicted at this time. To the extent that the Year 2000 Problem associated with the Company's software systems is more extensive than management currently anticipates, remediation of the Year 2000 Problem could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     Approximately 64% of the number and 76% of the dollar amount of loans originated by the Company for the year ended December 31, 1997 were secured by properties located in California. Approximately 69% of the number and 81% of the dollar amount of loans originated by the Company for the quarter ended March 31, 1998 were secured by properties located in California. Although the Company has expanded its sales to markets outside California and plans further expansion in other states, the Company's loan originations may remain concentrated in California for the foreseeable future. California is vulnerable to certain natural disaster risks, such as earthquakes and mudslides. Typically, these disasters are not covered by the standard hazard insurance policies maintained by borrowers and may adversely affect borrowers' ability and/or willingness to repay loans made by the Company. Consequently, the occurrence of such natural disasters in California, fluctuations in the California economy and the condition of California's residential real estate market could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

COMPETITION

     The Company faces intense competition in the business of originating and selling mortgage loans, and low barriers to entry resulting in a steady stream of new competitors entering the market. Competition among industry participants can take many forms, including convenience of obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees, interest rates and other factors. The Company competes with a wide range of other mortgage lenders, including other mortgage banks, commercial banks, savings and loan associations, credit unions, and other financial service companies. Many of these competitors or potential competitors are substantially larger and have significantly greater name recognition, capital and other resources, and lower borrowing costs than the Company. In the future, the Company may also face competition from government-sponsored entities, such as FNMA and FHLMC. Additional competition may lower the rates the Company can charge borrowers, thereby potentially lowering the gain on future whole loan sales and loan securitizations. Increased competition may also reduce volume of the Company's loan originations, whole loan sales and loan securitizations.

     At present, the Company believes that competition to originate loans similar to the Company's HLTV second mortgage loans has been less intense than competition in the more traditional prime and sub-prime first mortgage loans markets. However, the current levels of profit realized by the Company and its competitors from these loans is attracting additional competitors into this market with the possible effect of lowering the rates of interest and fees the Company can charge. In addition, competing mortgage lenders could market their services through television and radio advertisements, and thereby compete directly with the Company for customers who respond to such advertising.

     The Company also plans to continue to increase penetration of existing geographic markets (particularly outside of California) where it will face additional competition from mortgage lenders already established in these markets. There can be no assurance the Company will be able to successfully compete with these lenders.

SUBSTANTIAL LEVERAGE CAN REDUCE NET INCOME AND CAUSE LOSSES

     The Company's Certificate of Incorporation and Bylaws do not limit the amount of indebtedness the Company may incur. The Company leverages its assets through securitizations and other borrowings, generally through the use of warehouse lines of credit and reverse repurchase facilities. The percentage of leverage used varies depending on, among other things, the Company's estimate of the cash flow that its assets will generate, and the stability of that cash flow. There can be no assurance that the Company will be able to continue to meet its debt obligations resulting from leverage and, to the extent that it cannot, the Company risks the loss of some or all of its assets.

RISKS ASSOCIATED WITH SUBPRIME MORTGAGES

     Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. While for the three months ended March 31, 1998, only approximately 0.61% of the dollar amount and 0.68% of the total number of the Company's loans originated were categorized as subprime, dependence on this class of borrowers, and exposure to the greater risks inherent to subprime mortgage loans may increase as the Company continues to grow these loan programs. The subprime mortgage banking industry is subject to certain risks, including, but not limited to, risks related to (i) making loans to lower credit grade borrowers, (ii) making loans to borrowers who are unable or unwilling to document their income, (iii) increasing competition and (iv) its sensitivity to economic slowdowns or recessions. The failure of the Company to adequately address the risks of subprime lending would have a material adverse effect on the Company's results of operations, financial condition and business prospects.


LEGISLATIVE AND REGULATORY RISKS


     The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended ("FCRA"), the Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act and the Debt Collection Practices Act, as well as other federal and state statutes and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     At present, the Company is the defendant in an enforcement action brought by the Santa Clara County District Attorney. The District Attorney has alleged that, in 1996, the Company ran advertisements in the San Francisco Bay Area that were untrue, misleading and constituted unfair competition in violation of the California Business & Professions Code. This action, together with other regulatory enforcement actions and consumer claims that might be asserted in the future, could result in legal expenses, liabilities and adverse publicity that could have a material adverse effect on the Company's results of operations, financial condition and business prospects. See "Business -- Legal Proceedings."

     Furthermore, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Government Regulation."

RISK OF LIMITATION OF MORTGAGE INTEREST DEDUCTION

     Members of Congress, government officials and political candidates from time to time have suggested the elimination of or further limitation on the mortgage interest deduction for federal income tax purposes based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action.

     Furthermore, to the extent that borrowers may have taken higher mortgage interest deductions than allowable under present tax laws, the elimination of such deductions through the systematic enforcement of the deduction limits could have a material adverse effect on the demand for the Company's loan products. This may be particularly true with respect to the Company's HLTV loan products where the demand for such products may be largely spurred by borrowers' reliance on mortgage interest deductions in excess of those allowable under present tax laws. Accordingly, the reduction or elimination of these mortgage interest deductions could have a material adverse effect on the demand for loan products (particularly HLTV loan products) offered by the Company.

ENVIRONMENTAL LIABILITIES


     In the ordinary course of its business, the Company has acquired or may in the future acquire properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk under federal and state laws that the Company could be required to investigate and clean up hazardous or toxic substances or wastes on properties to which the Company has extended loans, particularly if the Company forecloses on such properties. For example, under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, owners and operators of contaminated properties may be liable for the costs of cleaning up such substances without regard to whether such persons actually caused the contamination. Although CERCLA generally exempts holders of security interests from liability, if a secured lender participates in the management of its borrower or the collateral property beyond certain "safe harbor" provisions established through recent legislative enactments, such lender may be liable. In such event, the Company may be required to investigate, remediate or remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such actions would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such actions. There can be no assurance that acquisition by the Company of a significant number of properties subject to such environmental liabilities would not have a material adverse effect on the Company's results of operations, financial condition and business prospects.


NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK MARKET

     Prior to the Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop or that the purchasers of the Class A Common Stock will be able to resell their Class A Common Stock at prices equal to or greater than the Offering Price. The Offering Price of the Class A Common Stock was determined through negotiations between the Company and the Representatives of the Underwriters and may not reflect the market price of the Class A Common Stock after the Offering. See "Underwriting" for a discussion of factors considered in determining the Offering Price.

     In addition, the stock market has in recent years experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Class A Common Stock. Further, the market price of the Class A Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including the performance of other mortgage lenders or specialty finance companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ANTI-TAKEOVER EFFECT OF DELAWARE LAW

     The Company intends to reincorporate as a Delaware corporation prior to completion of the Offering and as such will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning more than 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless the business combination is approved in a prescribed manner. This statute could make it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock -- Certain Provisions of Delaware Law."

ANTI-TAKEOVER EFFECT OF CAPITAL STRUCTURE; VOTING CONTROL OF COMPANY BY J. PAUL REDDAM

     The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. While the holder of each share of Class A Common Stock is entitled to one vote per share, the holder of each share of Class B Common Stock is entitled to four votes per share. The Class A Common Stock and the Class B Common Stock generally vote together as a single class. J. Paul Reddam is the beneficial owner of all of the outstanding Class B Common Stock. As a result, upon completion of the Offering (assuming the Underwriters' over-allotment option is not exercised), Mr. Reddam will hold
approximately      % of the aggregate voting power of the Company, which will allow him to control all actions to be taken by the stockholders, including the election of all members of the Board of Directors. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would require the consent of Mr. Reddam. In addition, the Board of Directors is authorized to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine; such preferred stock could be issued in the future with terms and conditions that could further discourage offers to acquire the Company. See "Principal and Selling Stockholder" and "Description of Capital Stock."

RESTRICTIONS ON FUTURE SALES BY STOCKHOLDERS; EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     Shares of Class B Common Stock are not being offered hereby. Mr. Reddam is the record and beneficial holder of all of the outstanding shares of Class B Common Stock of the Company. The Company, its officers and directors and its sole stockholder have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, offer to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Securities Act to register, any shares of common stock of the Company or securities convertible into or exchangeable for any shares of common stock of the Company or warrants or other rights to acquire shares of common stock of the Company (other than, with respect to employees of the Company pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements). When such lock-up restrictions lapse, Mr. Reddam's shares of Class B Common Stock will continue to be restricted in nature and saleable only to the extent permitted for "affiliates" pursuant to Rule 144 under the Securities Act. Upon transfer by Mr. Reddam (other than transfers to certain family members and certain other limited transfers) each share of Class B Common Stock will automatically convert into one share of Class A Common Stock. The Company's Certificate of Incorporation
authorizes the issuance of           shares of Class A Common Stock and
          shares of Class B Common Stock. Upon completion of the Offering, there
will be outstanding           shares of Class A Common Stock and
shares of Class B Common Stock (assuming no exercise of the Underwriters' over-allotment option). Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale" and "Description of Capital Stock."


DILUTION

     Purchasers of the Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of Class A Common
Stock of $     per share based upon an Offering Price of $     per share. See
"Dilution."

                                  THE COMPANY

     The Company is a nationwide direct retail originator of first and second mortgage loans to borrowers with prime credit. The Company offers to these superior borrowers HLTV and non-HLTV first mortgage loans, HLTV second mortgage loans, and home equity lines of credit. To a lesser extent, the Company also offers subprime mortgage loans. Substantially all of the Company's mortgage loan originations are sold in the secondary market through either whole loan sales or securitizations.


     The Company was founded on January 10, 1995, for the purpose of conducting retail mortgage banking and has been actively involved in the mortgage lending business since April 1995. The Company is currently wholly owned by J. Paul Reddam. As of July 8, 1998, the Company had approximately 465 employees. Substantially all of the Company's employees are based at its corporate headquarters in Irvine, California.



                              RECENT DEVELOPMENTS



     In June 1998 the Company completed its second securitization, which included approximately $196 million of HLTV second mortgage loans. The Company has committed to sell approximately $54 million of additional HLTV second mortgage loans by September 1998. The Company recognized net gains on sales in the June 1998 securitization in an amount equal to approximately 6.28% of the unpaid principal balance of the securitized loans. In connection with its June 1998 securitization and in light of HLTV second mortgage loan performance in the Company's October 1997 securitization during the second quarter of 1998, the Company revised its prepayment and default estimates for its securitizations, including its October 1997 securitization. These revisions resulted in a constant prepayment rate estimate of 15% per year after a 15 month seasoning period, declining to 13% by the 60th month, and a default rate estimate of 2.75% after a 15 month seasoning period, declining to 2% by the 42nd month. These revisions resulted in reduction of approximately $500,000 as of June 30, 1998 in the carrying value of the Company's Residual for its October 1997 securitization.



     In July 1998 the Company entered into an agreement with GMAC for the Company to originate loans to GMAC customers initially in California who wish to refinance their mortgages. GMAC is expected to purchase substantially all of such loans originated and will be the servicer for such loans.


                           PRIOR S CORPORATION STATUS


     Since its inception, the Company has elected to be treated for federal income and certain state tax purposes as an S Corporation under Subchapter S of the Code, and comparable state laws. As a result, earnings of the Company during such period have been included in the taxable income of Mr. Reddam for federal and state income tax purposes, and the Company has not been subject to income tax on such earnings, other than California franchise tax. Prior to the Closing Date, Mr. Reddam expects to terminate the Company's S Corporation status. The Company intends to make a distribution (the "S Corporation Distribution") to its sole stockholder of a promissory note prior to converting to C Corporation status, which distribution will reflect all of the Company's earned and undistributed S Corporation earnings through the Closing Date (estimated to be
approximately $          million). If the Closing Date was June 30, 1998, the S
Corporation Distribution would have been approximately $          million. The S
Corporation Distribution will be comprised of a promissory note bearing interest
at      % per annum (the "S Corporation Distribution Note"). On and after the
Closing Date, the Company will no longer be treated as an S Corporation and, accordingly, will be subject to federal and state income taxes.



     In connection with the revocation of the Company's S Corporation status, Mr. Reddam will agree to reimburse the Company for any increase in the Company's federal or state(s) income tax liability for 1995 and subsequent years that may be triggered as a result of possible Internal Revenue Service and state taxing authority audit adjustments ("Audit Adjustments") to the Company's taxable income for the years during which the Company was an S Corporation. Conversely, the Company will agree to reimburse Mr. Reddam for any decrease in the Company's federal or state(s) income tax liability for 1995 and subsequent years that may be triggered as a result of possible Audit Adjustments to the Company's taxable income for the years during which the Company was an S Corporation. The reimbursement rights will be embodied in a reimbursement agreement between the Company and Mr. Reddam (the "Reimbursement Agreement"), which will be entered into prior to the termination of the Company's S Corporation status. See "Certain Transactions."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby, after deducting underwriting discounts and
estimated expenses of the Offering and assuming an Offering Price of $     per
share, are estimated to be approximately $     million ($     million if the
Underwriters' over-allotment option is exercised in full). The Company currently
intends to use approximately $     million of the aggregate net proceeds
received by the Company from the Offering to pay down outstanding residual
financing and $          million to repay, immediately after the Closing Date
(or as soon thereafter as is practicable), the principal and interest outstanding under the S Corporation Distribution Note. The residual financing
bears interest at      % and must be repaid by the Company upon 90 days written
notice from the lender to the Company. The remaining net proceeds will be used to fund future originations and for general corporate purposes. Pending such uses, the net proceeds received by the Company will be invested in high quality, short term interest-bearing investment and deposit accounts.

                                DIVIDEND POLICY

     The Company intends, after issuance of the S Corporation Distribution Note, to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, certain agreements to which the Company is a party, including the agreements governing the Company's warehouse credit facilities, restrict the Company's ability to pay dividends on the Class A and Class B Common Stock. Purchasers of shares of Class A Common Stock in the Offering will not receive any portion of the S Corporation Distribution.

                                    DILUTION

     The pro forma net tangible book value of the Company at March 31, 1998 was
$          , or $     per share. Pro forma net tangible book value per share
represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt by the Company of the net proceeds from the sale of the shares of Class A Common Stock offered hereby at an assumed Offering Price
of $     per share and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, the pro forma as adjusted net tangible book value of the Company at March 31, 1998 would
have been $          , or $     per share. This represents an immediate increase
in pro forma net tangible book value of $     per share to the existing
stockholder and an immediate dilution of $          per share to new investors
purchasing shares in the Offering. The following table illustrates this per share dilution:

Offering Price per share(1).................................            $
  Pro forma net tangible book value per share as of March
     31, 1998...............................................  $
  Decrease attributable to issuance of the S Corporation
     Distribution Note......................................
  Decrease attributable to establishment of net deferred tax liabilities............................................
                                                              --------
  Pro forma net tangible book value per share before the
     Offering...............................................
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after the
  Offering(2)...............................................
                                                                        --------
Dilution per share to new investors.........................            $
                                                                        ========

---------------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

(2) Excludes                shares of Class A Common Stock issuable upon
    exercise of options to be granted pursuant to the Company's 1998 Stock Incentive Plan. See "Management -- 1998 Stock Incentive Plan."


     The following table summarizes on a pro forma basis as of March 31, 1998, the differences between the existing stockholder and new investors (before deducting underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share:


                                      SHARES OWNED AFTER THE
                                             OFFERING           TOTAL CONSIDERATION      AVERAGE
                                      ----------------------    --------------------    PRICE PER
                                       NUMBER       PERCENT      AMOUNT     PERCENT       SHARE
                                      ---------    ---------    --------    --------    ---------
Existing stockholder................
New investors.......................
     Total..........................

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) on an actual basis as of March 31, 1998 (when the Company was an S Corporation), (ii) on a pro forma basis to reflect (A) the Reincorporation, (B) an assumed S Corporation Distribution of $100,000 as of March 31, 1998 (which amount is expected to increase depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering) and (C) the recording by the Company of $6.3 million in deferred income taxes as if the Company had been treated as a C Corporation (which amount is also expected to increase depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering) and (iii) on a pro forma as adjusted basis to give effect to the issuance and sale of the shares of Class A Common Stock offered by the Company hereby at an assumed Offering Price of
$       per share and the application of the net proceeds to the Company therefrom as described in "Use of Proceeds." The information below should be read in conjunction with the Financial Statements and the related Notes appearing elsewhere in this prospectus. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."



                                                                     AT MARCH 31, 1998
                                                          ---------------------------------------
                                                                                     PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED(2)
                                                          --------    ---------    --------------
                                                                      (IN THOUSANDS)
Warehouse financing.....................................  $281,536    $               $
Residual financing......................................     6,315
                                                          --------    --------        --------
          Total debt....................................  $287,581    $               $
                                                                      --------        --------
Stockholder's equity(1).................................    17,404
Stockholders' equity:
  Preferred Stock, $0.001 par value per share; shares
     authorized; no shares issued and outstanding.......
  Class A Common Stock, $0.001 par value per share;
     shares authorized; no shares issued and outstanding
     (actual);      shares issued and outstanding (as
     adjusted)(2).......................................
  Class B Common Stock, $0.001 par value per share;
     shares authorized; no shares issued and outstanding
     (actual);      shares issued and outstanding (as
     adjusted)..........................................
Additional paid in capital..............................                      (3)
Retained earnings.......................................
                                                                      --------        --------
          Total stockholders' equity....................
                                                          --------    --------        --------
          Total capitalization..........................  $305,255    $               $
                                                          ========    ========        ========


---------------
(1) Stockholder's equity consists of approximately $1.3 million of common stock, $300,000 of additional paid-in capital and $15.8 million of retained earnings.

(2) Does not include      shares of Class A Common Stock issuable upon exercise
    of options available to be granted pursuant to the 1998 Stock Incentive Plan. See "Management -- 1998 Stock Incentive Plan."


(3) Reflects an assumed S Corporation Distribution of $100,000 and the recording by the Company of $6.3 million in deferred income taxes.

                       SELECTED FINANCIAL AND OTHER DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The selected financial data presented below under the captions "Statement of Earnings Data" and "Balance Sheet Data" for the period from January 10, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997 and as of December 31, 1995, 1996 and 1997, are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements for the period from January 10, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997 and as of December 31, 1996 and 1997 appear elsewhere in this Prospectus. The selected financial data presented below under the captions "Statement of Earnings Data" and "Balance Sheet Data" for the three month periods ended and as of March 31, 1997 and 1998, are derived from the unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of such financial information for those periods and are not necessarily indicative of the results that may be expected for the year ended December 31, 1998 or any full year thereafter. The Condensed Unaudited Financial Statements for the three-month period ending March 31, 1997 and 1998 and as of March 31, 1998 and December 31, 1997 appear elsewhere in this Prospectus. The selected financial data set forth below should be read in conjunction with the Financial Statements, the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                           FOR THE PERIOD
                                                          JANUARY 10, 1995         YEARS ENDED              THREE MONTHS
                                                           (INCEPTION) TO          DECEMBER 31,           ENDED MARCH 31,
                                                            DECEMBER 31,      ----------------------    --------------------
                                                                1995            1996         1997         1997        1998
                                                          ----------------    --------    ----------    --------    --------
STATEMENT OF EARNINGS DATA:
Revenues
 Gain on sale of mortgage loans.........................      $  3,326        $  8,392    $   24,230    $  3,452    $  6,969
 Interest income........................................           678           1,464         8,467         712       5,124
 Other (1)..............................................           344             700           136           6         192
                                                              --------        --------    ----------    --------    --------
       Total revenues...................................         4,348          10,556        32,833       4,170      12,285
                                                              --------        --------    ----------    --------    --------
Expenses
 Advertising............................................         1,119           3,187         6,309         973       3,798
 Interest...............................................           634           1,413         6,116         632       3,950
 Personnel..............................................           725           2,911         3,419         441       1,406
 General and administrative.............................           808           1,431         2,544         456       1,159
 Occupancy..............................................           151             400           693         110         288
                                                              --------        --------    ----------    --------    --------
       Total expenses...................................         3,437           9,342        19,081       2,612      10,601
                                                              --------        --------    ----------    --------    --------
Earnings before income taxes............................           911           1,214        13,752       1,558       1,684
Income taxes............................................            22              62           419          60          60
                                                              --------        --------    ----------    --------    --------
       Net earnings.....................................      $    889        $  1,152    $   13,333    $  1,498    $  1,624
                                                              ========        ========    ==========    ========    ========
Basic and diluted earnings per share....................      $  88.90        $ 115.20    $ 1,333.30    $ 149.80    $ 162.40
                                                              ========        ========    ==========    ========    ========
Distributions (2).......................................      $     --        $    481    $      673    $    400    $     --
                                                              ========        ========    ==========    ========    ========
PRO FORMA EARNINGS DATA:
Earnings
 Earnings before income taxes...........................      $    911        $  1,214    $   13,752    $  1,558    $  1,684
 Pro forma income taxes (3).............................           375             500         5,783         655         708
                                                              --------        --------    ----------    --------    --------
       Net earnings.....................................      $    536        $    714    $    7,969    $    903    $    976
                                                              ========        ========    ==========    ========    ========
Earnings per share
 Pro forma basic and diluted earnings per share (4).....      $  53.60        $  71.40    $   796.90    $  90.30    $  97.60
                                                              ========        ========    ==========    ========    ========
SUPPLEMENTAL PRO FORMA EARNINGS DATA:
 Net earnings as reported.......................................................................................    $  1,624
 Establishment of deferred income tax liability.................................................................       6,279
                                                                                                                    --------
 Supplemental pro forma net loss................................................................................    $ (4,655)
                                                                                                                    ========
 Supplemental pro forma basic and diluted loss per share(4).....................................................    $(465.50)
                                                                                                                    ========

                                                           FOR THE PERIOD
                                                          JANUARY 10, 1995         YEARS ENDED              THREE MONTHS
                                                           (INCEPTION) TO          DECEMBER 31,           ENDED MARCH 31,
                                                            DECEMBER 31,      ----------------------    --------------------
                                                                1995            1996         1997         1997        1998
                                                          ----------------    --------    ----------    --------    --------
OPERATING STATISTICS:
Loan originations(5)
 Mortgage loan originations
   Prime first mortgage loans...........................      $301,677        $587,325    $  951,675    $185,155    $530,950
   HLTV first mortgage loans............................            --              --         1,940          --       5,326
   HLTV second mortgage loans...........................            --           8,007       177,080      13,706      93,600
   Equity lines(6)......................................           557          21,918        14,385       4,801       6,526
   Subprime first and second mortgage loans.............            --           3,775        23,630         359       3,883
                                                              --------        --------    ----------    --------    --------
   Total loan originations..............................      $302,234        $621,025    $1,168,710    $204,021    $640,285
                                                              --------        --------    ----------    --------    --------
 Average initial principal balance per loan
   Prime first mortgage loans...........................      $    165        $    166    $      192    $    172    $    204
   HLTV first mortgage loans............................            --              --           194          --         205
   HLTV second mortgage loans...........................            --              34            45          35          55
   Equity lines(6)......................................            29              36            43          41          41
   Subprime first and second mortgage loans.............            --             122            89          72         125
                                                              --------        --------    ----------    --------    --------
 Weighted average interest rate (%)
   Prime first mortgage loans...........................          7.84%           7.77%         7.76%       7.97%       7.29%
   HLTV first mortgage loans(7).........................            --              --          8.28          --        7.40
   HLTV second mortgage loans...........................            --           14.07         13.05       13.77       12.67
   Equity lines(8)......................................          9.36            8.67          7.71        7.70        6.33
   Subprime first and second mortgage loans.............            --            9.95         10.87       10.64        9.49
 Weighted average initial cumulative loan-to-value ratio
   (%)
   Prime first mortgage loans...........................            73%             75%           74%         75%         74%
   HLTV first mortgage loans............................            --              --           109          --         113
   HLTV second mortgage loans(9)........................            --             108           110         110         113
   Equity lines(10).....................................           N/A             N/A           N/A         N/A         N/A
   Subprime first mortgage loans........................            --              76            70          72          77
Whole loan sales(11)
   Prime first mortgage loans...........................      $281,197        $583,874    $  878,427    $179,118    $490,421
   HLTV first mortgage loans............................            --              --            --          --          --
   HLTV second mortgage loans...........................            --           4,326        15,565       7,333          --
   Equity lines(6)......................................            --          13,165        13,481       5,549       2,380
   Subprime first and second mortgage loans.............            --           3,156        20,244         365       4,495
                                                              --------        --------    ----------    --------    --------
       Total whole loan sales...........................      $281,197        $604,521    $  927,717    $192,365    $497,296
                                                              ========        ========    ==========    ========    ========
Securitized loan sales..................................            --              --    $  120,000          --          --
                                                              ========        ========    ==========    ========    ========
Cash gain from whole loan sales as a % of loans
 sold(12)...............................................          1.59%           1.29%         1.70%       1.61%       1.78%
                                                              ========        ========    ==========    ========    ========
Non-cash securitization gain as a % of loans
 securitized(13)........................................            --              --          8.33%         --          --
                                                              ========        ========    ==========    ========    ========


                                                                                                             PRO
                                                                          AS OF                             FORMA
                                                                       DECEMBER 31,             AS OF       AS OF
                                                               ----------------------------   MARCH 31,   MARCH 31,
                                                                1995      1996       1997       1998      1998(14)
                                                               -------   -------   --------   ---------   ---------
BALANCE SHEET DATA:
Assets
  Cash & cash equivalents...................................   $   405   $ 1,577   $  7,520   $  5,930    $  5,830
  Restricted cash...........................................        --        --        395         --          --
  Mortgage loans held for sale, net.........................    21,013    29,138    142,861    284,338     284,338
  Residual interests in securitization......................        --        --     12,809     13,072      13,072
  Mortgage servicing asset..................................        --        --        866        831         831
  Furniture & equipment.....................................       538       751      1,670      2,678       2,678
  Other assets..............................................     1,174       805      2,394      1,997       1,997
  Receivable from affiliates................................        --       142        288        264         264
                                                               -------   -------   --------   --------    --------
        Total assets........................................   $23,130   $32,413   $168,803   $309,110    $309,010
                                                               =======   =======   ========   ========    ========
Liabilities and stockholder's equity
Liabilities.................................................
  Warehouse lines of credit.................................   $20,551   $28,852   $142,506   $281,536    $281,536
  Residual financing........................................        --        --      7,200      6,315       6,315
  Accounts payable and accrued expenses.....................       404       373      2,324      2,508       2,508
  Deferred income taxes.....................................        15        15        417        515       6,794
  Other liabilities.........................................        11        53        576        832         832
                                                               -------   -------   --------   --------    --------
        Total liabilities...................................    20,981    29,293    153,023    291,706     297,985
                                                               -------   -------   --------   --------    --------
Stockholder's equity
  Common stock..............................................     1,260     1,260      1,260      1,260       1,260
  Additional paid-in capital................................        --       300        300        300       9,765
  Retained earnings, restricted.............................       889     1,560     14,220     15,844          --
                                                               -------   -------   --------   --------    --------
        Total stockholder's equity..........................     2,149     3,120     15,780     17,404      11,025
                                                               -------   -------   --------   --------    --------
  Total liabilities & stockholder's equity..................   $23,130   $32,413   $168,803   $309,110    $309,010
                                                               =======   =======   ========   ========    ========

---------------
 (1) Amounts reflect operations of DiTech Escrow Corporation as a division of the Company prior to its incorporation as a separate entity in August 1996.

 (2) Distributions have historically been to facilitate the payment of income taxes of the Selling Stockholder arising in the pass-through of the Company's federal and state taxable income.


 (3) From January 10, 1995 through the Closing Date, the Company elected to be taxed as an S Corporation for federal income tax purposes. Pro forma earnings data reflects the conversion from an S Corporation to a C Corporation and the income tax expense that would have been recorded had the Company not been taxed as an S Corporation. As a result of terminating the Company's S Corporation status upon completion of the Offering, the Company will be required to record a one-time non-cash charge against earnings for deferred income taxes. This charge will occur in the quarter ending September 30, 1998 and the year ending December 31, 1998. If this charge had been recorded at March 31, 1998, the amount would have been approximately $6.3 million. This amount is expected to increase through the Closing Date depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.


 (4) Pro forma earnings or loss per share has been computed by dividing pro forma net earnings or loss available to the common stockholder by the weighted average number of shares of common stock outstanding during the period.

 (5) Excludes non-refundable fees and direct costs associated with the origination of mortgage loans and accrued interest.

 (6) With respect to whole loan sales, reflects initial draw, not maximum line amount. With respect to mortgage loan originations and average initial principal balance per loan, represents maximum line amount, not initial draw.

 (7) Reflects effect of introductory rate. HLTV first mortgage loans are adjustable rate loans that adjust after 6 or 24 months to LIBOR plus a margin that varies depending on borrower qualifications.

 (8) Reflects effect of introductory three-month rate. Home equity lines of credit are adjustable rate loans that adjust after three months and every 30 days thereafter to Bank of America's "prime" rate plus a margin varying from 0.25% to 4.50%.

 (9) Reflects cumulative loan-to-value ratio, including first mortgages existing at origination of HLTV second mortgage loan.

(10) Data not available.

(11) Principal balance of loans at time of sale.

(12) Cash gain from whole loan sales excludes non-refundable fees and direct loan origination costs recognized on the sale of related mortgage loans.

(13) Non-cash securitization gain is calculated as a percent of unpaid principal balance of the securitized loans and consists of Residual plus mortgage servicing rights minus securitization costs, which consists of securitization transaction costs, accrued interest contributed and prefunding interest expenses. The ratio excludes non-refundable fees and direct loan origination costs recognized on the loans sold through securitization.


(14) Pro forma balance sheet data reflects conversion from S Corporation tax status to C Corporation tax status as of March 31, 1998, an assumed S Corporation Distribution of $100,000 as of such time (which amount is expected to increase depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering) and the recording by the Company of $6.3 million in deferred income taxes (which amount is also expected to increase depending on the level of the Company's taxable income from April 1, 1998 to the completion of the Offering) and the reclassification of retained earnings as additional paid-in capital. See "Prior S Corporation Status" and Note 5 to the Condensed Unaudited Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and the related Notes appearing elsewhere in this Prospectus.

GENERAL

     The Company is a nationwide direct retail originator of first and second mortgage loans, primarily to borrowers with high quality credit. The Company offers these superior borrowers prime first mortgage loans and HLTV first and second mortgage loans, and home equity lines of credit. To a lesser extent, the Company also offers prime home equity lines of credit and subprime mortgage loans. Substantially all of the Company's mortgage loan originations are sold in the secondary market through either whole loan sales or securitizations.

LOAN ORIGINATIONS

     In the five-quarter period ended March 31, 1998, the Company directly originated approximately 95% of its loans. For the three-months period ended March 31, 1998, prime first mortgage loans accounted for 57%, HLTV first mortgage loans accounted for 1%, HLTV second mortgage loans accounted for 38%, home equity lines of credit accounted for 3% and subprime mortgage loans accounted for 1% of the number of loans originated. The following table summarizes the Company's originations of loans for the periods shown.

                                    FOR THE PERIOD FROM
                                      JANUARY 10, 1995
                                       (INCEPTION) TO          YEARS ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                        DECEMBER 31,       ---------------------------------   -------------------------------
                                            1995                1996              1997              1997             1998
                                    --------------------   --------------   ----------------   --------------   --------------
                                                                      (DOLLARS IN THOUSANDS)
INITIAL PRINCIPAL BALANCE
  Prime first mortgage loans......   $301,677       100%   $587,325    95%  $  951,675    81%  $185,155    91%  $530,950    83%
  HLTV first mortgage loans.......         --        --          --    --        1,940    --         --    --      5,326     1
  HLTV second mortgage loans......         --        --       8,007     1      177,080    15     13,706     7     93,600    15
  Equity lines(1).................        557        --      21,918     4       14,385     2      4,801     2      6,526     1
  Subprime mortgage loans.........         --        --       3,775    --       23,630     2        359    --      3,883    --
                                     --------       ---    --------   ---   ----------   ---   --------   ---   --------   ---
    Total.........................   $302,234       100%   $621,025   100%  $1,168,710   100%  $204,021   100%  $640,285   100%
                                     ========       ===    ========   ===   ==========   ===   ========   ===   ========   ===
NUMBER OF LOANS
  Prime first mortgage loans......      1,830        99%      3,531    80%       4,966    52%     1,079    68%     2,597    57%
  HLTV first mortgage loans.......         --        --          --    --           10    --         --    --         26     1
  HLTV second mortgage loans......         --        --         235     5        3,960    41        389    24      1,712    38
  Equity lines....................         19         1         608    14          337     4        117     7        160     3
  Subprime mortgage loans.........         --        --          31     1          265     3          5     1         31     1
                                     --------       ---    --------   ---   ----------   ---   --------   ---   --------   ---
    Total.........................      1,849       100%      4,405   100%       9,538   100%     1,590   100%     4,526   100%
                                     ========       ===    ========   ===   ==========   ===   ========   ===   ========   ===
WEIGHTED AVERAGE INTEREST RATE
  Prime first mortgage loans......       7.84%                 7.77%              7.76%            7.97%            7.29%
  HLTV first mortgage loans.......         --                    --               8.28               --             7.40
  HLTV second mortgage loans......         --                 14.07              13.05            13.77            12.67
  Equity lines....................       9.36                  8.67               7.71             7.70             6.33
  Subprime mortgage loans.........         --                  9.95              10.87            10.64             9.49

---------------

(1) Reflects maximum line amount, not initial draw.


LOAN SALES AND SECURITIZATIONS


     The Company sells its prime first mortgage loans, home equity lines of credit and most subprime mortgage loans on a whole loan basis to third party investors, servicing released. The Company receives cash premiums of one to two percent on such sales. To date, a substantial majority the Company's whole loan sales of prime first mortgage loans have been made to two purchasers. See Note 2 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

     As a fundamental part of its business and financing strategy, the Company intends to sell the majority of its HLTV first and second mortgage loans in securitized transactions. The securitizations are generally structured as follows: First, the Company sells a portfolio of mortgage loans to a special purpose entity which has been established for the limited purpose of buying and reselling the Company's mortgage loans. Next, the special purpose entity transfers the same mortgage loans to a trust (the "Trust"), and the Trust in turn issues interest-bearing asset-backed securities (the bonds and certificates) generally in an amount equal to the aggregate principal balance of the mortgage loans. The Company typically sells these mortgage loans at face value and without recourse, except that the normal representations and warranties are provided by the Company to the Trust. One or more investors purchase these bonds and certificates and the proceeds from the sale of the bonds and certificates are used as consideration to purchase the mortgage loans from the Company.



     At the closing of each securitization, the Company removes from its balance sheet the mortgage loans held for sale and adds to its balance sheet (i) the cash received, (ii) the estimated fair market value of the Residuals, which consists of (a) an amount representing the over-collateralization account and
(b) a net interest receivable and (iii) the estimated fair value of the servicing asset. The over-collateralization account represents the mortgage loans and cash held by the Trust as over-collateralization for the bonds and certificates sold and serves as a credit enhancement to the bond and certificate holders. The Residuals are generally subordinate to the senior bonds issued by the Trust such that the Residuals will absorb all losses before the investors in the senior bonds issued by the Trust incur any losses.



     The excess of the cash received and the assets retained by the Company over the carrying value of the mortgage loans sold, less transaction costs, equals the net gain on sale recorded by the Company. At the close of the October 1997 securitization the Company recorded a gross non-cash securitization gain of $13.0 million and a $12.2 million Residual together with an $800,000 mortgage servicing asset.


     The Company allocates its basis in the mortgage loans between the portion of the mortgage loans sold (the bonds and certificates) and the portion retained (the Residuals and servicing assets) based on the relative fair values of those portions on the date of sale.


     The Company may recognize gains or losses attributable to the change in the fair value of the Residuals, which are recorded at estimated fair market value and accounted for as "held-for-trading" securities. The Company's estimate of fair value is very subjective and contingent upon a number of assumptions about future events, primarily future prepayments and future losses related to the securitized loans. Should such future events, prepayments and losses be different from those assumed, the fair value of the Residuals will have to be re-estimated and the resulting change in the fair value estimate may have a material effect on the financial position and results of operations of the Company. See "Risk Factors -- Substantial Risks Associated with Securitizations." The Company is not aware of an active market for the purchase or sale of residuals at this time. Accordingly, the Company estimates fair value of the Residuals using the Cash Out Method, which involves calculating the present value of the estimated expected future cash flows received by the Company after being released by the Trust using a discount rate commensurate with the risks involved. The Company has utilized an effective discount rate of 14%.



     The Company is entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the bonds and certificate principal and interest, the base servicing fees and certain other fees such as trustee and custodial fees. At the end of each collection period, the aggregate cash collections from the mortgage loans are allocated first to the servicing fees and certain other fees, such as trustee and custodial fees for the period, then to the bond and certificate holders for interest at the pass-through rate on the bonds and certificates plus principal as defined in the pooling and servicing agreements entered into by the Company in connection with each securitization. If the amount of cash required for the above allocations exceeds the amount collected during the collection period, the shortfall is drawn from the over-collateralization account. If the cash collected during the period exceeds the amount necessary for the above allocations, and there is no shortfall in the related over-collateralization account, the excess is released to the Company. If the over-collateralization account is not at the required credit enhancement level, the excess cash collected is used to pay the bond and certificate holders additional principal reductions until the credit enhancement level is achieved. The specified credit enhancement levels are defined in the Pooling and Servicing Agreement and are expressed generally as a percentage of either the original or current collateral principal balance.


     The Annual Percentage Rate on the mortgage loans is relatively high in comparison to the pass-through rate on the bonds and certificates. Accordingly, the Residuals described above are a significant asset of the Company. In determining the value of the Residuals described above, the Company must estimate the future rates of prepayments, delinquencies, defaults and default loss severity for its HLTV mortgage loans as they impact the amount and timing of the estimated cash flows. The Company estimates prepayments by evaluating historical prepayment performance of comparable loans and the impact of trends in the industry. The Company has used a constant prepayment estimate of 20% per year after a 24-month seasoning period. The Company uses a 2.3% default rate estimate, which assumes a 100% loss on defaulted loans, commencing in month 12. This estimate is based on historical loss data for comparable loans and the specific characteristics of the loans originated by the Company. The Company has used default loss estimates that resulted in a cumulative default losses over the life of the loans of 8.4% as a percentage of the original principal balance. The Company's prepayment and default estimates have resulted in a weighted average life of the pool of loans of 3.3 years.


     In future periods, the Company will recognize additional revenue from the Residuals if the actual performance of the mortgage loans is higher than the original estimate, or the Company may increase the carrying value of the Residuals if the estimated fair value of the Residuals is greater than their carrying value. If the actual performance of the mortgage loans is lower than the original estimate, then an adjustment to the carrying value of the Residuals may be required if the estimated fair value of the Residuals is less than its carrying value.

     The Company recognized net gains on sales from its October 1997 securitization in an amount equal to approximately 8.3% of the unpaid principal balance of the securitized loans. Such net gains consisted of the Residual (approximately 10.1% of the unpaid principal balance of the securitized loans) plus mortgage servicing rights (approximately 0.7% of such unpaid principal balance) minus securitization transaction costs, accrued interest contributed and prefunding interest expenses (which aggregated approximately 2.5% of such unpaid principal balance).


     Since the Company's first securitization in October 1997, the trust created in connection therewith has received cumulatively $2.8 million in residual cash flows, which is approximately $206,000 or 8.0% in excess of the residual cash flows estimated to be received by the trust during this period. To date all residual cash flows received by the trust have been deposited in the over-collateralization account to build the over-collateralization account to its targeted level. By December 31, 1997, the trust had collected and deposited in the over-collateralization account approximately $1.3 million in residual cash flows and amortized the net interest receivable by approximately $700,000. During the three months ended March 31, 1998, the trust had collected and deposited in the over-collateralization account approximately $1.5 million in residual cash flows and amortized the net interest receivable by approximately $1.2 million.


RESULTS OF OPERATIONS

     IMPACT OF CHANGE IN TAX STATUS

     Prior to the completion of the Offering, the Company qualified to be taxed as an S Corporation. As such, the Company was not responsible for federal or state income taxes (other than a limited amount of state franchise taxes). As a result of the change in tax status effective upon the completion of the Offering, the Company will, in future periods, provide for all income taxes at statutory rates. See "Prior S Corporation Status," Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.

     THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. The following table sets forth the components of the Company's revenues for the periods indicated. Because the Company had no securitization transactions for the three-month periods ended March 31, 1998 or 1997, gain on sale of mortgage loans for those periods reflects only whole loan sales:

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                             1997        1998
                                                            -------    --------
                                                              (IN THOUSANDS)
Gain on sales of mortgage loans...........................  $3,452     $ 6,969
Interest income...........................................     712       5,124
Other.....................................................       6         192
                                                            ------     -------
                                                            $4,170     $12,285
                                                            ======     =======

     The increase in revenues was due primarily to increased mortgage loan originations and gains on sale of mortgage loans, resulting from both a favorable mortgage interest rate environment for loan origination and a favorable secondary market for mortgage whole loan sales. Mortgage loan originations increased $436 million to $640 million for the three months ended March 31, 1998 from $204 million for the three months ended March 31, 1997. This increase was a result of increased advertising, incremental growth in HLTV second mortgage loans and a favorable refinance market for first mortgage loans.

     The following table sets forth the components of the gain on sales of mortgage loans for the periods indicated.

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1998
                                                           -------    -------
                                                             (IN THOUSANDS)
Non-cash securitization gain.............................  $    --    $    --
Securitization transaction expenses......................       --         --
Accrued interest contributed.............................       --         --
Prefunding interest expensed.............................       --         --
Cash gain from whole loan sale...........................    3,091      8,863
Provision for losses.....................................     (128)      (259)
Nonrefundable fees.......................................    1,841      3,344
Origination costs........................................   (1,805)    (4,508)
Hedging gain (loss)......................................      453       (471)
                                                           -------    -------
                                                           $ 3,452    $ 6,969
                                                           =======    =======

     Gains or losses from whole loan sales of mortgage loans are recognized at the date of settlement and are based on the excess of the cash received and the assets retained over the carrying value of the related loans sold. Cash gain on whole-loan sales of mortgage loans increased $5.8 million to $8.9 million for the three months ended March 31, 1998 from $3.1 million for the three months ended March 31, 1997. This increase was due primarily to improved mortgage loan originations and increased whole mortgage loan sales. There can be no assurance that the Company will recognize comparable levels of gain on sales of mortgage loans in future periods.

     The Company maintains an allowance for estimated losses related to possible off-balance sheet recourse associated with the potential repurchase of loans that were sold through whole loan sales transactions. In the normal course of its business, the Company may be required to repurchase loans sold to investors through whole loan sales if any of the representations and warranties made by the Company regarding the loans are untrue in any material respect. The Company's determination of the level of allowance for repurchase losses is based upon historical experience, the level of repurchase requests from investors, the Company's evaluation of potential repurchase liability during the course of its own review and industry statistics for projected losses related to representations and warranties made to whole loan purchasers of similar loans. This provision is charged against gain on sale of loans and credited to the allowance for repurchase losses in other liabilities. The establishment of a provision for losses of $128,000 and $259,000 for the three-month periods ended March 31, 1997 and 1998, respectively, reflects the significant increase in the whole loan sales activities in 1998. The Company charged off, net of recoveries, $19,000 and $0 for the three month periods ended March 31, 1997 and 1998, respectively.

     Nonrefundable fees generated primarily from origination fees paid by borrowers are deferred until the related loans are sold and at that time are recognized as an adjustment to gain on sales of mortgage loans. Nonrefundable fees increased $1.5 million to $3.3 million for the three months ended March 31, 1998 from $1.8 million for the three months ended March 31, 1997. The increase in nonrefundable fees was due to increases in loan originations.

     Direct costs associated with the origination of mortgage loans, which include commissions and certain other compensation costs, as well as certain fees and a portion of the Company's other direct origination expenses, are deferred and recognized as an adjustment to gain on sales of mortgage loans when the loans are sold. The increase in direct origination costs was the result of increases in commission and staffing costs related to the increases in loan origination volume.


     The Company's hedging activity resulted in a loss of $471,000 for the three months ended March 31, 1998, compared to a gain of $453,000 for the three months ended March 31, 1997. Hedging gains or losses are related to activities designed to mitigate the interest rate risk on fixed rate first trust deed mortgage loans held for sale or unfunded loans for which interest rates have been committed (the "pipeline") and are recognized as an adjustment to gain on sales of mortgage loans when the hedged loans are sold. The Company uses forward sale contracts of mortgaged backed securities to hedge the interest rate risk associated with the fixed rate first trust deed loan. The hedging loss of $471,000 during the three months ended March 31, 1998 was due to the volatile interest rate environment in this period and a significant increase in fixed rate first trust deed loan production. This compares to a hedging gain in the three month period ended March 31, 1997 of $453,000 which was attributable to significantly lower fixed rate first trust deed loan production and an overall increasing interest rate environment during this period. See "Risk
Factors -- Risk of Changes in Prevailing Interest Rates; Hedging Risks" and "Business -- Hedging Strategy."


     Interest income increased $4.4 million to $5.1 million for the three months ended March 31, 1998 from $712,000 for the three months ended March 31, 1997 as a result of the increase in loan originations during the period. In addition, the increase resulted from the increased portion of loan originations comprised by HLTV second mortgage loans, which have higher interest rates than prime first mortgage loans.

     Other income, which is composed of investment income and escrow fees, increased $186,000 to $192,000 for the three months ended March 31, 1998 from $6,000 for the three months ended March 31, 1997, primarily as a result of increased loan origination volume.

     Expenses. The following table sets forth the components of the Company's expenses for the periods indicated:

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                             1997        1998
                                                            -------    --------
                                                              (IN THOUSANDS)
                                                            -------------------
Advertising...............................................  $  973     $ 3,798
Interest..................................................     632       3,950
Personnel.................................................     441       1,406
General and administrative................................     456       1,159
Occupancy.................................................     110         288
                                                            ------     -------
                                                            $2,612     $10,601
                                                            ======     =======

     Total expenses increased by $8.0 million to $10.6 million for the three months ended March 31, 1998 from $2.6 million for the three months ended March 31, 1997 due primarily to increased loan originations, as well as advertising costs. These expenses exclude a portion of commissions and certain personnel costs, as well as certain fees and a portion of the Company's other expenses directly related to originations, which are deferred and recognized as an adjustment to gain on sale of mortgage loans when the loans are sold.

     Advertising expenses increased $2.8 million to $3.8 million for the three months ended March 31, 1998 from $1.0 million for the three months ended March 31, 1997, primarily due to increased cable television and radio advertising in existing markets and the introduction of new products and new markets.

     Interest expenses increased $3.4 million to $4.0 million for the three months ended March 31, 1998 from $632,000 for the three months ended March 31, 1997 due to increased loan originations and increased warehouse line borrowings necessary to support those increased loan originations. The spreads between interest income and interest expense during those same periods increased as a result of increased originations of HLTV second mortgage loans combined with more cost effective warehouse line borrowings.

     Personnel expenses increased $1.0 million to $1.4 million for the three months ended March 31, 1998 from $441,000 for the three months ended March 31, 1997, primarily due to increased loan originations and increased staff levels necessitated thereby.

     General and administrative expenses increased $703,000 to $1,159,000 for the three months ended March 31, 1998 from $456,000 for the three months ended March 31, 1997, primarily due to increased loan originations.

     Occupancy costs increased $178,000 to $288,000 for the three months ended March 31, 1998 from $110,000 for the three months ended March 31, 1997 due to an increase in the space leased by the Company.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     Revenues. The following table sets forth the components of the Company's revenues for the periods indicated:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Gain on sales of mortgage loans..........................  $ 8,392    $24,230
Interest income..........................................    1,464      8,467
Other....................................................      700        136
                                                           -------    -------
                                                           $10,556    $32,833
                                                           =======    =======

     The increase in revenues was primarily due to increased mortgage loan originations and gains on sale of mortgage loans. Mortgage loan originations increased $548 million to $1.2 billion for the year ended December 31, 1997 from $621 million for the year ended December 31, 1996.

     The following table sets forth the components of the gain on sale of loans for the periods indicated.

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                           1996        1997
                                                          -------    --------
                                                            (IN THOUSANDS)
Non-cash securitization gain............................  $    --    $ 13,036
Securitization transaction expenses.....................       --      (1,452)
Accrued interest contributed............................       --      (1,240)
Prefunding interest expensed............................       --        (333)
Cash gain from whole loan sales.........................    7,819      15,756
Provision for losses....................................      (30)       (644)
Nonrefundable fees......................................    5,871      13,964
Origination costs.......................................   (5,334)    (13,322)
Hedging gain (loss).....................................       66      (1,535)
                                                          -------    --------
                                                          $ 8,392    $ 24,230
                                                          =======    ========


     The Company had no securitization transactions for the year ended December 31, 1996. Non-cash securitization gain increased to $13.0 million for the year ended December 31, 1997 due to the Company's securitization transaction in October 1997. The Company's non-cash securitization gain was offset by securitization transaction expenses of $1.5 million, accrued interest contributed of $1.2 million and prefunding interest expenses of $333,000.


     Gains or losses from whole loan sales of mortgage loans are recognized at the date of settlement and are based on the excess of the cash received and the assets retained over the carrying value of the related loans sold. Cash gain on whole loan sales of mortgage loans increased $8.0 million to $15.8 million for the year ended December 31, 1997 from $7.8 million for the year ended December 31, 1996. This increase was due primarily to increased mortgage loan originations and increased whole mortgage loan sales. There can be no assurance that the Company will recognize comparable levels of gain on sales of mortgage loans in future periods.

     The Company maintains an allowance for estimated losses related to possible off-balance sheet recourse associated with the potential repurchase of loans that were sold through whole loan sales transactions. In the normal course of its business, the Company may be required to repurchase loans sold to investors through whole loan sales if any of the representations and warranties made by the Company regarding the loans are untrue in any material respect. The Company's determination of the level of allowance for repurchase losses is based upon historical experience, the level of repurchase requests from investors, the Company's evaluation of potential repurchase liability during the course of its own review and industry statistics for projected losses related to representations and warranties made to whole loan purchasers of similar loans. This provision is charged against gain on sale of loans and credited to the allowance for repurchase losses in other liabilities. The establishment of a provision for losses of $644,000 for the year ended December 31, 1997 reflects the significant increase in the whole loan sales activities in 1997. The Company charged off, net of recoveries, $0 and $111,000 for the years ended December 31, 1996 and 1997, respectively. See Note 12 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

     Nonrefundable fees are generated primarily from origination fees paid by borrowers and are deferred until the related loans are sold, at which time the nonrefundable fees are recognized as an adjustment to gain on sales of mortgage loans. The increase in nonrefundable fees to $14.0 million for the year ended December 31, 1997 from $5.9 million for the year ended December 31, 1996 was due to increases in loan originations and whole loan sales.

     Direct costs associated with the origination of mortgage loans, which include commissions and certain other compensation costs, as well as certain fees and a portion of the Company's other expenses directly related to originations are deferred and recognized as an adjustment to gain on sale of mortgage loans when the loans are sold. The increase in direct origination costs to $13.3 million for the year ended December 31,

1997 from $5.3 million for the year ended December 31, 1996 was the result of increases in commission and staffing costs related to the increases in loan origination volume.


     The Company's hedging activity resulted in a loss of $1.5 million for the year ended December 31, 1997 compared to a gain of $66,000 for the year ended December 31, 1996. Hedging gains or losses are related to activities designed to mitigate the interest rate risk on fixed rate first trust deed mortgage loans held for sale or in the pipeline and are recognized as an adjustment to gain on sales of mortgage loans when the hedged loans are sold. The Company uses forward sale contracts of mortgaged backed securities to hedge the interest rate risk associated with the fixed rate first trust deed loans. The increase in the hedging loss is largely due to the increase in fixed rate first trust deed loan production and the significant overall decline in interest rates during 1997. The small gain in 1996 was attributable to the lower level of fixed rate first trust deed production in 1996 and a less volatile interest rate environment in 1996. See "Risk Factors -- Risk of Changes in Prevailing Interest Rates; Hedging Risks" and "Business -- Hedging Strategy."


     Interest income increased $7.0 million to $8.5 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996 as a result of the increase in loan originations during the period.

     Other income, which is composed of investment income and escrow fees decreased to $136,000 for the year ended December 31, 1997 from $700,000 for the year ended December 31, 1996, primarily as a result of the transfer of escrow division activities to a separately established, non-consolidated escrow company.

     Expenses. The following table sets forth the components of the Company's expenses for the periods indicated:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                             1996      1997
                                                            ------    -------
                                                             (IN THOUSANDS)
Advertising...............................................  $3,187    $ 6,309
Interest..................................................   1,413      6,116
Personnel.................................................   2,911      3,419
General and administrative................................   1,431      2,544
Occupancy.................................................     400        693
                                                            ------    -------
                                                            $9,342    $19,081
                                                            ======    =======

     Total expenses increased by $9.8 million to $19.1 million for the year ended December 31, 1997 from $9.3 million for the year ended December 31, 1996. This increase is related to increased mortgage loan originations and advertising costs. These expenses exclude a portion of commissions and certain personnel costs, as well as certain fees and a portion of the Company's other expenses directly related to originations, which are deferred and recognized as an adjustment to gain on sale of mortgage loans when the loans are sold.

     Interest expenses increased to $6.1 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996 due to increased loan originations and increased warehouse line borrowings necessary to support those increased loan originations.

     Advertising costs increased $3.1 million to $6.3 million for the year ended December 31, 1997 from $3.2 million for the year ended December 31, 1996 due to increased cable television and radio advertising in new and existing markets.

     Personnel expenses increased $0.5 million to $3.4 million for the year ended December 31, 1997 from $2.9 million for the year ended December 31, 1996, primarily due to increased loan originations and increased staff levels necessitated thereby.

     General and administrative expenses increased $1.1 million to $2.5 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996, primarily due to increased loan originations.

     Occupancy costs increased $293,000 to $693,000 for the year ended December 31, 1997 from $400,000 for the year ended December 31, 1996 due to an increase in the space leased by the Company.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE PERIOD FROM JANUARY 10, 1995 (INCEPTION) TO DECEMBER 31, 1995

     Revenues. The following table sets forth the components of the Company's revenues for the periods indicated. Because the Company had no securitization transactions for the year ended December 31, 1996 or the period from January 10, 1995 (inception) to December 31, 1995, gain on sale of mortgage loans for those periods reflects only whole loan sales:

                                                   FOR THE PERIOD FROM
                                                    JANUARY 10, 1995
                                                     (INCEPTION) TO       YEAR ENDED
                                                      DECEMBER 31,       DECEMBER 31,
                                                          1995               1996
                                                   -------------------   ------------
                                                             (IN THOUSANDS)
Gain on sales of mortgage loans..................        $3,326            $ 8,392
Interest income..................................           678              1,464
Other............................................           344                700
                                                         ------            -------
                                                         $4,348            $10,556
                                                         ======            =======

     The increase in revenues was primarily due to increased mortgage loan originations and gains on sale of mortgage loans and to the fact that fiscal year 1995 does not represent a full year of operations. Mortgage loan originations increased $319 million to $621 million for the year ended December 31, 1996 from $302 million for the period from January 10, 1995 (inception) to December 31, 1995.

     The following table sets forth the components of the gain on sale of loans for the periods indicated.

                                                   FOR THE PERIOD FROM
                                                    JANUARY 10, 1995
                                                     (INCEPTION) TO       YEAR ENDED
                                                      DECEMBER 31,       DECEMBER 31,
                                                          1995               1996
                                                   -------------------   ------------
                                                             (IN THOUSANDS)
Cash gain from whole loan sales..................        $ 4,485           $ 7,819
Provision for losses.............................             --               (30)
Nonrefundable fees...............................            143             5,871
Origination costs................................         (1,332)           (5,334)
Hedging gain (loss)..............................             30                66
                                                         -------           -------
                                                         $ 3,326           $ 8,392
                                                         =======           =======

     Gains or losses from whole loan sales of mortgage loans are recognized at the date of settlement and are based on the excess of the cash received and the assets retained over the carrying value of the related loans sold. Gain on sales of mortgage loans increased $5.1 million to $8.4 million for the year ended December 31, 1996 from $3.3 million for the period from January 10, 1995 (inception) to December 31, 1995. This increase was due primarily to increased mortgage loan originations and increased whole mortgage loan sales. There can be no assurance that the Company will recognize comparable levels of gain on sales of mortgage loans in future periods.

     The Company maintains an allowance for estimated losses related to possible off-balance sheet recourse associated with the potential repurchase of loans that were sold through whole loan sales transactions. In the normal course of its business, the Company may be required to repurchase loans sold to investors through whole loan sales if any of the representations and warranties made by the Company regarding the loans are untrue in any material respect. The Company's determination of the level of allowance for repurchase losses is based upon historical experience, the level of repurchase requests from investors, the Company's evaluation of potential repurchase liability during the course of its own review and industry statistics for projected losses related to representations and warranties made to whole loan purchasers of similar loans. This provision is charged against gain on sale of loans and credited to the allowance for repurchase losses in other liabilities. The establishment of a provision for losses of $0 and $30,000 for the period from January 10, 1995 (inception) to December 31, 1995 and year ended December 31, 1996, respectively, reflects the significant increase in the whole loan sales activities in 1996. The Company did not have any charge-offs for the year ended December 31, 1996 and the period from January 10, 1995 (inception) to December 31, 1995. See Note 12 to the Financial Statements.

     Nonrefundable fees generated primarily from origination fees paid by borrowers are deferred until the related loans are sold and at such time are recognized as an adjustment to gain on sale of mortgage loans. The increase in nonrefundable fees to $5.9 million for the year ended December 31, 1996 from $143,000 for the period from January 10, 1995 (inception) to December 31, 1995 was due to increases in loan originations and whole loan sales.

     Direct costs associated with the origination of mortgage loans, which include commissions and certain other compensation costs, as well as certain fees and a portion of the Company's other expenses directly related to originations, are deferred and recognized as an adjustment to gain on sale of mortgage loans when the loans are sold. The increase in direct origination costs to $5.3 million for the year ended December 31, 1996 from $1.3 million for the period from January 10, 1995 (inception) to December 31, 1995 was the result of increases in commission and staffing costs related to the increases in loan origination volume.


     Hedging gains or losses are related to activities designed to mitigate a portion of the interest rate risk on fixed rate mortgage loans held by the Company prior to sale or securitization and are recognized as an adjustment to gain on sales of mortgage loans when the hedged loans are sold. The increase in hedging gain to $66,000 for the year ended December 31, 1996 from $30,000 for the period from January 10, 1995 (inception) to December 31, 1995 was due to the increase in interest rates in 1996. See "Risk Factors -- Risk of Changes in Prevailing Interest Rates; Hedging Risks" and "Business -- Hedging Strategy."


     Interest income increased $786,000 to $1,464,000 for the year ended December 31, 1996 from $678,000 for the period from January 10, 1995 (inception) to December 31, 1995 as a result of the increase in loan originations during the period.

     Other income, which is composed of investment income and escrow fees increased $356,000 to $700,000 for the year ended December 31, 1996 from $344,000 for the period from January 10, 1995 (inception) to December 31, 1995, primarily as a result of increased escrow fees generated prior to the transfer of escrow division activities to DiTech Escrow Corporation in August 1996.

     Expenses. The following table sets forth the components of the Company's expenses for the periods indicated:

                                                  FOR THE PERIOD FROM
                                                   JANUARY 10, 1995
                                                    (INCEPTION) TO        YEAR ENDED
                                                     DECEMBER 31,        DECEMBER 31,
                                                         1995                1996
                                                  -------------------    ------------
                                                            (IN THOUSANDS)
Advertising....................................         $1,119              $3,187
Interest.......................................            634               1,413
Personnel......................................            725               2,911
General and administrative.....................            808               1,431
Occupancy......................................            151                 400
                                                        ------              ------
                                                        $3,437              $9,342
                                                        ======              ======

     Total expenses increased by $5.9 million to $9.3 million for the year ended December 31, 1996 from $3.4 million for the period from January 10, 1995 (inception) to December 31, 1995. This increase is related to increased mortgage loan originations and advertising costs and to the fact that fiscal year 1995 does not represent a full year of operations. These expenses exclude a portion of commissions and certain personnel costs, as well as certain fees and a portion of the Company's other expenses directly related to originations, which are deferred and recognized as an adjustment to gain on sale of mortgage loans when the loans are sold.

     Advertising costs increased $2.1 million to $3.2 million for the year ended December 31, 1996 from $1.1 million for the period from January 10, 1995 (inception) to December 31, 1995 due to increased cable television and radio advertising in new and existing markets.

     Interest expenses increased $779,000 to $1.4 million for the year ended December 31, 1996 from $634,000 for the period from January 10, 1995 (inception) to December 31, 1995 due to increased warehouse line borrowings necessary to support the increase in loan originations.

     Personnel expenses increased $2.2 million to $2.9 million for the year ended December 31, 1996 from $725,000 million for the period from January 10, 1995 (inception) to December 31, 1995, primarily due to increased loan originations.

     General and administrative expenses increased $623,000 to $1.4 million for the year ended December 31, 1996 from $808,000 for the period from January 10, 1995 (inception) to December 31, 1995, primarily due to increased loan originations and increased staff levels necessitated thereby.

     Occupancy costs increased $249,000 to $400,000 for the year ended December 31, 1996 from $151,000 for the period from January 10, 1995 (inception) to December 31, 1995 due to an increase in the space leased by the Company.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth results of operations for each of the Company's last nine quarters. In the opinion of management, the information has been presented on the same basis as the Financial Statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The unaudited quarterly information should be read in conjunction with the Financial Statements and the related Notes appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                   FOR THE QUARTERS ENDED
                                 ------------------------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                   1996        1996         1996            1996         1997        1997         1997
                                 ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
Revenues:
  Gain on sales of mortgage
    loans......................  $  2,886    $  1,186      $ 1,494        $  2,826     $  3,452    $  2,469     $  2,812
  Interest income..............       474         306          261             423          712       1,070        3,014
  Other(1).....................       508          97           19              76            6          23           43
                                 --------    --------      -------        --------     --------    --------     --------
        Total revenues.........     3,868       1,589        1,774           3,325        4,170       3,562        5,869
Expenses:
  Advertising..................       967         891          662             667          973       1,268        1,764
  Interest.....................       513         262          259             379          632         769        2,099
  Personnel....................       918         433          462           1,098          441         574          909
  General & administrative.....       434         396          311             290          456         500          675
  Occupancy....................       103         100           92             105          110         131          174
                                 --------    --------      -------        --------     --------    --------     --------
        Total expenses.........     2,935       2,082        1,786           2,539        2,612       3,242        5,621
Earnings (loss) before taxes...       933        (493)         (12)            786        1,558         320          248
Income taxes (benefit).........        80         (18)          (1)              1           60          47           62
                                 --------    --------      -------        --------     --------    --------     --------
        Net earnings (loss)....  $    853    $   (475)     $   (11)       $    785     $  1,498    $    273     $    186
                                 ========    ========      =======        ========     ========    ========     ========
Basic and diluted earnings per
  share........................  $           $             $              $            $           $            $
                                 ========    ========      =======        ========     ========    ========     ========
Distributions(2)...............        --          --      $    81        $    400     $    400    $    273           --
                                 ========    ========      =======        ========     ========    ========     ========
PRO FORMA EARNINGS DATA:
Earnings:
  Earnings (loss) before income
    taxes......................  $    933    $   (493)     $   (12)       $    786     $  1,558    $    320     $    248
  Pro forma income taxes(3)....       384        (203)          (5)            324          655         135          104
                                 --------    --------      -------        --------     --------    --------     --------
    Net earnings...............  $    549    $   (290)     $    (7)       $    462     $    903    $    185     $    144
                                 ========    ========      =======        ========     ========    ========     ========
Earnings per share:
  Pro forma basic and diluted
    earnings per share(4)......  $           $             $              $            $           $            $
                                 ========    ========      =======        ========     ========    ========     ========

                                  FOR THE QUARTERS ENDED
                                 ------------------------
                                 DECEMBER 31,   MARCH 31,
                                     1997         1998
                                 ------------   ---------
                                  (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
Revenues:
  Gain on sales of mortgage
    loans......................    $ 15,497     $  6,969
  Interest income..............       3,671        5,124
  Other(1).....................          64          192
                                   --------     --------
        Total revenues.........      19,232       12,285
Expenses:
  Advertising..................       2,304        3,798
  Interest.....................       2,616        3,950
  Personnel....................       1,495        1,406
  General & administrative.....         913        1,159
  Occupancy....................         278          288
                                   --------     --------
        Total expenses.........       7,606       10,601
Earnings (loss) before taxes...      11,626        1,684
Income taxes (benefit).........         250           60
                                   --------     --------
        Net earnings (loss)....    $ 11,376     $  1,624
                                   ========     ========
Basic and diluted earnings per
  share........................    $            $
                                   ========     ========
Distributions(2)...............          --           --
                                   ========     ========
PRO FORMA EARNINGS DATA:
Earnings:
  Earnings (loss) before income
    taxes......................    $ 11,626     $  1,684
  Pro forma income taxes(3)....       4,889          708
                                   --------     --------
    Net earnings...............    $  6,737     $    976
                                   ========     ========
Earnings per share:
  Pro forma basic and diluted
    earnings per share(4)......    $            $
                                   ========     ========


SUPPLEMENTAL PRO FORMA EARNINGS DATA:
  Net earnings as reported....................  $  1,624
  Establishment of deferred income tax
    liability.................................     6,279
                                                --------
  Supplemental pro forma net loss.............  $ (4,655)
                                                --------
  Supplemental pro forma basic and diluted
    loss per share(4).........................  $
                                                ========

                                                                   FOR THE QUARTERS ENDED
                                 ------------------------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                   1996        1996         1996            1996         1997        1997         1997
                                 ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING STATISTICS:
Mortgage loan originations(5)
  Prime first mortgage loans...  $257,733    $107,533      $92,370        $129,689     $185,155    $126,840     $284,111
  HLTV first mortgage loans....        --          --           --              --           --          --           --
  HLTV second mortgage loans...        --          --          963           7,044       13,706      37,066       54,023
  Equity lines(6)..............     3,363      10,302        3,728           4,525        4,801       3,972        2,420
  Subprime first and second
    mortgage loans.............        --          --        2,464           1,311          359       6,811       10,506
                                 --------    --------      -------        --------     --------    --------     --------
        Total loan
          originations.........  $261,096    $117,835      $99,525        $142,569     $204,021    $174,689     $351,060
                                 ========    ========      =======        ========     ========    ========     ========
Mortgage loan origination count
  Prime first mortgage loans...     1,613         636          550             732        1,079         713        1,405
  HLTV first mortgage loans....        --          --           --              --           --          --           --
  HLTV second mortgage loans...        --          --           35             200          389         952        1,230
  Equity lines.................       115         287          106             100          117          79           60
  Subprime first and second
    mortgage loans.............        --          --           25               6            5          89          114
                                 --------    --------      -------        --------     --------    --------     --------
        Total mortgage loan
          origination count....     1,728         923          716           1,038        1,590       1,833        2,809
                                 ========    ========      =======        ========     ========    ========     ========
Whole loan sales(7)
  Prime first mortgage loans...  $257,396    $116,524      $94,532        $115,422     $179,118    $122,194     $226,478
  HLTV first mortgage loans....        --          --           --              --           --          --           --
  HLTV second mortgage loans...        --          --           --           4,326        7,333       7,455          581
  Equity lines(6)..............     1,735       3,829        3,089           4,512        5,549       5,130        1,872
  Subprime first and second
    mortgage loans.............        --          --        1,658           1,498          365       5,670        7,329
                                 --------    --------      -------        --------     --------    --------     --------
        Total loan sales
          volume...............  $259,131    $120,353      $99,279        $125,758     $192,365    $140,449     $236,260
                                 ========    ========      =======        ========     ========    ========     ========
Whole loan sales count
  Prime first mortgage loans...     1,612         703          559             674        1,017         715        1,163
  HLTV first mortgage loans....                    --           --              --           --          --           --
  HLTV second mortgage loans...        --          --           --             131          195         217           11
  Equity lines.................        87         300          115             122          152         133           58
  Subprime first and second
    mortgage loans.............        --          --           15              13            1          71           87
                                 --------    --------      -------        --------     --------    --------     --------
        Total loan sales
          count................     1,699       1,003          689             940        1,365       1,136        1,319
                                 ========    ========      =======        ========     ========    ========     ========
Loan sales through
  securitization volume........        --          --           --              --           --          --           --
Loan sales through
  securitization count.........        --          --           --              --           --          --           --
Average initial principal
  balance per loan
  Prime first mortgage loans...  $    160    $    169      $   168        $    177     $    172    $    178     $    202
  HLTV first mortgage loans....        --          --           --              --           --          --           --
  HLTV second mortgage loans...        --          --           28              35           35          39           44
  Equity lines(6)..............        29          36           35              45           41          50           40
  Subprime first and second
    mortgage loans.............        --          --           99             218           72          77           92
Weighted average cumulative
  initial loan to value ratio
  Prime first mortgage loans...       73%         76%          77%             76%          75%         75%          74%
  HLTV first mortgage loans....        --          --           --              --           --          --           --
  HLTV second mortgage
    loans(8)...................        --          --          109             107          110         110          110
  Equity lines(9)..............       N/A         N/A          N/A             N/A          N/A         N/A          N/A
  Subprime first mortgage
    loans......................        --          --           73              82           72          63           73
Weighted average interest rates
  Prime first mortgage loans...     7.41%       8.02%        8.33%           7.89%        7.97%       8.05%        7.74%
  HLTV first mortgage
    loans(10)..................        --          --           --              --           --          --           --
  HLTV second mortgage loans...        --          --        14.47           14.01        13.77       13.75        13.09
  Equity lines(11).............      8.70        8.12         9.77            8.97         7.70        8.45         8.15
  Subprime first and second
    mortgage loans.............        --          --        10.07            9.71        10.64       11.46        11.11
Number of employees............       186         133          114             127          167         186          232

                                  FOR THE QUARTERS ENDED
                                 ------------------------
                                 DECEMBER 31,   MARCH 31,
                                     1997         1998
                                 ------------   ---------
                                  (DOLLARS IN THOUSANDS)
OPERATING STATISTICS:
Mortgage loan originations(5)
  Prime first mortgage loans...    $355,569     $530,950
  HLTV first mortgage loans....       1,940        5,326
  HLTV second mortgage loans...      72,284       93,600
  Equity lines(6)..............       3,192        6,526
  Subprime first and second
    mortgage loans.............       5,954        3,883
                                   --------     --------
        Total loan
          originations.........    $438,939     $640,285
                                   ========     ========
Mortgage loan origination count
  Prime first mortgage loans...       1,769        2,597
  HLTV first mortgage loans....          10           26
  HLTV second mortgage loans...       1,389        1,712
  Equity lines.................          81          160
  Subprime first and second
    mortgage loans.............          57           31
                                   --------     --------
        Total mortgage loan
          origination count....       3,306        4,526
                                   ========     ========
Whole loan sales(7)
  Prime first mortgage loans...    $350,637     $490,421
  HLTV first mortgage loans....          --           --
  HLTV second mortgage loans...         196           --
  Equity lines(6)..............         930        2,380
  Subprime first and second
    mortgage loans.............       6,880        4,495
                                   --------     --------
        Total loan sales
          volume...............    $358,643     $497,296
                                   ========     ========
Whole loan sales count
  Prime first mortgage loans...       1,730        2,404
  HLTV first mortgage loans....          --           --
  HLTV second mortgage loans...           2           --
  Equity lines.................          37          115
  Subprime first and second
    mortgage loans.............          69           36
                                   --------     --------
        Total loan sales
          count................       1,838        2,555
                                   ========     ========
Loan sales through
  securitization volume........    $120,000           --
Loan sales through
  securitization count.........       2,732           --
Average initial principal
  balance per loan
  Prime first mortgage loans...    $    201     $    204
  HLTV first mortgage loans....         194          205
  HLTV second mortgage loans...          52           55
  Equity lines(6)..............          39           41
  Subprime first and second
    mortgage loans.............         104          125
Weighted average cumulative
  initial loan to value ratio
  Prime first mortgage loans...         74%          74%
  HLTV first mortgage loans....         109          113
  HLTV second mortgage
    loans(8)...................         111          113
  Equity lines(9)..............         N/A          N/A
  Subprime first mortgage
    loans......................          73           77
Weighted average interest rates
  Prime first mortgage loans...       7.55%        7.29%
  HLTV first mortgage
    loans(10)..................        8.28         7.40
  HLTV second mortgage loans...       12.53        12.67
  Equity lines(11).............        6.49         6.33
  Subprime first and second
    mortgage loans.............       10.44         9.49
Number of employees............         267          349

---------------
 (1) Amounts reflect operations of DiTech Escrow Corporation as a division of the Company prior to its incorporation as a separate entity in August 1996.

 (2) Distributions have historically been to facilitate the payment of income taxes of the Selling Stockholder arising in the pass-through of the Company's federal and state taxable income.


 (3) From January 10, 1995 through the Closing Date, the Company elected to be taxed as an S Corporation for federal income tax purposes. Pro forma earnings data reflects the conversion from an S Corporation to a C Corporation and the income tax expense that would have been recorded had the Company not been taxed as an S Corporation. As a result of terminating the Company's S Corporation status upon completion of the Offering, the Company will be required to record a one-time non-cash charge against earnings for deferred income taxes. This charge will occur in the quarter ending September 30, 1998 and the year ending December 31, 1998. If this charge were recorded at March 31, 1998, the amount would have been approximately $6.3 million. This amount is expected to increase through the Closing Date depending on the level and nature of the Company's taxable income from April 1, 1998 to the completion of the Offering. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.


 (4) Pro forma earnings or loss per share has been computed by dividing pro forma net earnings or loss available to the common stockholder by the pro forma weighted average number of common stock shares outstanding during the period.

 (5) Excludes non-refundable fees and direct costs associated with the origination of mortgage loans and accrued interest.

 (6) With respect to whole loan sales, reflects initial draw, not maximum line amount. With respect to mortgage loan originations and average initial principal balance per loan, represents maximum line amount, not initial draw.

 (7) Principal balance of loans at time of sale.

 (8) Reflects cumulative loan-to-value ratio, including first mortgages existing at origination of HLTV second mortgage loan.

 (9) Data not available.

(10) Reflects effect of introductory rate. HLTV first mortgage loans are adjustable rate loans that adjust after 6 or 24 months to LIBOR plus a margin that varies depending on borrower qualifications.

(11) Reflects introductory three-month rate. Home equity lines of credit are adjustable rate loans that adjust after three months and every 30 days thereafter to Bank of America's "prime" rate plus a margin varying from 0.25% to 4.50%.

     The foregoing unaudited quarterly information demonstrates the variability of the Company's performance. During periods of increasing interest rates, such as the quarters ended June 30, 1996, September 30, 1996 and June 30, 1997, the dollar amount of the Company's loan originations has been negatively affected. However, since the Company's introduction of its HLTV second mortgage loan program in late 1996, the number of loans originated by the Company has increased each quarter. While the dollar amount of originations decreased for the quarter ended June 30, 1997 compared to the quarter ended March 31, 1997, the number of originations increased for the same comparative period. This was due to the increased number of HLTV second mortgage loan originations during the quarter ended June 30, 1997. The three month period ended June 30, 1997 is the only period since the introduction of HLTV second mortgage loans in which the number of HLTV second mortgage loans originated exceeded the number of prime first mortgage loans originated.

     The Company's experience is consistent with the general trend that prime first mortgage loan activity declines in periods of increasing interest rates as refinancing becomes less desirable and first-time and move-up homebuyers are less able to afford mortgage loans. Because of the Company's dependence on prime first mortgage loan whole loan sales for cash flow, cash flow may be negatively impacted in periods of increasing interest rates. An increase in the relative mix of HLTV second mortgage loans as compared to prime first mortgage loans during periods of increasing interest rates may also have the effect of increasing the Company's reliance on securitization as a source of revenue.

YEAR 2000 PROBLEM


     The Company recognizes the need to ensure its operations will not be adversely impacted by the Year 2000 Problem. The Company has assessed its primary computer applications (including its loan origination and processing systems) in order to ascertain their continued functionality and is repairing any discovered deficiencies. The Company's current loan origination and processing system may have a Year 2000 Problem. However, management expects to complete a transition to a new loan origination and processing system that management has been assured does not have a Year 2000 Problem by the third quarter of 1998. No assurance can be given that the Company will be able to complete the transition to its new loan origination and processing system. Furthermore, while the Company has been assured by the vendor of its new loan origination and processing system that the new system does not have a Year 2000 Problem, no assurance can be given that such system will not have a Year 2000 Problem in the Company's operating environment. An assessment of the Company's ancillary computer applications and the readiness of external entities which it interfaces with, such as vendors, counter parties, payment systems, and others, is ongoing. The Company does not currently anticipate that the overall costs associated with Year 2000 remediation will be material to the Company's results of operations, financial condition or business prospects. However, significant uncertainty exists concerning the potential costs and effects associated with the Year 2000 Problem. Any Year 2000 Problem of the Company or any of the external entities with which the Company interfaces could have a material adverse effect on the Company's results of operations, financial condition and business prospects.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's sources of cash flow include gain on sale of mortgage loans, net interest income and borrowings. The Company's uses of cash include the funding of mortgage loan originations, payment of interest, repayment of amounts borrowed under warehouse lines of credit, operating and administrative expenses, income taxes and capital expenditures.


     Cash and cash equivalents were $5.9 million, $7.5 million, $1.6 million and $405,000 at March 31, 1998, December 31, 1997, 1996 and 1995, respectively. The
Company received cash proceeds from the whole loan sales of mortgage loans of $497 million, $928 million, $604 million and $281 million during the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996 and for the period from January 10, 1995 (inception) to December 31, 1995 respectively, representing the principal balance of loans sold in whole loan sales. The Company received cash gain on sales on such sale of loans of $8.9 million, $15.8 million, $7.8 million and $4.5 million, respectively. A significant amount of the Company's loan production in any month is funded during the last several business days of that month.



     The Company's ability to continue to originate loans is dependent in large part upon its ability to sell the mortgage loans at par or for a premium in the secondary market in order to generate cash proceeds to repay borrowings under the warehouse facility, thereby creating borrowing capacity to fund new originations. The value of and market for the Company's loans are dependent upon a number of factors, including the borrower credit risk classification, loan-to-value ratios and interest rates, general economic conditions, warehouse facility interest rates and governmental regulations. See "Risk
Factors -- Dependence on Loan Sales and HLTV Securitizations."

     The Company has established the following warehouse credit facilities to allow it to continue to sell and pool loans and fund additional originations:


                                                         OUTSTANDING
                                                        BALANCE AS OF
                                        CREDIT LIMIT   MARCH 31, 1998           INDEX/            COMMITMENT
                LENDER                     ($000)          ($000)               MARGIN          EXPIRATION DATE
                ------                  ------------   ---------------          ------          ---------------
GE Capital Mortgage Services, Inc.....    $ 50,000(1)     $ 78,244         Commercial paper     February 1999
                                                                             plus 1.00% or
                                                                               1.50%(2)
PaineWebber Real Estate Securities,                                        LIBOR plus 1.00%     Uncommitted(3)
  Inc.................................     275,000         175,130           (Prime first
                                                                            mortgage loans)
                                                                           LIBOR Plus 1.75%
                                                                            (HLTV mortgage
                                                                                loans)
Nikko Financial Services, Inc.........     100,000          28,162         LIBOR plus 1.25%     Uncommitted(3)
                                          --------        --------
         Totals.......................    $425,000        $281,536
                                          ========        ========


---------------
(1) GE Capital Mortgage Services, Inc. ("GE") has, in its sole discretion, from time-to-time allowed the Company to exceed its credit limit for short periods of time.

(2) The margin for advances under the GE warehouse credit facility is 1.00% for advances funded by cashier's check and 1.50% for advances funded by wire transfer.

(3) An uncommitted facility is one in which the lender has no obligation to make loans, even if the borrower complies with the terms of the facility. Loans are at the lender's sole discretion.


     The Company currently has a $50 million warehouse credit facility with GE (the "GE Facility"), which is secured by loans originated by the Company and expires on February 28, 1999. The GE Facility is a committed facility and bears interest at the Cooper River Funding, Inc. commercial paper rate plus 1.00% for advances funded by cashier's check and 1.50% for advances funded by wire transfer.


     In July 1997 the Company entered into a $90 million warehouse credit facility with PWRES (the "PaineWebber Facility"), which is secured by loans originated by the Company. In October 1997 the PaineWebber Facility was increased to $110 million, and in February 1998 it was increased to $275 million. The PaineWebber Facility is an uncommitted facility and bears interest at the London InterBank Offered Rate ("LIBOR") plus 1.00% for prime first mortgage loan and LIBOR plus 1.75% for HLTV mortgage loans. As of March 31, 1998, approximately $175.1 million was outstanding under this credit facility.

     The Company currently has a $100 million mortgage finance facility with Nikko Financial Services, Inc. (the "Nikko Facility"), which is secured by loans originated by the Company and expires on August 22, 1998. The Nikko Facility is an uncommitted facility and bears interest at LIBOR plus 1.25%. As of March 31, 1998, $28.2 million was outstanding under the Nikko Facility.

     The Company's warehouse credit facility lenders have security interests in the loans funded utilizing their respective facilities and, in certain instances, on other assets of the Company. The warehouse credit and repurchase facilities are currently personally guaranteed by Mr. Reddam. However, the Company expects that Mr. Reddam will be released from his guarantees concurrently with the consummation of the Offering.

     The documents governing the warehouse credit facilities also contain certain compensating balance requirements and restrictive financial and other covenants that require the Company to, among other requirements, restrict dividends (except dividends for income tax payments to the sole stockholder), deposit an amount with the lender that is restricted in use until the notes payable have been fully paid, maintain certain levels of net worth, liquidity, debt to net worth ratios and maintenance of compliance with regulatory and investor requirements. At March 31, 1998, the Company believes that it was substantially in compliance with the financial and other covenants under its warehouse credit facilities except for net worth required by one of the warehouse credit facility lenders. On April 1, 1998, the lender updated the required net worth ratio, and the Company believes that it is in compliance with the revised net worth requirements.

     The Company also has a residual financing agreement with PWRES pursuant to which PWRES, in its sole discretion, provides the Company with financing secured by the Residuals. Advances under the residual financing agreement are based upon the amount of loans securitized. These advances are repayable on demand by the lender and are subject to renewal on a monthly basis. See Note 6 to the Financial Statements and Note 4 to the Condensed Unaudited Financial Statements.

     The Company believes that cash flow from operations, including the net proceeds from whole loan sales, one or more securitization transactions and the borrowings available under the warehouse credit facilities will be sufficient to fund cash needs and capital expenditures for the next 12 months.

ACCOUNTING CONSIDERATIONS


     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS 123 compensation expense would be recorded on the date a stock-based award is granted only if the current market price of the underlying stock exceeded the exercise price of the stock-based award. SFAS 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to apply the provisions of APB 25 and provide pro forma net earnings and pro forma net earnings per share disclosures for employee stock options and grants made as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of APB 25 and comply with the pro forma disclosure provisions of SFAS 123. As of June 30, 1998 the Company has not issued any stock-based compensation, however, with the close of the Offering the Company intends to grant stock-based compensation to certain employees at which time the disclosure provisions of SFAS 123 will be adopted and such compensation will be accounted for under APB 25.


     On January 1, 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The implementation of SFAS 130 did not have a material effect on the Company's financial condition or results of operations.

     On January 1, 1998 the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 need not be applied to interim financial statements in the year of adoption, but comparative information for interim periods in the initial years of adoption shall be reported in financial statements in the second year following adoption. Management is in the process of assessing the impact of the disclosures required in the Company's 1998 annual financial statements.

INCOME TAXES

     From the Company's inception on January 10, 1995 until the Closing Date, the Company has elected to be treated for federal income and certain state tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and comparable state laws. As a result, the Company's provisions for income taxes during that period reflect modest corporate level state franchise taxes. The taxable income of the Company during such periods has been included in the individual taxable income of its stockholders for federal and state income tax purposes. See Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.

     Following termination of the Company's S Corporation status, the Company will become subject to full corporate federal and state income taxes. In conjunction with the termination of the Company's S Corporation status, the Company will record a one-time charge to earnings in the third quarter of 1998 related to temporary differences between the financial reporting and tax bases of existing assets and liabilities. If the

Company had been fully subject to federal and state income taxes, net earnings on a pro forma basis would have been $536,000, $714,000, $8.0 million and $976,000 in 1995, 1996, 1997 and for the three months ended March 31, 1998, respectively. See Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.

                                    BUSINESS
GENERAL


     Introduction. The Company is a specialty finance company engaged in the business of marketing, directly originating, selling and servicing mortgage loans. The Company's direct marketing strategy uses extensive national cable television and radio advertising in order to build name recognition. The Company offers borrowers a wide range of mortgage products, which currently includes prime first mortgage loans, prime HLTV first and second mortgage loans and, to a lesser extent, prime home equity lines of credit and subprime first and subprime HLTV second mortgage loans. The Company's advertisements solicit potential borrowers to call the Company's toll-free telephone number (1-800-71-FIXED) or to visit the Company's internet web site. During the five-quarter period ended March 31, 1998, the Company directly originated approximately 95% of its loans.


     In April 1995, the Company began originating loans secured by properties in the Southern California market. Since then, the Company has steadily expanded across the United States, originating $302 million in loans secured by properties in 7 states in 1995, $621 million in loans secured by properties in 46 states plus the District of Columbia in 1996, $1.2 billion in loans secured by properties in 49 states plus the District of Columbia in 1997 and $640 million in loans secured by properties in 49 states plus the District of Columbia for the three-month period ended March 31, 1998.

     The Company sells substantially all of the prime first mortgage loans it originates through whole loan sales, servicing released. The whole loan sales, together with the Company's warehouse lines of credit, historically have provided positive operating cash flow to support the Company's operations and enabled it to pool its more profitable HLTV second mortgage loans for sale or securitization. For the year ended December 31, 1997, the Company sold $1.0 billion of loans that it originated, of which $927.7 million were sold through whole loan sales and $120.0 million were sold through a securitization transaction. For the three-month period ended March 31, 1998, the Company sold $497.3 million of loans through whole loan sales.

     For the year ended December 31, 1997, the Company had revenues of $32.8 million and pre-tax earnings of $13.8 million. For the three-month period ended March 31, 1998, the Company had revenues of $12.3 million and pre-tax earnings of $1.7 million.

     Strategy. The Company pursues a business strategy that includes:

     - Creating strong name recognition through the addition of new and innovative products, and advertising prices directly to consumers through targeted, direct-response, radio and cable television advertising.

     - Targeting sophisticated, experienced customers with superior credit who are seeking loans at competitive interest rates.

     - Originating loans directly to borrowers without incurring the cost of mortgage loan brokers or other intermediaries, thus reducing the potential for adverse loan selection and the risk of broker fraud.

     - Utilizing a highly efficient, centralized operation to reduce overhead.

     - Responding rapidly and effectively to evolving market conditions, mortgage products and demand through a varied product offering.

     - Providing prospective borrowers no risk and low cost loan origination processing by offering to advance the cost of the prospective borrowers' credit report and property appraisal.


     - Increasing penetration of existing geographic markets, particularly outside of California, in order to reduce the Company's current concentration in California and thereby mitigate risks associated with local and regional economic cycles.


     - Developing an efficient and effective in-house servicing capability.

     Loan Products. The Company targets high credit quality borrowers by offering loans at competitive interest rates. The Company utilizes the credit scoring methodology developed by FICO as a significant component of its evaluation of potential borrowers' credit. Approximately 99% of all loans originated by the

Company during the three-month period ended March 31, 1998 were made to borrowers who the Company considers to be "prime" or "A" credit borrowers. With respect to first mortgage loans, management generally considers "prime" or "A" borrowers to be those borrowers whose loans are acceptable to FNMA or FHLMC for purchase or loans that are acceptable to private investors under their nonconforming prime purchase programs. With respect to HLTV second mortgages loans, management generally considers "prime" or "A" borrowers to be those borrowers with FICO scores of 640 or greater.

     While prime first mortgage loans were the Company's first product and historically have been the Company's primary product, both in terms of number and dollar amount of loans, the Company has steadily expanded into HLTV second mortgage loans targeted at high quality credit borrowers with little or no equity in their homes. Customers for prime first mortgage loans are typically seeking to purchase new homes or to refinance the mortgage on their existing homes, whereas customers for HLTV second mortgage loans are typically seeking to consolidate high interest credit card debt or seeking funds for home improvement or other consumer purposes. Because HLTV borrowers typically have little or no equity in their homes, the Company relies principally upon the creditworthiness of borrowers for repayment of HLTV second mortgage loans. For the year ended December 31, 1997, the Company originated 4,966 prime first mortgage loans in the aggregate dollar amount of $952 million and 3,960 HLTV second mortgage loans in the aggregate dollar amount of $177 million. For the three-month period ended March 31, 1998, the Company originated 2,597 prime first mortgage loans in the aggregate dollar amount of $531 million and 1,712 HLTV second mortgage loans in the aggregate dollar amount of $94 million.

     The Company believes its consumer direct origination channels, high credit quality customer base and reputation for competitive financial products will allow it to meet consumers' needs in various markets and interest rate environments. In November 1997, the Company introduced its "Dream" loan, which is an HLTV first mortgage loan that allows a high credit quality borrower to borrow up to 125% of the lesser of the purchase price or the appraised value of a new home. Management believes that its Dream loan will appeal to high credit quality homeowners who reside in areas in which property values have declined and to high credit quality first-time homebuyers in high property value areas who do not have the down payment that has traditionally been required. For the three-month period ended March 31, 1998, the Company originated 26 such loans in an aggregate amount of $5.3 million.

     During 1996 the Company began to offer subprime first mortgage loans (3% of the number and 2% of the dollar amount of loans originated for the year ended December 31, 1997), in order to accommodate the small portion of its borrowers who do not qualify for a prime loan. The Company also recently introduced its "Reward" loan program, which is a subprime HLTV second mortgage loan program. Reward loans are limited to 110% combined loan-to-value ratio. As an incentive to Reward loan customers, a portion of the origination fees are rebated to the borrower two years after the origination date if the loan is still outstanding and if the borrower is current on his or her payments. The Company is considering a similar rebate program for its HLTV second mortgage loan programs.

     Loan Sales. The Company sells its prime first mortgage loans, home equity lines of credit and most subprime mortgage loans on a whole loan basis to third party investors, servicing released. During the year ended December 31, 1997 and the three months ended March 31, 1998, the Company received cash gain premiums from whole loan sales of 1.70% and 1.71%, respectively, of the principal balance sold.


     As a fundamental part of its business and financing strategy, the Company intends to sell substantially all of its HLTV first and second mortgage loans through securitization transactions. As of March 31, 1998, the Company had securitized $120 million of HLTV second mortgage loans and no HLTV first mortgage loans. In a loan securitization, the Company sells loans that it has originated to a trust for cash (generated by the issuance of bonds or certificates by the trust) and a retained interest in the loans securitized ("Residuals"). The Residuals are generally subordinate to the senior bonds issued by the trust, such that the Residuals will absorb all losses before the investors in the senior bonds issued by the trust incur any losses. The net gain recognized by the Company on the loan securitization represents the excess of the cash received and the assets retained by the Company (Residuals and any mortgage servicing assets) over the carrying value of the loans sold less transaction costs.

     The Company accounts for the Residuals as trading assets and estimates the fair value of the Residuals using the Cash Out Method which involves calculating the present value of the estimated expected future cash flows received by the Company after being released from the trust using a discount rate the Company believes market participants would use for similar financial instruments. The Company's estimate of fair value is very subjective and contingent upon a number of assumptions about future events, primarily future prepayments and future losses related to the securitized loans. Should such future events, prepayments or losses be different from those assumed the fair value of the residual will have to be re-estimated and the resulting change in the fair value estimate may have a material effect on the financial position and results of operation of the Company. See "Risk Factors -- Substantial Risks Associated with Securitizations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Sales and Securitization."


     The Company recognized net gains on sales from its October 1997 securitization in an amount equal to approximately 8.3% of the unpaid principal balance of the securitized loans, excluding non-refundable fees and direct loan origination costs recognized on such sales. Such net gains consisted of the Residual (approximately 10.1% of the unpaid principal balance of the securitized loans) plus servicing rights (approximately 0.7% of such unpaid principal balance) at the close of securitization minus securitization transaction costs, accrued interest contributed and prefunding interest expenses (which aggregated approximately 2.5% of such unpaid principal balance).


     Servicing. In April 1998 the Company established a loan servicing center in Mountainside, New Jersey, where the Company services Company-originated HLTV first and second mortgage loans. The loan servicing center is staffed by experienced servicing representatives. Management believes that the efficiency of its loan servicing efforts will be enhanced by the fact that the majority of the Company's HLTV mortgage loans provide for automatic funds transfer from the borrower's bank account. Also, the Company recently reached an agreement with GMAC for GMAC to perform certain servicing oversight functions on an interim basis with respect to the Company's HLTV mortgage loans, including those loans included in the Company's October 1997 securitization. Under the arrangement, GMAC will monitor the Company's servicing operation until various rating agencies determine that the Company has established an adequate servicing history. See "-- Loan Servicing" and "Risk Factors -- Recent Commencement of Servicing Operations." The Company's non-HLTV loans are typically sold servicing-released through whole loan sales within 30 days following origination, and are currently serviced at its headquarters in Irvine, California.



     Tax Status. Since its inception, the Company has elected to be treated for federal income and certain state tax purposes as an S Corporation under Subchapter S of the Code. In connection with the Offering, the Company expects to terminate its S Corporation status. As a result, for the quarter in which the Offering closes, the Company will record a one-time non-cash charge to earnings for deferred income taxes based upon the change in the Company's status to a C Corporation. If such a charge had been recorded at March 31, 1998, the amount charged to earnings would have been approximately $6.3 million. If the Closing Date had occurred on June 30, 1998, the Company estimates that the amount of the charge would have increased by approximately $3.4 million to $9.7 million. This amount is expected to increase by the amount of any deferred income taxes related to any earnings from July 1, 1998 through the Closing Date. See "Prior S Corporation Status," "Risk Factors -- One-Time Deferred Income Tax Charge will Reduce the Company's Earnings and May Cause a Loss in the Third Quarter of 1998," Note 15 to the Financial Statements and Note 5 to the Condensed Unaudited Financial Statements.


MARKETING/ADVERTISING

     The Company generates its customer contacts through a nationwide cable television and radio advertising campaign. Direct response advertisements on television and radio generate leads by asking customers to call the Company toll-free at 1-800-71-FIXED.

     The Company's advertising campaign portrays the Company as one of the lower priced sources for high credit quality borrowers and the advertisements often quote that day's interest rates. Management believes that competing direct response retail programs are less likely to be able to quote daily prices because they have numerous branches and correspondents who are often competing with their own centralized direct-response operation. These different channels typically offer prices that vary according to each branch and local market conditions. Another benefit of the Company's price-focused advertising approach is that the Company often attracts customers who have already started the loan process with a competitor who has quoted a higher rate. Because such borrowers have already begun the application and information gathering processes, they are able to complete the loan application process quickly.

     The Company's advertisements serve a dual purpose of quoting price to generate a direct response and promoting long-term name recognition of the DiTech name in the target market. During the Company's first year, the majority of the Company's advertising was on radio, primarily local Los Angeles news format radio stations. In February 1996 the Company began utilizing radio in other urban markets around the United States. The Company also began advertising on national cable television in February 1996. Through its experience, the Company believes that it has developed a highly effective campaign, by focusing on the type and style of its ads, time slot selection, media and channel selection, and other factors. During the last year, the Company has placed its cable television advertisements mostly on national networks, such as CNN, CNN-Headline News, CNN-Financial Network, CNBC, MSNBC, Fox News Network, Discovery and Nick at Nite. Mr. Reddam has been the spokesperson for most cable television ads. Radio advertisements are placed primarily on news and talk radio shows, mostly in urban California markets (Los Angeles, San Diego and San Francisco). Print advertisements also run in the Los Angeles Times, other major newspapers in the State of California and the Wall Street Journal. The Company also has two billboards in Southern California that display the current interest rate by way of an electronic ticker.

     The Company works with an outside advertising agency that manages placement of all advertisements and tracks and interprets response and conversion rates. Due to the Company's emphasis on creating name recognition, it continues to advertise in all rate environments. The Company's marketing strategy allows it to easily switch between advertisements targeting prime first mortgage loan customers (more emphasis when rates are decreasing and refinances are up) and HLTV second mortgage loan customers (more emphasis when rates are increasing and the refinancing market is not as strong). While management believes that its existing formula works well, the Company continues to experiment with the message, time slots, channels and media in an attempt to further improve response and loan completion rates. For example, as market conditions change, management may change the creative content as often as every two weeks to find the most effective advertising message. The Company believes its strategy of developing name recognition is succeeding. Increasing numbers of callers now say they are familiar with the DiTech name.

DIRECT LOAN ORIGINATION AND PROCESSING


     For the five-quarter period ended March 31, 1998, approximately 95% of the Company's loans were originated directly, with the loan application and approval process conducted entirely over the telephone or the internet and by overnight courier. The remaining 5% of the Company's originations come from a small group of correspondent lenders who are required to comply with the Company's underwriting guidelines and then sell the loans they originate to the Company at a premium to their face value. The Company does not anticipate that its originations from correspondents will increase significantly in the near future. The Company has developed a centralized origination and processing operation at its headquarters, avoiding the substantial overhead of branch offices. Management believes that its direct loan origination process, provides it with a cost effective lead generation method that enables it to virtually eliminate the prospecting aspect of the customer agents' job function. Because customer agents spend no time actively searching for prospects, they are able to qualify and originate a large number of applications, which reduces the average labor cost of origination per loan.


     The Company's phones are staffed 24 hours per day from 6:00 a.m. Monday through 9:00 p.m. Friday and from 7:00 a.m. to 4:00 p.m. on Saturday and Sunday. Calls are routed directly to customer service agents, who qualify the borrower and determine where the caller heard about the Company. The Company generally advances all up-front fees (credit report and appraisal) required to get the origination process started. The decision to advance up-front fees reduces selling barriers because the customer has no up-front out-of-pocket costs or cancellation fees.

     The Company's internet web site, www.ditechfunding.com, has also become an increasing source of loan originations. By accessing the Company's internet web site, potential borrowers can complete and submit an application electronically. A small percentage of completed applications has been submitted by customers to the Company over the internet.

     Following origination, the Company's processors carry out the majority of the customer transaction, taking over nearly all client interaction immediately after the initial application is taken by the customer service agent. Once the loan application has been taken by the customer agent, the processor takes over the file, calls the customer within 24 hours, verifies whether the customer has been contacted by the appraiser and follows up on any open items on a weekly basis. The Company believes that this proactive and consistent communication with the borrower promotes a high level of customer satisfaction and confidence in the loan origination process.

     The origination and processing department is set up in teams, with each team typically including 12 to 15 customer service agents, 10 to 12 loan processors, an underwriter, a funder and an escrow agent. When an applicant calls the Company, a customer service agent takes the call and pre-qualifies the potential borrower. The customer service agent takes the application over the phone, runs a credit report and verifies that the borrower's debt ratios are acceptable. If the applicant's credit or ratios do not meet the Company's underwriting guidelines for prime mortgage loans, the applicant is generally referred to the subprime lending department. After the initial application process is completed, the application packet is then sent by overnight courier to the customer with a return overnight envelope included. The file is then assigned to a loan processor and a loan file is opened with the Setup Department, which orders an appraisal and a preliminary title report and arranges loan closing. When the borrower sends in financial documentation and signed documents, the processor reviews and prepares the file for submission to underwriting, and requests any additional documents. The file is then sent to the underwriter, where it is either approved, denied or suspended for additional information.

     The Company's centralized loan origination and processing approach reduces the average time to close a loan, which the Company believes leads to higher loan closing rates. An added benefit of rapid loan processing is reduction in interest rate market risk. The Company's lock policy stipulates that interest rates can only be locked for 10 days from the date documents are drawn. Based on a recent 30-day sampling of loans, the Company's average time from initial contact to closing for first mortgage loans was 30 days, while the average for second mortgage loans was 25 days.

PRODUCT TYPES

     General. The Company's current products include conforming and non-conforming prime first mortgage loans, prime HLTV first and second mortgage loans, subprime first mortgage loans, home equity lines of credit and subprime HLTV second mortgages. The Company offers a wide variety of interest rate and points combinations on many of its products so that customers may elect to pay higher points at closing to secure a lower rate over the life of the loan or pay a higher interest rate and reduce or eliminate points payable at closing. The Company sets mortgage loan interest rates and fees after considering several factors, including the borrower's credit rating and debt ratio, the loan-to-value ratio of the property and competitive and market conditions.

     The majority of the Company's loan originations are prime first mortgage loans (52% by number of loans originated for the year ended December 31, 1997), followed by HLTV second mortgage loans (41% by number of loans originated for the year ended December 31, 1997), home equity lines of credit (4% by number of loans originated for the year ended December 31, 1997) and subprime first mortgage loans (3% by number of loans originated for the year ended December 31, 1997). To date, the Company has not originated a material amount of HLTV first mortgage loans or subprime HLTV second mortgages.

     The Company believes that its primary product mix of first mortgage loans and HLTV second mortgage loans helps to insulate it against interest rate fluctuations. When interest rates climb and first mortgage loan refinancings fall off, the Company's advertising is focused more on second mortgage loans, which have historically been less rate sensitive. When interest rates drop and refinancing demand increases, advertisements target first mortgage loan refinance customers.

     Prime First Mortgage Loans. The Company currently offers conforming and non-conforming first mortgage loans. These loans are offered as 15-year and 30-year fixed rate fully-amortized loans. Conforming loans are loans that conform to FNMA and FHLMC requirements, including loan limitations of $227,150 for one unit loans, $296,050 for two unit loans, $351,300 for three unit loans and $436,600 for four unit loans. This product is limited to high credit quality borrowers with debt ratios of 60% or less. See "Business -- Underwriting Guidelines and Credit Standards."

     HLTV Second Mortgage Loans. The Company currently offers seven primary classes of HLTV second mortgage loans for which it has established its own strict credit and underwriting guidelines. See "Business -- Underwriting Guidelines and Credit Standards." Six of these programs, designated Freedom 1, Freedom 2, Freedom 3, Freedom 4, Freedom 5 and Freedom H&D 125 programs, are offered only to high credit quality borrowers. The program grade for which a borrower is eligible is dependent upon the borrower's debt ratios, housing type, FICO scores, and other factors. Funds from Freedom 1, 2, 3, 4 and 5 loans are "cash" loans, and proceeds can be used for any purpose, while proceeds from Freedom H&D 125 loans are primarily for debt consolidation or home improvement. The maximum combined loan to value ratio for each of these programs is 125%. Maximum loan amounts range from $50,000 to $150,000 depending on the property type, cumulative loan-to-value ("CLTV"), program type and FICO score.

     As of May 1, 1998, rates offered for the Freedom 1, 2, 3, 4 and 5 programs (660+ FICO) ranged from 8.25% to 16.50%, depending on the number of points paid by the borrower. Maximum debt ratios for these programs are 50%. The Freedom H&D 125 program requires FICO scores from 640 to 659. As of May 1, 1998, rates offered for these programs ranged from 13.50% to 14.99%. Maximum debt ratios are 45% on Freedom H&D 125 loans.

     HLTV second mortgage loans typically require the maximum prepayment penalties allowed by each state. Most states generally require that prepayment penalties expire after one-year, three-year or five-year maximum prepayment penalty periods. Some states do not allow any prepayment penalty.

     HLTV First Mortgage Loans. In September 1997, the Company commenced marketing of its new "Dream" loan programs, which allow borrowers to borrow up to 125% of the lesser of the purchase price or the appraised value of a newly purchased home. These programs are also directed to high credit quality borrowers. The Dream loan program allows homeowners to purchase a new home of greater value and use the additional funds to pay down negative equity on a previous home, consolidate debt or use the funds for furnishings and improvement of the new home. The Company offers variable rate Dream loans with either 6-month or 2-year fixed rate introduction periods. The borrower's FICO score must be 660 or higher, and maximum cash out is 25% for single-family detached residences and 10% for condominiums or planned unit developments. Interest rates and points charged the borrower approximate subprime rates and vary depending on FICO score, debt-to-income ratios and other factors. As with the Company's HLTV second mortgage loans, the Company relies principally on the capacity and creditworthiness of the borrower for repayment of Dream loans.

     Home Equity Lines of Credit. The Company currently offers high credit quality borrowers seeking second mortgage loans with a combined loan-to-value of 100% or less the option of establishing a home equity line of credit rather than utilizing the Company's HLTV second mortgage loan program. The Company's home equity line of credit is an adjustable rate loan, with an introductory rate of 5.99%. Following the initial three months, the interest rate adjusts to Bank of America's prime rate plus a margin determined on the basis of several factors, including the borrower's credit history and debt ratio and the property's combined loan-to-value ratio. The Company has historically sold its home equity lines of credit to investors on a whole-loan basis, servicing released.


     Subprime First Mortgage Loans. Subprime mortgage loans were introduced in March 1997. These loans are typically made to borrowers with FICO scores below 600, plus some borrowers with marginal FICO scores between 600 and 640. Because the Company does not target subprime borrowers, these loans are largely the result of spillover from advertisements directed at "A" borrowers. Currently, the Company's customer agents refer these loans to a separate group within the Company specializing in subprime mortgage loan programs. Following the implementation of the Company's new loan origination and processing software system, all agents and processors will have the added ability to sell directly and process subprime mortgage loans.


     Subprime HLTV Second Mortgage Loans. In May 1998, Company introduced a new HLTV second mortgage program that allows subprime borrowers to obtain subprime HLTV second mortgage loans with a combined loan-to-value ratio of up to 110%. The program, designated a "Reward" loan, was created to capture those applicants who do not qualify for the Company's "Freedom" loan program. The Reward program is directed to borrowers with FICO scores between 580 and 639. Reward loans are limited to $35,000 and debt-to-income ratios may not exceed 45%. Appraisals (or other acceptable forms of value verification) are required on all Reward loans. Maximum cash to borrowers for Reward loans is $5,000, with the balance of the loan specifically designated for payment to creditors.


UNDERWRITING GUIDELINES AND CREDIT STANDARDS

     The Company currently employs 15 underwriters. The Company's underwriters have an average of over 5 years underwriting experience and an average of over 10 years in the mortgage industry. The Company's key underwriting factors are mortgage history, FICO score, debt ratios, disposable income, loan-to-value, time in home, employment type and history, and occupancy status.

     The Company obtains credit information for each applicant from several sources and generally does not permit the ratio of total monthly debt obligations to monthly gross income to exceed certain program guidelines. FICO credit scores are obtained from three different national credit reporting agencies, with the final credit report reflecting the median credit score.

     The Company evaluates its underwriting guidelines on an ongoing basis and periodically modifies such guidelines to reflect the Company's current assessment of various issues. Generally, for its prime first mortgage loans, home equity lines of credit and subprime mortgage loans, the Company adheres to the standards of its intended buyers. For its HLTV first and second mortgage loans, the Company has established its own set of underwriting guidelines. The following table generally describes the Company's underwriting guidelines for each of its loan products:

                                                              MAX                           BORROWER CREDIT HISTORY
                                                              DEBT        MAX LOAN      --------------------------------
                                            FICO SCORE(1)   RATIO(2)       AMOUNT        FORECLOSURES     BANKRUPTCIES
                                            -------------   --------     ----------     --------------  ----------------
FIRST MORTGAGE LOANS (CONFORMING)
C1........................................     720+         48%-60%      $ 227,150(3)        None       None within last
                                                                                                            7 years
C2........................................   680-719        44%-50%      $ 227,150(3)        None       None within last
                                                                                                            7 years
C3........................................   620-679        40%-45%      $ 227,150(3)        None       None within last
                                                                                                            7 years
FIRST MORTGAGE LOANS (NON-CONFORMING)
J1........................................     680+         45%-50%      $1,500,000          None       None within last
                                                             42%(4)                                         7 years
J2........................................   620-679        42%-49%      $ 650,000           None       None within last
                                                                                                            7 years
HLTV SECOND MORTGAGE LOANS
Freedom 1.................................     740+           50%        $ 150,000           None         None within
                                                                                                          last 7 years
Freedom 2.................................   720-739          50%        $ 150,000           None         None within
                                                                                                          last 7 years
Freedom 3.................................   700-719          50%        $ 150,000           None          Discharged
                                                                                                        at least 3 years
Freedom 4.................................   680-699          50%        $ 125,000           None          Discharged
                                                                                                        at least 3 years
Freedom 5.................................   660-679          50%        $  85,000           None          Discharged
                                                                                                        at least 3 years
Freedom H&D 125...........................   640-659          45%        $  50,000           None             None

                                                              MAX                           BORROWER CREDIT HISTORY
                                                              DEBT        MAX LOAN      --------------------------------
                                            FICO SCORE(1)   RATIO(2)       AMOUNT        FORECLOSURES     BANKRUPTCIES
                                            -------------   --------     ----------     --------------  ----------------
HLTV FIRST MORTGAGE LOANS
Dream 1...................................     720+           45%        $ 500,000           None       None within last
                                                                                                            7 years
Dream 2...................................   680-719          45%        $ 375,000           None       None within last
                                                                                                            7 years
Dream 3...................................   660-679          45%        $ 250,000           None       None within last
                                                                                                            7 years
HOME EQUITY LINES OF CREDIT
A1........................................     720+           50%        $ 200,000           None       None within last
                                                                                                            7 years
A2........................................   680-719          50%        $ 200,000           None       None within last
                                                                                                            7 years
A3........................................   640-679          50%        $  50,000           None       None within last
                                                                                                            7 years
SUBPRIME MORTGAGE LOANS
I+........................................     605+           45%        $ 650,000       None within      None within
                                                                                        last 12 months   last 12 months
I.........................................     590+           50%        $ 500,000       None within      None within
                                                                                        last 12 months   last 12 months
II........................................   560-589          50%        $ 500,000       None within      None within
                                                                                        last 12 months   last 12 months
III.......................................   530-559          50%        $ 300,000       None within      None within
                                                                                        last 12 months   last 12 months
IV........................................   500-529          50%        $ 300,000       None within      None within
                                                                                        last 12 months   last 12 months
HLTV SUBPRIME SECOND MORTGAGE LOANS
Reward....................................   580-639          45%        $  35,000        Exception       None within
                                                                                          basis only     last 12 months

---------------
(1) Generally represents the FICO score of the primary borrower.

(2) Debt ratio is the ratio of the borrower's monthly debt payments to the borrower's monthly gross income.

(3) For one unit loans. The limit is $296,050 for two unit loans, $351,300 for three unit loans and $436,600 for four unit loans.

(4) For borrowers who are unable to provide income verification.

     Prime and Subprime First Mortgage Loans. The Company's policy directly follows investor guidelines for first mortgage loans, generally conforming to all FHLMC and FNMA guidelines or loans that are acceptable to private investors under their non-conforming prime mortgage programs. Under the Company's new Loan Prospector based system, which the Company expects to implement during the second and third quarters of 1998, all first mortgage loan originations are evaluated by the software program during origination and processing. Subprime first mortgage loans are currently originated, processed and underwritten by a separate group. The Company closely conforms to all investor guidelines on any subprime products, all of which are sold servicing-released.

     HLTV First and Second Mortgage Loans. The Company has established its own set of credit and underwriting guidelines for HLTV first and second mortgage loans. Because the Company relies on the borrower's capacity and creditworthiness for the repayment of HLTV first and second mortgage loans, the applicant's credit score, rather than the underlying value of the property, is the primary factor in determining eligibility for HLTV first and second mortgage loans. With respect to HLTV second mortgage loans, the Freedom 1, 2, 3, 4 and 5 programs have the highest requirements, requiring FICO scores over 660. The Freedom H&D 125 program requires FICO scores of at least 640.

     The Company requires that existing mortgage loans be current at the time of application, with generally no more than one 30-day late mortgage payment in the past 12 months. For existing non-mortgage credit, minor derogatory items are acceptable, though in some cases Letters of Explanation ("LOEs") may be required to explain derogatory items. Collections and/or charge-offs must be brought current with satisfactory

LOEs. Installment credit histories can show one 60-day delinquency in the last 12 months and less than 30% of the overall credit history may have been 60 days delinquent.

     With respect to HLTV second mortgage loans, the following table describes the Company's loan portfolio stratification by FICO score range based on the loans included in the Company's October 1997 securitization:

                     PORTFOLIO STRATIFICATION BY FICO SCORE

                                                            WEIGHTED
                                               AVERAGE      AVERAGE       WEIGHTED
       FICO RANGE         NUMBER OF LOANS    LOAN AMOUNT      CLTV      AVERAGE FICO
       ----------         ---------------    -----------    --------    ------------
720+....................        367            $47,263       108.0%         740
700 - 719...............        316            $46,992       109.7%         708
680 - 699...............        483            $47,326       110.4%         689
660 - 679...............        380            $39,790       112.0%         669
640 - 659...............        378            $34,459       110.9%         649
600 - 639...............        206            $28,521       110.2%         630

     Independent verification of property value is not required on loans of $35,000 or less or when the applicant's FICO score is above 660. For loans above $35,000 but less than $50,000, the Company obtains drive-by appraisals, broker price opinions or comparable determinations of value. For loans above $50,000, the Company requires a full appraisal or a statistical appraisal based on the value of similar properties in the same area. Generally, the Company also requires a title report on the property securing the loan. Hazard insurance is also required in all cases, as is flood insurance in certain cases.

     Exceptions. The Company uses the categories and characteristics described above as underwriting guidelines only. On a case-by-case basis, the Company's underwriters may determine that the prospective borrower warrants a risk category upgrade, a debt service-to-income ratio exception, a pricing exception, a loan-to-value exception or an exception from certain requirements of a particular risk category (collectively called an "upgrade" or an "exception"). An upgrade or exception may generally be allowed if the application reflects certain compensating factors, including among others: low loan-to-value ratio; stable employment; and the length or residence in the subject property. Accordingly, the Company may classify certain mortgage loan applications in a more favorable risk category than other mortgage loan applications that, in the absence of such compensating factors, would only satisfy the criteria of a less favorable risk category.

QUALITY CONTROL

     Internal Quality Control Policies and Procedures. The Company employs a wide range of pre-funding and post-funding quality control procedures at various stages throughout the loan process. These procedures are designed to ensure that the Company adheres to loan origination policies and regulatory compliance standards. Moreover, each of the Company's underwriters has at least five years of direct underwriting experience with major mortgage originators.

     Internal and independent third-party review procedures include re-verification of employment and income, re-appraisal of the subject property, re-running of credit reports, and recalculation of debt-to-income ratios. If the borrower is self-employed, transcripts of tax returns are ordered from third-party IRS transcript providers.

     During the underwriting process, the funder is responsible for ensuring that all underwriting conditions are cleared prior to releasing loan proceeds and for ensuring the "investment quality" of loans. This task includes confirming that all loans are complete and ready for immediate delivery to the secondary market, that all loans are in compliance with federal, state and investor guidelines, and that funds are delivered to settlement agents in an accurate and timely fashion. The funders work closely with the processors to ensure that loans are reviewed and funded in a timely manner and to ensure a high level of customer service.

     The funder is also responsible for reviewing title, ensuring that the documents correctly reflect the vesting of the underlying real property, reviewing lien positions and endorsements, conducting a pre-funding review of the borrower's employment and verifying that the documents are executed correctly and that signatures are consistent throughout all loan documents. The funder also verifies that loan documents are drawn exactly to the terms upon which the loan was approved, including the loan program, loan amount, interest rate, and all other relevant components of the loan.

     The Company's internal quality control procedures do not stop once a loan has been funded. The Company performs regular reviews to ensure that loan files comply with all federal and state regulations. These reviews encompass funded loans and applications that were rejected or cancelled by the applicant.

     Third-Party Quality Control. In addition to its internal quality control policies and procedures, the Company utilizes the services of a third-party, independent quality control provider ("QC"). Each month QC reviews a random 10% sample of loans funded by the Company. The review includes (i) a credit underwriting review, (ii) a complete loan package re-verification, (iii) a loan program compliance review and (iv) a federal regulatory compliance review.

     Every loan selected for review by QC undergoes a complete reverification of employment, deposit, mortgage and rental history. A new residential mortgage credit report is ordered on 10% of the selected files, while a new review appraisal is ordered on another 10% of the selected loans.

     Over each 12-month period, QC is required to include loans of all product types, all states of operation and all loans with high risk characteristics. QC's quality control reports include individual loan overviews, loan group overviews and key trends or patterns summarized on a monthly and year-to-date basis. The Company's underwriters meet monthly with Company management to discuss QC's findings and implement new policies and procedures to prevent re-occurrences of discrepancies.

MARKETS


     Geographic. The Company is licensed and makes loans secured by first liens in every state of the United States of America except New Jersey, where the Company expects to commence originating loans in the third quarter of 1998. In 1995, loans secured by properties located in the State of California accounted for 93.4% of the number of prime first mortgage loans originated. As the Company's advertising campaign expanded nationwide, and the Company received licenses in additional states, other states' share of the number of prime first mortgage loans originated grew to 16.3% for 1996 and to 25.8% for 1997 before declining to 17.0% for the quarter ended March 31, 1998. Management believes that the decrease in other states' share of the Company's total number of loans in the quarter ended March 31, 1998 was the result of favorable interest rates and increasing real estate values in California, resulting in high mortgage loan origination activity in California. See "Risk Factors -- Concentration of Operations in California." While other states' share of the Company's total number of loans decreased on a percentage basis for the period, the total number of loans in such other states increased for the period. The following table summarizes the Company's prime first mortgage loan production based on the state in which the property securing the loan is located:


                          FOR THE PERIOD FROM
                           JANUARY 10, 1995             YEARS ENDED DECEMBER 31,
                            (INCEPTION) TO       --------------------------------------     THREE MONTHS ENDED
                           DECEMBER 31, 1995           1996                 1997              MARCH 31, 1998
                          -------------------    -----------------    -----------------    --------------------
                            BY #                   BY #                 BY #                 BY #
         STATE            OF LOANS      BY $     OF LOANS    BY $     OF LOANS    BY $     OF LOANS      BY $
         -----            ---------    ------    --------    -----    --------    -----    --------    --------
California..............     93.4%      94.6%      83.7%      87.7%     74.2%      80.0%     83.0%         86.5%
Florida.................       --         --        1.2        0.8       2.9        2.3       1.8           1.4
Washington..............      6.1        5.0        5.6        4.3       1.8        1.5       1.2           1.1
Nevada..................       --         --        0.6        0.4       1.4        1.1       0.7           0.6
Arizona.................       --         --        0.2        0.1       1.2        0.8       1.2           0.8
Illinois................       --         --        0.3        0.2       0.9        0.7       0.5           0.4
Other...................      0.5        0.4        8.4        6.5      17.6       13.6      11.6           9.2
                            -----      -----      -----      -----     -----      -----     -----      --------
    Total All Loans.....    100.0%     100.0%     100.0%     100.0%    100.0%     100.0%    100.0%        100.0%
                            =====      =====      =====      =====     =====      =====     =====      ========

     The Company is rapidly expanding its emphasis on HLTV second mortgage loans. For the year ended December 31, 1997 and the quarter ended March 31, 1998, approximately 52% and 47%, respectively, of all HLTV second mortgage loans were secured by properties located in California. The Company was only recently licensed to make loans secured by second mortgage loans in New Jersey. A recent initiative approved by Texas voters makes loans secured by second mortgage loans legal in Texas, but the Company is awaiting further information regarding implementation of the initiative before deciding whether to seek approval to make second mortgage loans in Texas. The following table summarizes the Company's HLTV second mortgage loan production based on the state in which the property securing the loan is located:

                HLTV SECOND MORTGAGE LOANS BY PROPERTY LOCATION

                                                                                            THREE MONTHS
                                                   YEAR ENDED           YEAR ENDED              ENDED
                                                DECEMBER 31, 1996    DECEMBER 31, 1997     MARCH 31, 1998
                                                -----------------    -----------------    -----------------
                                                  BY #                 BY #                 BY #
                                                OF LOANS    BY $     OF LOANS    BY $     OF LOANS    BY $
                                                --------    -----    --------    -----    --------    -----
California....................................    98.3%      98.7%     51.6%      54.9%     47.4%      51.8%
Florida.......................................     0.4        0.3       4.1        4.0       3.5        3.5
Pennsylvania..................................     0.0        0.0       2.7        2.2       1.9        1.6
Georgia.......................................     0.0        0.0       2.3        2.1       1.8        1.6
Illinois......................................     0.0        0.0       2.2        1.9       1.5        1.2
Other.........................................     1.3        1.0      37.1       34.9      43.9       40.3
                                                 -----      -----     -----      -----     -----      -----
         Total HLTV second mortgage loans.....   100.0%     100.0%    100.0%     100.0%    100.0%     100.0%
                                                 =====      =====     =====      =====     =====      =====

CUSTOMER PROFILE

     The Company's customers for prime first mortgage loans are typically professionals with excellent credit who are seeking to finance the purchase of a new home or refinance their current mortgage. Management believes that such borrowers are experienced, sophisticated price shoppers who know the market, are very aware of rates and are generally not first-time buyers. In many instances, these consumers have already begun the loan search process and are looking for the most competitive price. The Company's borrowers can generally be qualified for a loan relatively easily and are looking for the most competitive interest rate.

     Customers for the Company's HLTV second mortgage loans are often seeking to consolidate high interest rate credit card debt or seeking funds for home improvements or other consumer purposes. These homeowners typically have little or no equity in their property, but possess excellent credit histories and verifiable income. Management believes that such borrowers are attracted by the possibility of consolidating bills, lowering monthly payments and benefiting from the potential interest rate deductibility of these loans. Based on a review of 3,069 HLTV second mortgage loans currently held by the Company for securitization, the average FICO score for the Company's HLTV second mortgage loans is 698, the average annual household income is $76,900 and the average debt-to-income ratio is 41.5%.

LOAN SALES AND SECURITIZATIONS


     Whole Loan Sales. The Company currently sells to investors for cash all of its prime first mortgage loans on a whole loan basis, servicing released. While two of these investors (GE Capital Mortgage Services and Norwest Mortgage Corporation/Norwest Funding, Inc.) account for more than 10% each of the Company's whole loan sales, the Company does not believe that the loss of either or both investors would have a material adverse affect on the Company given the large number of alternative buyers for prime first mortgage loans. A portion of the Company's HLTV second mortgage loans with FICO scores below 640 and all of the Company's home equity lines of credit and subprime loans are also sold to investors on a whole loan basis, servicing released. The Company sold $281 million, $604 million and $928 million in loans in whole loan sales transactions for the period from January 10, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively and $497 million for the quarter ended March 31, 1998.

     Securitization. As a fundamental part of its business and financing strategy, the Company intends to sell substantially all of its HLTV first and second mortgage loans through securitization transactions. In a loan securitization, the Company sells loans that it has originated to a trust for a cash and Residuals. The net gain recognized by the Company on the loan securitization represents the excess of the cash received and the assets retained by the Company (Residuals and mortgage servicing assets) over the carrying value of the loans sold less transaction costs.

     The Company accounts for the Residuals as trading assets and estimates the fair value of the Residuals by calculating the present value of the estimated expected future cash flows received by the Company after being released from the trust using a discount rate the Company believes market participants would use for similar financial instruments.

     Currently, the Company recognizes net gains on sales to the securitization trusts in an amount equal to approximately 8.3% of the unpaid principal balance of the securitized loans. Such net gains consist of Residual (approximately 10% of the unpaid principal balance of the securitized loans) plus servicing rights (approximately 0.7% of such unpaid principal balance) at the close of securitization minus securitization costs, which consists of securitization transaction costs, accrued interest contributed and prefunding interest expenses (approximately 2.5% of such unpaid principal balance).

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Sales and Securitization" and "-- Accounting Considerations."

DELINQUENCIES

     The Company's prime first mortgage loans are sold servicing released to investors. The Company does not receive delinquency and default information from its investors with respect to loans sold on a whole loan sale basis. The Company commenced originating HLTV second mortgage loans in the third quarter of 1996 and completed its first securitization of these loans in October 1997. At March 31, 1998, approximately 1.41% of the $120.2 million original principal balance was delinquent (0.38% was 30-59 days delinquent, 0.36% were 60-89 days delinquent and 0.67% was delinquent 90 days or more). Given the relatively short seasoning of the HLTV second loans in the October 1997 securitization, the delinquency information as of March 31, 1998 may not be representative or indicative of future performance of the loans securitized in the October 1997 securitization or of other HLTV second mortgage loans.

HEDGING STRATEGY

     The Company's profits depend, in part, on the difference, or "spread," between the effective rate of interest received by the Company on the loans it originates or purchases and the interest rates payable by the Company under its warehouse facilities or for securities issued in any future securitizations. The spread can be adversely affected because of interest rate increases during the period from the date the loans are originated until the closing of the sale or securitization of such loans.

     The Company uses various hedging strategies to provide a level of protection against the impact of rapid changes in interest rates on the value of its first mortgage loan fixed-rate mortgages from the time the Company commits to fund such loans until the date such loans are sold to investors. The Company does not hedge its second mortgage loan fixed-rate mortgage loans because management believes that the high coupon on such loans mitigates the risk of rapid changes in interest rates.

     The Company may from time to time utilize various financial instruments in its hedging activities. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations. To decrease market risk, only highly liquid instruments are utilized in the Company's hedging activities. By their nature, however, all such instruments involve risk and the maximum potential loss may exceed the value at which such instruments are carried.

ESCROW, TITLE AND APPRAISAL

     Escrow and Title. The Company requires title reports on all properties securing its loans so it can verify property ownership and lien position and detect outstanding liens or judgments. An affiliated entity, DiTech Escrow Corporation (housed at the Company's headquarters in Irvine, California and presently wholly-owned by Mr. Reddam), handles most California and Washington first mortgage loans and disbursements on second mortgage loans. Escrow and title functions in other states are handled through a network of escrow and title companies, with the Company's set-up department responsible for opening title and escrow in these states. See "-- Related Entities."

     Appraisal. Required appraisals are performed by state licensed and certified appraisers. Prior to completing a loan, Company underwriters review appraisals for accuracy. In-house and third party reviews and audits of appraisals are conducted on a regular basis.

     The Company's appraisal department consists of 29 in-house appraisers covering properties from Bakersfield, California, south to the Mexican border. Northern California appraisals are handled by several subcontract appraisal services. The Company's in-house appraisal staff has an average eight years experience as appraisers.

     The Company subcontracts appraisals in all other parts of the country through its network of over 1,100 independent appraisers. Independent appraisers and appraisal companies must meet the following criteria: (1) they must be in good standing with the state they are licensed in and a member of one of three national associations (NAREA, NAIFA, or Appraisal Institute); (2) they must undergo a probationary period during which the appraiser's first ten appraisals are fully reviewed; and (3) after passing the probationary period, they must undergo a review of not less than 25% of all appraisals, selected by random sampling. The review includes re-verifying values via state databases (in 29 states) or sending out the appraisal for re-verification to a second appraiser, typically a national appraisal review company such as GF Hanson or ValueIT.

     The Company policy requires a review of all appraisals for subprime loans. For HLTV second mortgage loans, loans to borrowers with FICO score of 660 or higher do not require an appraisal. HLTV second mortgage loans to borrowers with FICO scores between 640 and 659 require a drive-by appraisal or tax assessed value confirmation if the loan amount is greater than $35,000.

INFORMATION SYSTEMS

     The Company currently utilizes the Totally Integrated Mortgage Environment ("TIME") loan origination and processing system. Because the TIME system is a relatively outdated loan origination and processing system, the Company has contracted for the customization and installation of a new software application, CFI Pro Service's Laser Pro Mortgage. While awaiting implementation of the Laser Pro Mortgage system, the Company has contracted with the programmer who originally wrote the TIME system program, to ensure that the TIME system continues to serve the Company's needs during the Laser Pro Mortgage phase-in period, which commenced in April 1998 and which the Company expects to complete in the third quarter of 1998. However, because the TIME system was originally designed for utilization by a limited number of originators and processors, there can be no assurance that the TIME system will continue to meet the Company's needs or that the Company's growth will not be restricted until the Laser Pro Mortgage system can be fully implemented.

     Laser Pro Mortgage has been customized to interface with various third parties including FHLMC Loan Prospector 2.0 software. Laser Pro Mortgage automates functions from origination to settlement, pre-qualifies borrowers, provides automated real-time rate imports per investor and loan program, delivers immediate credit reports, obtains credit scoring and credit bureau files, selects appropriate products, and prepares a full range of underwriting and closing loan documents. The application also provides for guidelines prohibiting loan transactions beyond the required investor established loan-to-value ratio and automatic calculation of program fees, in accordance with state specific requirements typically associated with high second mortgage transactions. When integrated with Loan Prospector (described below), the software application is designed to automate the loan process from beginning to end, reduce data entry and logic errors, provide a complete audit trail that includes date and time stamping and provide information to management on loans in the pipeline. As a result, management expects the system to enhance the speed, quality and efficiency of loan origination, processing and underwriting.

     The TIME system automates various functions of the lending process. The system affords management a wide range of immediate decision support tools including real-time reporting capabilities ranging from pipeline information to loan funding data. Routine tasks such as loan document packages, Good Faith Estimate Disclosures, Federal Truth in Lending Statements and decline letters are automatically generated via laser printed forms. This system will be phased out of the production environment after the transition to Laser Pro Mortgage, which management expects to complete during the second and third quarters of 1998.


     Loan Prospector is FHLMC's next generation tool for automated underwriting. Automated underwriting improves the accuracy and expediency of lending decisions through a statistically based, objective measurement of risk. Loan Prospector evaluates a loan application and delivers a credit risk assessment to the lender in a matter of minutes, ideally making the loans eligible for immediate sale to FHLMC. By expediting the underwriting process, management believes Loan Prospector will reduce the time between mortgage application and closing. Because the combined Laser Pro Mortgage/Loan Prospector system interfaces electronically via Loan Prospector to FHLMC, with electronic transfer for information approvals, it will support on-screen underwriting and approval and provide for automated risk grade evaluation ("RGE"). Management also believes that the combined system will be capable of generating final loan approval much faster than the Company's current system. The Company currently uses a Windows-based version of FHLMC's GoldMeasure program to support decision-making on marginal loans.


     Because the Loan Prospector program can also approve and underwrite subprime and non-conforming loans and immediately assign these originations a grade for resale on the wholesale market, the Company believes it can improve its capture rate of subprime loans. Currently, a separate group of originators and processors handle these loans. Under the new system, all originators and processors will be able to handle subprime loans and provide immediate quotes, which the Company believes will reduce the number of subprime customers lost to competitors.

     The Company uses industry standard applications, operating systems and networking equipment to provide for various day-to-day business functions, including electronic mail communication between employees as well as outside customers. All employees also have direct inbound and outbound faxing capabilities through personal fax numbers, integrating with the Company's e-mail system, to provide for immediate delivery of important documents via facsimile.

LOAN SERVICING


     The Company recently established a loan servicing center in Mountainside, New Jersey, where the Company services Company-originated HLTV mortgage loans. These loans were previously serviced by a contract subservicer. In connection with the termination of its contract subservicer and the establishment of its loan servicing center, the Company has reached an agreement with GMAC for GMAC to perform certain servicing oversight functions on an interim basis with respect to the Company's HLTV mortgage loans, including these loans included in the Company's October 1997 securitization. The Company agreed to this arrangement in order to ensure that during the initial phases of operation of its loan servicing center the impact on servicing of its securitized loans and loans held for securitization would be minimized. Under the arrangement, GMAC will monitor the Company's servicing operation until various rating agencies determine that the Company has established an adequate servicing history.


     The Company's new loan servicing facility, with approximately 12,500 square feet of office space, provides the Company with the capacity to handle portfolio volumes in excess of 150,000 loans. The Company has hired an experienced servicing team to staff the servicing center. The servicing team has experience servicing all types of residential, commercial, and consumer products, including subprime loans.

     The Company's servicing philosophy involves taking an aggressive posture in curing loan defaults and preventing losses. Collection lists are established to target delinquencies in a logical manner. The Company addresses loans with the greatest risk first, taking into consideration such factors as FICO scores, payment history and loan balances.

     The Company utilizes a computer based servicing system for all servicing functions, including default control, cash processing and accounting, investor reporting, escrow administration, and customer relations. The system features modernized collection queues with user-defined parameters, TILA letter-writer capabilities, cash processing and balancing, third party interfaces, and an event-tracking facility. The computer based servicing system operates in an on-line, real-time mode, providing full-servicing functionality in a service bureau environment. The Company has been assured by the licensor of its computer based servicing system that the system does not have a Year 2000 Problem. However, no assurance can be given that the servicing system will not have a Year 2000 Problem in the Company's operating environment.

     The Company has found that servicing efforts have benefited by virtue of the fact that substantially all of the Company's HLTV second mortgage loan borrowers make their payments via electronic funds transfers ("EFT"). The Company has historically convinced a majority of its HLTV mortgage loan borrowers to make their payments via EFT by offering lower fees and/or interest to borrowers who elect to do so.


     Though the servicing center currently services only second mortgages, the Company eventually plans to service a selected portion of its other products. To ensure a highly automated and efficient loan servicing operation, the Company's strategy will be to select only those loans that meet the following criteria:
(1) loans rated "Accepted +" by FHLMC Loan Prospector; (2) loans without impound accounts; (3) loans paid automatically by EFT; and (4) loans with coupon rates such that the loan costs are covered by the rate.



     See "Risk Factors -- Recent Commencement of Servicing Operations."


COMPETITION

     The Company faces intense competition in the business of originating and selling mortgage loans. The Company's competitors in the mortgage lending industry include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. In addition, many financial services organizations that are much larger than the Company have formed national loan origination networks offering loan products that are substantially similar to the Company's loan programs.

     Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. In addition, the current level of gains realized by the Company and its competitors on the sale of HLTV loans have attracted additional competitors into this market. Additional competition may lower the rates the Company can charge borrowers, thereby potentially lowering gain on future loan sales and future securitizations. To the extent any competitor significantly expands its activities in the Company's market, the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company's competition. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans.

REGULATION

     The Company's business is subject to extensive regulation at both the federal and state level. Regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

     Truth in Lending. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management believes that the Company is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company.

     In September 1994, the Riegle Act was enacted. Among other things, the Riegle Act makes certain amendments to TILA (the "TILA Amendments"). The TILA Amendments generally apply to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total loan origination fees and other fees upon origination in excess of the greater of eight percent of the total loan amount or a certain dollar amount (currently $400) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities ("Covered Loans"). The Company estimates that a significant portion of its HLTV second mortgage loans are Covered Loans.

     The TILA Amendments impose additional disclosure requirements on lenders originating Covered Loans and prohibit lenders from engaging in a pattern or practice of originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company will, consistent with its practices with respect to all loans, apply to all Covered Loans underwriting criteria that take into consideration the borrower's ability to repay.

     The TILA Amendments also prohibit lenders from including prepayment fee clauses in Covered Loans to borrowers with a monthly debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender or an affiliate of such lender. The TILA Amendments impose other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features.

     Other Lending Laws. The Company is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, FCRA, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Company is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's business. The Company is also subject to RESPA and the Home Mortgage Disclosure Act.

     In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability and adverse publicity. See "Business -- Legal Proceedings."

ENVIRONMENTAL MATTERS


     Although the Company primarily lends to owners of residential properties, there is a risk under federal and state laws that the Company could be required to investigate and clean up hazardous or toxic substances or wastes on properties to which the Company has extended loans, particularly if the Company forecloses on such properties. For example, under CERCLA and similar state laws, owners and operators of contaminated properties may be liable for the costs of cleaning up such substances without regard to whether such persons actually caused the contamination. Although CERCLA generally exempts holders of security interests from liability, if a secured lender participates in the management of its borrower or the collateral property beyond certain "safe harbor" provisions established through recent legislative enactments, such lender may be liable.

     To date, the Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

LEGAL PROCEEDINGS

     The Company is the defendant in the case of People of the State of California v. DiTech Funding Corporation. The complaint, filed by the Santa Clara County District Attorney in December 1997, alleges that the advertisements run by the Company in the San Francisco Bay Area during 1996 were untrue, misleading and constituted unfair competition in violation of the California Business & Profession Code. The District Attorney is seeking damages in an amount of not less than $200,000 (not less than $100,000 from each of the Company and Mr. Reddam, as an individual) as well as a permanent injunction against the Company making untrue or misleading statements and engaging in unfair competition in future advertisements. The Company has filed an answer to the complaint and discovery has commenced. No trial date has yet been set. In the opinion of management, the resolution of this litigation is not expected to have a material adverse effect on the Company's results of operations, financial condition and business prospects.


     In addition, the Company is a defendant in the case of STD Financial Corp.
v. DiTech Funding Corporation filed in Sonoma County, California on June 15, 1998. The complaint, filed by STD Financial Corp. ("Standard"), alleges that the Company breached the Correspondent Master Loan Purchase Agreement between the parties by failing to provide numerous loan documents to Standard relating to loans Standard purchased from the Company and by refusing to repurchase seven specific mortgage loans from Standard. The complaint seeks damages in an amount of not less than $500,000 as well as a declaratory judgment that the Company materially breached the Correspondent Master Loan Purchase Agreement by failing to forward loan documents to Standard. The Company has not yet filed an answer to the complaint. In the opinion of management, the liability associated with this litigation is not expected to have a material adverse effect on the Company's results of operations, financial condition and business prospects.


     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and investors who have purchased loans from the Company arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligation, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. Except as set forth above, as of the date of this Prospectus, the Company is not aware of any pending litigation in which the Company is involved. However, any claims asserted in the future may result in legal expenses, liabilities and adverse publicity that could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

EMPLOYEES


     As of July 8, 1998, the Company employed approximately 465 employees. All employees work from the Company's Irvine facility, except for several out-of-state employees who are required to reside in other states in order to meet those states' licensing requirements (Arizona, Florida, Illinois, Pennsylvania and Washington) and approximately 12 employees at the servicing center in New Jersey. At that date, there were approximately 99 customer service agents (loan origination officers) and 91 loan processors. No employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.


PROPERTIES


     The Company's executive and administrative offices are located at 1920 Main Street, in Irvine, California. DiTech currently leases approximately 49,000 square feet on two floors. The Company has lease options for up to an additional 22,500 square feet within the same building to accommodate its projected growth. The Company has also recently leased through July 2008 approximately 12,500 square feet in

Mountainside, New Jersey in connection with the commencement of its servicing operations. The Company also leases small offices in Arizona and Illinois in compliance with local licensing regulations.


RELATED ENTITIES

     J. Paul Reddam owns and operates two related entities, DiTech Escrow Corporation and DiTech Real Estate Corporation. DiTech Escrow Corporation is a California registered public escrow company that handles escrow functions for most California originated loans in addition to funds disbursements for seconds on a nationwide basis. DiTech Real Estate Corporation is a licensed real estate agency to whom the Company expects to refer customers for its Dream loans. Because these customers have not historically qualified for loans, they often do not have a real estate agent.

     Prior to the Closing Date, Mr. Reddam intends to contribute DiTech Escrow Corporation and DiTech Real Estate Corporation to the Company whereupon each will become a wholly-owned subsidiary of the Company. Neither DiTech Escrow Corporation nor DiTech Real Estate Corporation have material assets or liabilities and their results of operations to date would not be material to the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to the directors, executive officers and key employees of the Company.


            NAME              AGE                       POSITION
            ----              ---                       --------
J. Paul Reddam..............  42     Chief Executive Officer and Chairman of the
                                     Board
Scott W. Carnahan...........  44     President
Brian E. Cote...............  44     Vice President and Chief Financial Officer
Vincent J. Pozzuoli.........  34     Vice President -- Loan Originations
Daniel H. Baren.............  31     Vice President, Secretary and General Counsel
JoAnn Pham..................  47     Vice President and Treasurer
Joseph F. Bentivegna........  44     Manager of Servicing



     The sole stockholder intends to appoint Mr. Carnahan to the Board of Directors as the Company's Vice Chairman prior to completion of the Offering. The sole stockholder also intends to appoint George A. Mangiaracina and Michael Horn as non-employee directors prior to completion of the Offering. Mr. Mangiaracina is the Senior Vice President in charge of PaineWebber Incorporated's Asset-Backed Trading and Finance Division. Mr. Horn is retired from KPMG Peat Marwick LLP, where he headed the national Securitization and Mortgage Banking division until his retirement in June 1997. He currently serves as a consultant to the mortgage banking industry. The Company intends to add at least one additional non-employee director to the Board of Directors prior to or shortly after completion of the Offering.



     J. Paul Reddam, Chief Executive Officer and Chairman of the Board. Mr. Reddam is founder, Chief Executive Officer, Chairman of the Board, and, prior to the Offering, sole stockholder of the Company. Mr. Reddam has been in the mortgage industry for over 12 years. From 1988 to 1994 he was sole owner and President of SC Funding Corporation, a mortgage company which primarily provided first mortgage loans to credit union customers. Mr. Reddam sold SC Funding Corporation to a competitor in late 1994 for nominal consideration. He served as Executive Vice President at CBI Mortgage Company from 1987 to mid-1988, Vice President of Union National Mortgage Corporation during 1986, and Secondary Marketing Manager for Capital Mortgage Corporation during 1985. Mr. Reddam was an Associate Professor of Logic and Philosophy at California State University, Los Angeles from 1979 through 1985. He has an M.A. in Philosophy from the University of Toronto and a Ph.D. in Philosophy from the University of Southern California.



     Scott W. Carnahan, President. Mr. Carnahan joined the Company in July 1998. He is responsible for all operations of the Company and reports to Mr. Reddam. From 1982 until June 1998, Mr. Carnahan was employed by KPMG Peat Marwick LLP and was a partner of such firm from 1991 to 1998. He most recently was a consulting partner in the mortgage and asset finance group and served as the national director of asset-backed securitizations. Mr. Carnahan holds a B.S. in economics and an M.B.A. from the University of California -- Irvine.


     Brian E. Cote, Vice President and Chief Financial Officer. Mr. Cote joined the Company in February 1998 as Vice President and Treasurer and was appointed Chief Financial Officer in May 1998. From December 1993 to February 1998, Mr. Cote was Chief Financial Officer and Senior Vice President -- Finance and Administration of WesCorp, a wholesale financial institution. From April 1990 to August 1993, he was Chief Financial Officer and Vice President -- Finance and Administration of Convenient Automated Transaction Services, an owner and operator of automated teller machines. Mr. Cote is a graduate of the U.C.L.A. Graduate School of Management Executive Program, and he has a B.A. in Psychology from California State University -- Northridge.

     Vincent J. Pozzuoli, Vice President -- Loan Originations. Mr. Pozzuoli joined the Company in April 1995. He is responsible for all aspects of loan origination and production, including establishing and overseeing qualifying guidelines, and managing the hiring and training of new processors and originators. From 1993 through 1995, he was a Loan Officer with SC Funding Corporation. He was a principal in VJP Development

Company from 1988 through 1993, and General Superintendent for Pacific West Developers from 1986 through 1988. Mr. Pozzuoli has a Masters in Real Estate Development from the University of Southern California and a B.A. from the University of San Diego.


     Daniel H. Baren, Vice President, Secretary and General Counsel. Mr. Baren joined the Company in January 1998 as Vice President and General Counsel. He was appointed corporate Secretary as of July 1, 1998. From October 1995 to January 1998, Mr. Baren was an attorney with Gibson, Dunn & Crutcher LLP, counsel to the Company in connection with the Offering. Mr. Baren received his law degree in May 1995 from The University of Southern California Law Center and has a B.S. in Journalism from Northwestern University.


     JoAnn Pham, Vice President and Treasurer. Ms. Pham has been with the Company since its founding in January 1995 and she was appointed Vice President and Treasurer in May 1998. From January 1995 to May 1998, Ms. Pham was the Company's Chief Financial Officer. From 1993 to 1995, Ms. Pham was employed at SC Funding Corporation as Manager of Loan Servicing/Investor Reporting. She was Manager of Investor Reporting and Accounting Manager of Imperial Credit Industries from 1989 through 1993, and from 1985 to 1989, she was Assistant Vice President/Controller at Westport Savings Bank. Ms. Pham has a B.A. in Accounting and A.A. degrees in Business Data Processing and Computer Programming.

     Joseph F. Bentivegna, Manager of Servicing. Mr. Bentivegna joined the Company in April 1998 as Manager of Servicing. From 1995 to 1998, Mr. Bentivegna was the Managing Director of Financial Mortgage Services, Inc., a mortgage servicing company. From 1990 to 1998, he was also the Managing Director of P.B. Associates, Inc., a mortgage banking consulting group. Mr. Bentivegna was employed by Carteret Savings Bank, F.A. between 1984 and 1990, where he served as Senior Vice President -- Loan Administration Manager. Mr. Bentivegna has a B.S. in Business Management from Fairleigh Dickinson University.

BOARD COMMITTEES

  Audit Committee

     As soon as practicable after the Closing Date, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee, among other things, will make recommendations to the Board of Directors concerning the engagement of independent public accountants; monitor and review the quality and activities of the Company's internal audit function and those of its independent auditors; and monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or internal auditors. The members of the Audit Committee will be Mr. Reddam and at least two non-employee directors.

  Compensation Committee

     As soon as practicable after the Closing Date, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee, among other things, will review salaries, benefits and other compensation, including stock based compensation under the Company's 1998 Stock Incentive Plan, of directors, officers and other employees of the Company and make recommendations to the Board of Directors. The members of the Compensation Committee will be three non-employee directors.

DIRECTORS COMPENSATION

     The Company intends to pay its non-employee directors an annual retainer of
$       and a fee of $       for each board or committee meeting attended
($     for committee meetings on a Board meeting date). Each chairman of a committee of the Board of Directors also will receive an annual retainer of
$     . All directors will be reimbursed for expenses incurred to attend the meetings of the Board of Directors or committees hereof. In addition, each
non-employee director will receive an option to purchase        shares of the
Company's Class A Common Stock at an exercise price per share equal to the Offering Price, under the terms and conditions of the Company's 1998 Stock Incentive Plan. (See "-- 1998 Stock Incentive Plan").

The Company anticipates that each non-employee director will also receive additional option grants on an annual basis under the Company's 1998 Stock Incentive Plan.

     The Company does not currently intend to provide employee directors with any additional compensation (including grants of stock options) for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual compensation earned by the Company's chief executive officer and the two other executive officers whose annual salary and bonus during the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              --------------------
                NAME AND PRINCIPAL POSITION                    YEAR       SALARY
                ---------------------------                   ------    ----------
J. Paul Reddam, President...................................   1997      $753,690(1)
Vincent J. Pozzuoli, Vice President -- Loan Originations....   1997      $250,497(1)

---------------
(1) For the year ended December 31, 1997, Mr. Reddam and Mr. Pozzuoli were compensated solely on the basis of total number of loans closed, with no base salary.

EMPLOYMENT AGREEMENTS


     The Company currently has employment agreements with Messrs. Cote, Baren and Bentivegna, each for three-year terms beginning in the first quarter of 1998 and an employment agreement with Mr. Carnahan for a five year term beginning in the third quarter of 1998. Prior to the Closing Date the Company intends to enter into employment agreements with Mr. Reddam and Mr. Pozzuoli for respective
three-year terms beginning          .



     Mr. Reddam's employment agreement will provide for an annual salary of $500,00 per year plus an annual cash bonus.



     Mr. Carnahan's employment agreement will provide for an annual salary of $500,000 plus an annual cash bonus. In connection with his employment agreement, the Company loaned Mr. Carnahan $200,000 on July 1, 1998. The Company, under certain circumstances, may elect to forgive part or all of the loan. Mr.
Carnahan is also entitled to a grant of   shares of restricted Class A Common
Stock of the Company in the first quarter of 1999 and the grant of options
relating to           shares of the Company's Class A Common Stock at the
initial offering price concurrent with pricing of the Offering. The restricted stock and stock options will vest pro-rata over 3 years and 5 years, respectively.


     Mr. Cote's employment agreement provides for an annual salary of $175,000 per year plus an annual cash bonus.


     Mr. Pozzuoli's employment agreement will provide for an annual salary of $250,000 plus an annual cash bonus.



     Mr. Baren's employment agreement provides for a first year annual salary of $160,000, increasing to $180,000 in the second year and to $200,000 in the third year. Of his first year's salary, $60,000 was advanced to Mr. Baren in January 1998. Any unearned portion is recoverable by the Company should Mr. Baren terminate his employment without good reason. Mr. Baren's employment agreement also provides for an annual cash bonus and reimbursement of expenses.


     Mr. Bentivegna's employment agreement provides for an annual salary of $240,000 and a performance bonus tied to delinquency rates. In addition, Mr. Bentivegna is entitled to receive ancillary fees associated with the servicing of certain securitized loans.

     Salaries paid to executives will be subject to increase as recommended by the Compensation Committee of the Board of Directors of the Company.



     Under his employment agreement, Mr. Reddam will be entitled to severance payments in the form of monthly payments equal to base salary for 12 months following termination of the employment for good reason, including a substantial diminution or adverse modification in title, status, overall position, responsibilities, reporting relationship or general working environment, any reduction in base compensation or bonus potential or material reduction in employee benefits or a relocation of Mr. Reddam's principal place of employment outside Orange County, California, all without Mr. Reddam's consent.



     Mr. Carnahan's employment agreement provides for a severance payment of not more than $5,000,000. Mr. Carnahan is entitled to a severance payment as a result of a diminution in his title, duties, reporting relationship or responsibilities, a breach by the Company of the employment agreement compensation and benefits provisions, a change in control of the Company (as defined in the employment agreement), a breach without cure of a material term of the employment agreement or a relocation of Mr. Carnahan's principal business office by more than 35 miles from its existing location.



     Under their respective employment agreements each of Messrs. Cote, Baren and Bentivegna are, and Mr. Pozzuoli will be, each entitled to severance and other payments following termination of employment in certain circumstances, including termination by the Company without cause. Mr. Baren's agreement also provides for a severance payment in the event he terminates his employment for good reason, including a diminution in title, duties, reporting relationship or responsibilities, a breach by the Company of the employment agreement compensation and benefits provisions, a change in control of the Company (as defined in the employment agreement) or a relocation of Mr. Baren's principal business office by more than 50 miles from its existing location.



     Mr. Cote's employment agreement provides for a severance payment of the balance of the base salary that would have been payable during the remainder of the term of the agreement, but not less than a payment equal to one full year of base salary. Mr. Baren's employment agreement provides for a severance of a lump sum amount equal to 2 times his highest annual base salary and his highest annual bonus. Mr. Bentivegna's agreement provides for a lump sum severance payment of $500,000. Mr. Bentivegna is also entitled to a severance payment in the event the Company is sold or transferred and the purchaser or successor employs another entity to service any or all of the serviced loans or otherwise reduces his servicing volume under his employment agreement. Mr. Pozzuoli's employment agreement will provide for a severance payment equal to one full year of base salary.



     Each of Messrs. Cote, Baren, Bentivegna and Carnahan also has, and Mr. Pozzuoli will have, the right pursuant to his employment agreement to the grant of stock options in connection with the Offering.


1998 STOCK INCENTIVE PLAN


     The Company will establish the 1998 Stock Incentive Plan (the "Plan") to enable directors, officers, employees, consultants and advisors of the Company to participate in the ownership of the Company. The Plan will cover 15% of the Class A Common Stock outstanding following completion of the Offering. On the date of the Offering, the Company expects to grant options to acquire an
aggregate of approximately           shares of Class A Common Stock to
approximately                     officers, directors and key employees. Each
such option has an exercise price equal to the Offering Price. These options will vest 20% each year thereafter until fully vested and expire on the earlier of 10 years from the date of grant or 30 days after a holder's termination of service.


     PURPOSE AND ELIGIBILITY

     The Plan is intended to promote the interests of the Company and its stockholders by using investment interests in the Company to attract, retain and motivate employees and other persons, to encourage and reward their contributions to the performance of the Company, and to align their interests with the interests of the

Company's stockholders. The persons eligible to receive a grant under the Plan (an "Award") include directors, officers, employees, consultants, and advisors of the Company and its affiliated entities.

     ADMINISTRATION, AMENDMENT AND TERMINATION

     The administering body for the Plan is the Compensation Committee. As long as the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Compensation Committee will be composed solely of "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act. The administering body will have the power to construe the Plan and the rights of recipients of Awards granted thereunder. The administering body will also have the power to (i) discontinue, suspend or amend the Plan in any manner (subject to certain limited exceptions, including increases in the number of shares available that may be the subject of Awards under the Plan) and (ii) modify, extend, renew or exchange outstanding Awards. The Plan, as amended from time to time will, in the discretion of the Compensation Committee, apply to and govern Awards granted under the Plan prior to the date of such amendment, provided that the consent of an Award holder is required if such amendment would impair or adversely affect an Award. Awards may be granted under the Plan until the tenth anniversary of the adoption of the Plan by the Company's Board of Directors.

     SECURITIES SUBJECT TO THE PLAN

     The Plan provides for an Award of stock options (including incentive stock options and nonqualified stock options), performance awards, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. Stock options granted under the Plan may be incentive stock options ("ISOs") intended to qualify under the provisions of Section 422 of the Internal Revenue Code ("Code") or non-qualified stock options that do not so qualify. The maximum number of shares of Class A Common Stock that may be the subject of Awards granted under the Plan may not exceed 1,000,000 shares in the aggregate, subject to adjustments for stock splits or other adjustments as discussed below. The shares available under the Plan may either be authorized and unissued shares or shares reacquired by the Company. If any Award granted under the Plan expires, terminates or is forfeited before the exercise thereof or the payment in full thereof, the shares covered by the unexercised or unpaid portion will become available for new grants under the Plan.

     If (i) the outstanding shares of Class A Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect to such shares of Class A Common Stock (or any stock or securities received with respect to such Class A Common Stock), including without limitation through merger, consolidation, sale or exchange of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or spin-off, an appropriate and proportionate adjustment may be made in
(1) the maximum number and kind of shares subject to the Plan, (2) the number and kind of shares or other securities subject to then outstanding Awards, and/or (3) the price for each share or other unit of any other securities, subject to measurement criteria applicable to then outstanding Awards. Any adjustments under the Plan will be made by the Compensation Committee, whose determination as to any adjustment will be final, binding and conclusive.


     As of the effective time and date of any change in control of the Company (as defined in the Plan), the Plan and any then outstanding Awards (whether or not vested) will automatically terminate unless (i) provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of such Awards, or for the substitution for such Awards of new awards covering the securities of a successor entity or an affiliate thereof with appropriate adjustments as to the number and kind of securities and exercise prices, in which event the Plan and such outstanding Awards will continue or be replaced, as the case may be, in the manner and under the terms so provided; or
(ii) the Board of Directors otherwise will provide for the cancellation of Awards and their automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying such Awards would have been entitled to receive upon consummation of such change in control had such shares been issued and outstanding immediately prior to the effective date and time of the change in control (net of the appropriate option exercise prices). If, pursuant to the foregoing provisions of the Plan, the Plan and the Awards will terminate by reason of the occurrence of a change in control without provision for any of the action(s) described in clause (i) or (ii) above, then any recipient holding outstanding Awards will have the right, at such time immediately prior to the consummation of the change in control as the Board of Directors designates, to exercise the recipient's Awards to the full extent not theretofore exercised, including any installments that have not yet become vested.


     TERMS AND CONDITIONS OF AWARDS UNDER THE PLAN

     The Compensation Committee will select the recipients of Awards granted under the Plan and will determine the dates, amounts, exercise prices, vesting periods and other relevant terms of the Awards. The maximum number of shares of Class A Common Stock with respect to which an Award or Awards may be granted to any eligible person in any one calendar year shall not exceed 1,000,000 shares, subject to antidilution adjustment as provided in the Plan.

     Award Pricing. The pricing of Awards, including the exercise price for stock options granted under the Plan, will be determined by the Compensation Committee as of the date the Award is granted, provided that the exercise price shall be no less than 100% of the fair market value (as determined under the Plan) of the underlying shares as of such date.

     Award Vesting. Awards granted under the Plan vest and become exercisable as determined by the Compensation Committee in its discretion. Awards granted under the Plan may be exercised at any time after they vest and before the expiration date determined by the Compensation Committee, provided that no Award may be exercised more than ten years after its grant (five years after grant in the case of any Award intended to qualify as ISOs under the Code and granted to certain holders of significant amounts of the Company's outstanding Class A Common Stock). Furthermore, in the absence of a specific agreement to the contrary, Awards will generally expire and become unexercisable immediately upon termination of the recipient's employment with the Company for cause, three months in the case of termination without cause, or six months after the termination of the recipient's employment with the Company by reason of death, permanent disability or normal retirement. The Committee may accelerate the vesting of any Awards and may also extend the period following termination of employment with the Company during which options may vest and/or be exercised (subject to a maximum ten-year term from date of grant).

     Award Payments. The exercise price for Awards may be paid in cash or in any other consideration the Committee deems acceptable, including securities of the Company surrendered by the Award holder or withheld from the shares otherwise deliverable upon exercise. The Company may extend or arrange for the extension of credit to any Award holder to finance the Award holder's purchase of shares upon exercise of the holder's Award on terms approved by the Compensation Committee, subject to restrictions under applicable laws and regulations, or allow exercise in a broker's transaction in which the exercise price will not be received until after exercise and subsequent sale of the underlying Class A Common Stock. Consideration received by the Company upon exercise of Awards granted under the Plan will be used for general working capital purposes.

     Limited Transferability of Awards. Awards are generally not transferable by the recipient during the life of the recipient.

     Awards Documentation. Awards granted under the Plan will be evidenced by an agreement duly executed on behalf of the Company and by the recipient or a confirming memorandum issued by the Company to the recipient, setting forth such terms and conditions applicable to the Award. The adoption of the Plan will not affect any other stock option, incentive or other compensation plans in effect for the Company, and the Plan will not preclude the Company from establishing any other forms of incentive or other compensation for employees, directors, advisors or consultants of the Company, whether or not approved by stockholders.

     Rights With Respect to Class A Common Stock. No recipient of an Award under the Plan and no beneficiary or other person claiming under or through such individual will have any right, title or interest in or to any shares of Class A Common Stock subject to any Award or any rights as a stockholder unless and until such Award is duly exercised pursuant to the terms of the Plan and the exercise of such Award results in the issuance of shares of Class A Common Stock to the recipient.

     Plan Provisions Regarding Section 162(m) of the Internal Revenue Code. In general, Section 162(m) of the Code imposes a $1,000,000 limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Chief Executive Officer of the Company and its other four most highly compensated employees, including any compensation relating to an Award under the Plan. To prevent compensation relating to an Award under the Plan from being subject to the $1,000,000 limit of Code Section 162(m), the Plan provides that no one eligible person may be granted any Awards with respect to more than 1,000,000 shares of Class A Common Stock in any one calendar year if such grant would otherwise be subject to Code Section 162(m). Furthermore, if Code Section 162(m) would otherwise apply and if the amount of compensation an eligible person would receive under an Award is not based solely on an increase in the value of the underlying common stock of the Company after the date of grant or award, the Compensation Committee can condition the grant, vesting, or exercisability of such an Award on the attainment of a preestablished objective performance goal. For this purpose, a preestablished objective performance goal may include one or more of the following performance criteria: (a) cash flow,
(b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) income or net income, (h) operating income or net operating income, (i) operating margin, (j) return on operating revenue, and (k) any other similar performance criteria.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not currently have a Compensation Committee. Mr. Reddam was responsible for determining the compensation of executive officers during fiscal year 1997. None of the executive officers of the Company has served on the Board of Directors or the compensation committee of any entity that had officers who served on the Company's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDER

     The following table sets forth security ownership information regarding the Company's Common Stock as of the date of this Prospectus (except as otherwise noted), and as adjusted to reflect the sale of shares offered by the Company hereby, by (i) each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.


                                                     SHARES BENEFICIALLY
                                                            OWNED            SHARES BENEFICIALLY OWNED
                                                    PRIOR TO THE OFFERING        AFTER THE OFFERING
                                                    ---------------------    --------------------------
           NAME OF BENEFICIAL OWNER (1)              NUMBER      PERCENT       NUMBER         PERCENT
           ----------------------------             ---------    --------    -----------    -----------
J. Paul Reddam....................................                 100%
All directors and officers as a group (
  persons)........................................                 100%


---------------
(1) The stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Assumes no exercise of the Underwriters' over-allotment option and gives no effect to any purchases that may be made in the Offering.

                              CERTAIN TRANSACTIONS

INDEMNIFICATION AGREEMENTS


     Prior to the completion of the Offering, the Company will enter into separate but identical indemnity agreements (the "Indemnity Agreements") with each director and executive officer of the Company and expects to enter into Indemnity Agreements with persons who become directors or executive officers in the future. The Indemnity Agreements provide that the Company will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Company or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Company, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, or (iv) the claim was not covered by applicable insurance. Each Indemnitee has undertaken to repay the Company for any costs or expenses paid by the Company if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that such Indemnitee is not entitled to indemnification under his or her Indemnity Agreement. In addition to the Indemnity Agreements, the Company anticipates obtaining a policy of directors and officers liability insurance prior to the completion of the Offering.


REIMBURSEMENT AGREEMENT

     In connection with the revocation of the Company's S Corporation status, Mr. Reddam will agree to reimburse the Company for any increase in the Company's federal or state(s) income tax liability for 1995 and subsequent years that may be triggered as a result of possible Audit Adjustments to the Company's taxable income for the years during which the Company was an S Corporation. Conversely, the Company will agree to reimburse Mr. Reddam for any decrease in the Company's federal or state(s) income tax liability for 1995 and subsequent years that may be triggered as a result of possible Audit Adjustments to the Company's taxable income for the years during which the Company was an S Corporation. The reimbursement rights will be embodied in a Reimbursement Agreement between the Company and Mr. Reddam, which will be entered into prior to the revocation of the Company's S Corporation status.


LOAN TO EXECUTIVE OFFICER; LOANS TO FAMILY MEMBERS OF SENIOR MANAGEMENT



     In connection with his employment agreement, the Company made a loan of $200,000 to Mr. Carnahan. The loan bears interest on the unpaid principal balance thereof at 5% per annum. Mr. Carnahan is required to repay the loan in the amount of $66,667 per year, beginning February 1, 1999, unless the Company has chosen prior to each such payment date to forgive any or all of the annual payments due on the loan.


     From time to time the Company has made loans to certain members of senior management and to their immediate families. Such loans are made on terms otherwise available to customers of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (i)        shares
of preferred stock, $0.001 par value per share (the "Preferred Stock"), (ii)
       shares of Class A common stock, $0.001 par value per share (the "Class A
Common Stock") and (iii)        shares of Class B common stock, $0.001 par value
per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock").

COMMON STOCK

     As of the date hereof, there are no shares of Class A Common Stock
outstanding and        shares of Class B Common Stock outstanding. All of the
outstanding Class B Common Stock is beneficially owned by Mr. Reddam. Upon
completion of the Offering, there will be        shares of Class A Common Stock
and        shares of Class B Common Stock outstanding (assumes no exercise of the Underwriters' over-allotment option). The issued and outstanding shares of Common Stock have been, and the shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

     Holders of Class A Common Stock are entitled to one vote for each share held of record, and holders of Class B Common Stock are entitled to four votes for each share held of record. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors, which will be by proxy), except that, (i) in the case of a proposed amendment to the Company's Certificate of Incorporation that would alter the powers, preferences or special rights of either the Class A Common Stock or the Class B Common Stock, the class of Common Stock to be altered shall vote on the amendment as a separate class and (ii) in the case of a proposed issuance of Class B Common Stock, such issuance will require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. Shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Immediately after the Offering, assuming no exercise of the Underwriters' over-allotment option with respect to Mr. Reddam's shares, Mr. Reddam will hold shares of Class
B Common Stock constituting approximately   % of the voting power of the
outstanding Common Stock, which will allow him to control all actions to be taken by the stockholders, including the election of all members of the Board of Directors. While Mr. Reddam will have the voting power to control the votes on any matter requiring stockholder approval, the Company intends to submit all such matters to a vote of all stockholders. However, because the Company's Certificate of Incorporation provides that any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Board of Directors of the Company has approved the action and the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present, Mr. Reddam, assuming approval by the Board of Directors, may take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. See "Principal Stockholders."

     Each share of Class A Common Stock and Class B Common Stock will be equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions pursuant to stock splits or dividends, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to Class B Common Stock, except if the Board of Directors determines that shares of Class A Common Stock shall be distributed with respect to the Class B Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, divided or combined, unless the other class is proportionately split, divided or combined.

     Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

     While the shares of Class A Common Stock are not convertible into any other series or class of the Company's securities, each share of Class B Common Stock is freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. All shares of Class B Common Stock shall automatically convert to an equal number of shares of Class A Common Stock on the earliest record date for an annual meeting of the Company's stockholders on which the number of shares of Class B Common Stock outstanding is less than 10% of the total number of shares of Common Stock outstanding. Any transfer of shares of Class B Common Stock (other than transfers to certain family members and certain other limited transfers) will result in the automatic conversion of such shares into shares of Class A Common Stock.


     Holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities, if any.

     The Company's Board of Directors will have 5 members following completion of the Offering. Either the directors or the stockholders may amend the Bylaws to change the size of the Board, subject to the requirement in the Certificate
of Incorporation that the entire Board must consist of at least      and no more
than      directors. After the initial term, each director serves for a term ending following the annual meeting at which such director is elected and until his or her successor is elected. Any stockholder entitled to vote at a meeting regarding the election of directors may nominate a person for election as a director, provided that the stockholder gives the Company written notice of the nomination at least 90 days before the meeting (or if later, the seventh day after the first public announcement of the date of such meeting), which notice must contain specified information about the stockholder and the nominee.

     Application will be made to have the Class A Common Stock approved for listing on the New York Stock Exchange under the symbol "DIT."

PREFERRED STOCK

     Pursuant to the Company's Certificate of Incorporation, the Board of
Directors has the authority to issue up to           shares of Preferred Stock
in one or more series with such designations, rights, preferences and voting rights as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

PAYMENT OF DIVIDENDS

     The Company intends, after issuance of the S Corporation Distribution Note, to retain all of its future earnings, if any, for use in its business and does not anticipate paying cash dividends in the foreseeable future. In addition, certain agreements to which the Company is a party, including the agreements governing the Company's warehouse credit facilities, restrict the Company's ability to pay dividends on the Class A and Class B Common Stock. Purchasers of shares of Class A Common Stock in the Offering will not receive any portion of the S Corporation Distribution.

CERTAIN PROVISIONS OF DELAWARE LAW


     Prior to the consummation of the Offering, the Company intends to reincorporate in Delaware. On the date of reincorporation the Company will become subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.


     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Company's 1998 Stock Incentive Plan.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Certificate of Incorporation and Bylaws provide (i) that special meetings of stockholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting and (ii) establish certain advance notice procedures for nomination of candidates for election as directors by stockholders and for stockholder proposals to be considered at annual stockholders' meetings.

     The Certificate of Incorporation permits the Board of Directors to create new directorships and the Company's Bylaws permit the Board of Directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the Board of Directors (or its remaining members, even though less than a quorum) is empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the terms of the class of directors in which the vacancy occurred.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Certificate of Incorporation authorizes the issuance of
          shares of Class A Common Stock and           shares of Class B Common
Stock. Upon completion of the Offering, there will be outstanding
shares of Class A Common Stock and           shares of Class B Common Stock
(assuming no exercise of the Underwriters' over-allotment option).


     The           shares of Class A Common Stock to be sold in the Offering, which will constitute all of the outstanding shares of Class A Common Stock
(          shares if the Underwriters' over-allotment option is exercised in full) will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). All outstanding shares of Class B Common Stock are deemed to be "restricted securities," as that term is defined in Rule 144, and are eligible for sale in the public market in compliance with Rule 144. Upon transfer by Mr. Reddam (other than transfers to certain family members and other limited transfers) each share of Class B Common Stock will automatically convert into one share of Class A Common Stock. The Company, its officers and directors and its sole stockholder have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Securities Act to register, any shares of common stock of the Company or securities convertible into or exchangeable for any shares of common stock of the Company or warrants or other rights to acquire shares of common stock of the Company (other than, with respect to employees of the Company pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements).


     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the
Company's Class A Common Stock (       shares immediately after the Offering
assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Company's Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by PaineWebber Incorporated, Friedman, Billings, Ramsey & Co., Inc. and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase, and the Company and the Selling Stockholder have agreed to sell, subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the respective number of shares of Class A Common Stock set forth opposite their names below:

                                                               NUMBER OF
                                                              SHARES TO BE
                        UNDERWRITER                            PURCHASED
                        -----------                           ------------
PaineWebber Incorporated....................................
Friedman, Billings, Ramsey & Co., Inc.......................
Piper Jaffray Inc...........................................

                                                                --------
          Total.............................................
                                                                ========

     In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below) if any shares of Class A Common Stock are purchased. The Underwriting Agreement provides that the obligations of the Underwriters to purchase such shares of Class A Common Stock are subject to certain conditions precedent. The Underwriting Agreement also provides that in the event of a default by any Underwriter, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company and the Selling Stockholder that the Underwriters propose to offer the shares of Class A Common Stock in part to the public at the Offering Price set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include the
Underwriters) at such price less a concession not in excess of $     per share
of Class A Common Stock, and the Underwriters and such dealers may reallow to
certain dealers a discount not in excess of $     per share of Class A Common
Stock. After the closing of the Offering, the Offering Price, concessions to selected dealers and the discount to other dealers may be changed by the Representatives. The shares of Class A Common Stock are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company and the Selling Stockholder have granted the Underwriters an option exercisable for 30 days after the date hereof to purchase up to additional shares of Class A Common Stock to cover over-allotments, if any, at the Offering Price less the underwriting discount and commissions. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number of shares of Class A Common Stock to be purchased by it shown in the foregoing table bears to the shares of Class A Common Stock initially offered hereby. The Underwriters may purchase such shares of Class A Common Stock only to cover over-allotments made in connection with the Offering.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof.


     The Underwriters have reserved up to five percent of the aggregate number of shares of Class A Common Stock offered hereby for sale at the Offering Price to directors, officers and employees of the Company and to certain other persons. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day after the pricing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     The Company, its officers and directors and its sole stockholder have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Securities Act to register, any shares of common stock of the Company or securities convertible into or exchangeable for any shares of common stock of the Company or warrants or other rights to acquire shares of common stock of the Company (other than, with respect to employees of the Company pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements).

     PaineWebber Incorporated has in the past performed, and may continue to perform, investment banking, broker dealer, lending and financial advisory services for the Company, and has received customary compensation therefor. PaineWebber Incorporated has a first option to act as the sole lead managing underwriter for any securities to be collateralized by the Company's HLTV second mortgage loans for the first $200 million of loan securitizations.

     Prior to the Offering, there has been no public market for the Class A Common Stock. Accordingly, the public offering price has been determined by negotiations between the Company and the Representatives. Among the factors which were considered in determining the Offering Price were the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

     The Offering Price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Class A Common Stock. The Offering Price is subject to change as a result of market conditions and other factors and no assurance can be given that the Class A Common Stock can be resold at the offering price.


     Application will be made to have the Class A Common Stock approved for listing on the NYSE under the symbol "DIT." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.



     Because more than ten percent of the net proceeds of the Offering may be paid to PWRES, an affiliate of PaineWebber Incorporated (which is a member of the National Association of Securities Dealers, Inc. ("NASD")), the Offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8), which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its
usual standard of due diligence with respect thereto.           has agreed to
act as Qualified Independent Underwriter with respect to the Offering, and the price of the Class A Common Stock will be no higher than that recommended by
          .


     Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     In addition, if the Representatives over-allot (i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus) and thereby create a short position in the Class A Common Stock in connection with the Offering, then the Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters relating to the Offering will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Orange County, California. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS


     The financial statements of the Company as of December 31, 1996 and 1997 and for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                           DITECH FUNDING CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1996 and 1997.............   F-3
Statements of Earnings for the period from January 10, 1995
  (inception) to December 31, 1995 and for the years ended
  December 31, 1996 and 1997................................   F-4
Statements of Changes in Stockholder's Equity for the period from January 10, 1995 (inception) to December 31, 1995 and
  for the years ended December 31, 1996 and 1997............   F-5
Statements of Cash Flows for the period from January 10,
  1995 (inception) to December 31, 1995 and for the years
  ended December 31, 1996 and 1997..........................   F-6
Notes to Financial Statements for the period from January
  10, 1995 (inception) to December 31, 1995 and for the
  years ended December 31, 1996 and 1997....................   F-7
Condensed Balance Sheets (unaudited) as of March 31, 1998
  and December 31, 1997.....................................  F-21
Condensed Statements of Earnings (unaudited) for the three
  months ended March 31, 1997 and 1998......................  F-22
Condensed Statements of Cash Flows (unaudited) for the three months ended March 31, 1997 and 1998......................  F-23
Notes to Condensed Financial Statements (unaudited) for the
  three months ended March 31, 1997 and 1998................  F-24

     WHEN THE TRANSACTION REFERRED TO IN NOTE 16 TO THE FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
DiTech Funding Corporation:

     We have audited the accompanying balance sheets of DiTech Funding Corporation (the Company) as of December 31, 1996 and 1997 and the related statements of earnings, changes in stockholder's equity and cash flows for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DiTech Funding Corporation as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

Orange County, California
  March 10, 1998, except as to
  note 16 to the financial statements,
  which is as of                .

                           DITECH FUNDING CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                               1996        1997
                                                              -------    --------
Cash and cash equivalents...................................  $ 1,577    $  7,520
Restricted cash.............................................       --         395
Mortgage loans held for sale, net (notes 2 and 6)...........   29,138     142,861
Residual interests in securitization (note 3 and 6).........       --      12,809
Mortgage servicing asset (note 4)...........................       --         866
Furniture and equipment (note 5)............................      751       1,670
Other assets (notes 6, 7 and 8).............................      805       2,394
Receivable from affiliates (note 14)........................      142         288
                                                              -------    --------
                                                              $32,413    $168,803
                                                              =======    ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Warehouse lines of credit (note 6)..........................  $28,852    $142,506
Residual financing (note 6).................................       --       7,200
Accounts payable and accrued expenses.......................      373       2,324
Deferred income taxes.......................................       15         417
Other liabilities (note 11).................................       53         576
                                                              -------    --------
          Total liabilities.................................   29,293     153,023
                                                              -------    --------
Stockholder's equity (notes 6, 10, 11 and 16):
  Common stock, no par value. Authorized 100,000 shares;        1,260       1,260
     issued and outstanding 10,000 shares...................
  Additional paid-in capital................................      300         300
  Retained earnings, restricted.............................    1,560      14,220
                                                              -------    --------
          Total stockholder's equity........................    3,120      15,780
                                                              -------    --------
Commitments and contingencies (note 12)
                                                              $32,413    $168,803
                                                              =======    ========

                See accompanying notes to financial statements.

                           DITECH FUNDING CORPORATION

                             STATEMENTS OF EARNINGS
     PERIOD FROM JANUARY 10, 1995 (INCEPTION) THROUGH TO DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1995      1996        1997
                                                              ------    -------    ---------
Revenues:
  Gain on sales of mortgage loans (note 2)..................  $3,326    $ 8,392    $  24,230
  Interest income (note 2)..................................     678      1,464        8,467
  Other.....................................................     344        700          136
                                                              ------    -------    ---------
          Total revenues....................................   4,348     10,556       32,833
                                                              ------    -------    ---------
Expenses:
  Advertising...............................................   1,119      3,187        6,309
  Interest..................................................     634      1,413        6,116
  Personnel.................................................     725      2,911        3,419
  General and administrative (note 9).......................     808      1,431        2,544
  Occupancy (note 12).......................................     151        400          693
                                                              ------    -------    ---------
          Total expenses....................................   3,437      9,342       19,081
                                                              ------    -------    ---------
Earnings before income taxes................................     911      1,214       13,752
Income taxes (note 10)......................................      22         62          419
                                                              ------    -------    ---------
          Net earnings......................................  $  889    $ 1,152    $  13,333
                                                              ======    =======    =========
Basic and diluted earnings per share........................  $88.90    $115.20    $1,333.30
                                                              ======    =======    =========
Pro forma earnings data (unaudited) (note 15):
  Earnings before income taxes as reported..................  $  911    $ 1,214    $  13,752
  Pro forma income taxes....................................     375        500        5,783
                                                              ------    -------    ---------
                                                              $  536    $   714    $   7,969
                                                              ======    =======    =========
Pro forma basic and diluted earnings per share
  (unaudited)...............................................  $53.60    $ 71.40    $  796.90
                                                              ======    =======    =========

                See accompanying notes to financial statements.

                           DITECH FUNDING CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
     PERIOD FROM JANUARY 10, 1995 (INCEPTION) THROUGH TO DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                                          NUMBER OF               ADDITIONAL     RETAINED
                                           SHARES       COMMON     PAID-IN      EARNINGS,
                                         OUTSTANDING    STOCK      CAPITAL      RESTRICTED     TOTAL
                                         -----------    ------    ----------    ----------    -------
Issuance of common stock (note 11).....      10         $1,260       $ --        $    --      $ 1,260
Net earnings...........................      --            --          --            889          889
                                             --         ------       ----        -------      -------
Balance, December 31, 1995.............      10         1,260          --            889        2,149
Contributions (note 11)................      --            --         300             --          300
Net earnings...........................      --            --          --          1,152        1,152
Distributions (note 11)................      --            --          --           (481)        (481)
                                             --         ------       ----        -------      -------
Balance, December 31, 1996.............      10         1,260         300          1,560        3,120
Net earnings...........................      --            --          --         13,333       13,333
Distributions (note 11)................      --            --          --           (673)        (673)
                                             --         ------       ----        -------      -------
Balance, December 31, 1997.............      10         $1,260       $300        $14,220      $15,780
                                             ==         ======       ====        =======      =======

                See accompanying notes to financial statements.

                           DITECH FUNDING CORPORATION

                            STATEMENTS OF CASH FLOWS
     PERIOD FROM JANUARY 10, 1995 (INCEPTION) THROUGH TO DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                           1995         1996          1997
                                                         ---------    ---------    -----------
Cash flows from operating activities:
  Net earnings.........................................  $     889    $   1,152    $    13,333
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and accretion........................         32          130            238
     NIR gains.........................................         --           --        (12,170)
     Servicing gains...................................         --           --           (866)
     Deposits to overcollateralization account.........         --           --           (913)
     Amortization of NIR...............................         --           --            669
     Deferred income taxes.............................         --           --            402
     Provision for losses..............................         --           30            644
     Change in restricted cash.........................         --           --           (395)
     Changes in other assets and liabilities...........       (143)        (113)          (154)
     Mortgage loans originated.........................   (302,209)    (612,629)    (1,164,464)
     Mortgage loan sales, net..........................    281,196      604,579      1,050,741
     Net increase in warehouse lines of credit.........     20,551        8,151        113,804
                                                         ---------    ---------    -----------
          Net cash provided by operating activities....        316        1,300            869
                                                         ---------    ---------    -----------
Cash flows from investing activities:
  Purchases of furniture and equipment.................       (386)        (355)        (1,157)
  Payments on notes receivable.........................        175           --             --
  Net increase in receivable from affiliates...........         --         (142)          (146)
                                                         ---------    ---------    -----------
          Net cash used in investing activities........       (211)        (497)        (1,303)
                                                         ---------    ---------    -----------
Cash flows from financing activities:
  Issuance of common stock.............................        300           --             --
  Capital contributions................................         --          300             --
  Distributions to stockholder.........................         --          (81)          (673)
  Proceeds from (repayment of) term loan...............         --          150           (150)
  Increase in residual financing.......................         --           --          7,200
                                                         ---------    ---------    -----------
          Net cash provided by financing activities....        300          369          6,377
                                                         ---------    ---------    -----------
          Increase in cash and cash equivalents........        405        1,172          5,943
Cash and cash equivalents at beginning of period.......         --          405          1,577
                                                         ---------    ---------    -----------
Cash and cash equivalents at end of period.............  $     405    $   1,577    $     7,520
                                                         =========    =========    ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................  $     504    $   1,331    $     6,115
  Cash paid for income taxes...........................         22           --              4
                                                         =========    =========    ===========
Non-cash investing and financing activities:
  Furniture and equipment acquired as partial payment
     of note receivable................................  $     108    $      --    $        --
  Net assets received as contribution on issuance of
     common stock......................................        960           --             --
  Non-cash distribution to sole stockholder............         --          400             --
                                                         =========    =========    ===========

                See accompanying notes to financial statements.

                           DITECH FUNDING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     DiTech Funding Corporation (the Company) was incorporated in California on January 10, 1995 for the purpose of conducting a retail focused mortgage banking operation nationwide. The Company engages in the origination of first and second trust deeds to borrowers in multiple states who are attracted to the Company, primarily through radio and television advertising. During the period from January 10, 1995 (inception) through to December 31, 1995 and the years ended December 31, 1996 and 1997, loans originated by the Company to borrowers in the state of California approximated 94%, 87% and 76%, respectively, of total loans originated.

     During the year ended December 31, 1997, the Company formed an owners trust, the DiTech Home Loan Owner Trust 1997-1, to facilitate the issuance of asset backed certificates.

  Mortgage Loans Held for Sale

     Mortgage loans held for sale are stated at the lower of cost or market in the aggregate as determined by outstanding commitments from investors or current investor yield requirements.

     Interest on mortgage loans held for sale is credited to income as earned. Interest is accrued only if deemed collectible.

  Furniture and Equipment

     Furniture and equipment are stated at original cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which range from three to seven years.

     Leasehold improvements are amortized using the straight-line method over the term of the lease.

  Income Taxes

     The Company has elected S Corporation status under the Internal Revenue Code of 1986, as amended, and the corresponding tax laws of the state of California. Accordingly, income will be taxed directly to the sole stockholder for federal income and state franchise tax purposes. In addition, the California Franchise Tax Board imposed a corporate level tax of approximately 3.5% for the year ended December 31, 1997 which adjusts annually. There can be no assurance that the Company will receive the continued benefits of being taxed as an S Corporation.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Should the Company elect to change its tax status from its current S Corporation status to a C Corporation status, the deferred tax assets and liabilities will be measured using the then enacted tax rates for C Corporations. The net increase in the deferred tax asset or liability will be recognized in income in the period that the change in tax status is elected. This change in status may result in a significant charge to income. For further information, see note 15.

                           DITECH FUNDING CORPORATION

  Sales of Mortgage Loans

     Gains or losses resulting from sales or securitization of mortgage loans are recognized at the date of settlement and are based on the difference between the cash received and the assets retained by the Company and the carrying value of the related loans sold less related transaction costs. Such gains and losses may be increased or decreased by the amount of any servicing released premiums received or servicing assets recorded. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the related loans are sold.

     On January 1, 1997, the Company adopted Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 supersedes SFAS Nos. 76, 77 and 122, while amending both SFAS Nos. 65 and 115. This statement is to be applied prospectively, however, portions of SFAS No. 125 were deferred under SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 until January 1, 1998." Under SFAS No. 125, a transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of financial assets are required to be measured at fair value, if practicable. Also, servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying value between the asset sold and the interest retained, if any, based on their relative fair values at the date of transfer.


     SFAS 125 also requires an assessment of interest-only strips, loans, other receivables and retained interests in securitizations (residuals). If these assets can be contractually prepaid or otherwise settled such that the holder would not recover substantially all of its recorded investment, the asset will be measured like trading securities. The Company adopted SFAS 125 on January 1, 1997, and there was no material impact on the Company's consolidated financial statements.


  Allowance for Repurchase Losses

     The allowance for repurchase losses on loans sold relates to losses and direct expenses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties at the time of sale of the loan which is customary to the mortgage banking industry. The allowance represents the Company's estimate of losses expected to be incurred and is considered to be adequate. Provisions for losses are charged to gain on sales of mortgage loans and credited to the allowance and are determined to be adequate by management based upon the Company's evaluation of the potential exposure related to actual activity and interpretations of the loan sale agreements.

  Residual Interests in Securitization

     Residual interests in securitizations (Residuals) of second trust deed mortgage loans (Mortgage Loans) in an owner trust are recorded as a result of the sale of mortgage loans through securitization. The securitizations are generally structured as follows: First, the Company sells a portfolio of mortgage loans to a special purpose entity (SPE) which has been established for the limited purpose of buying and reselling the Company's Mortgage Loans. Next, the SPE transfers the same mortgage loans to an owners trust (the Trust), and the Trust in turn issues interest-bearing asset-backed securities (the bonds and certificates) generally in an amount equal to the aggregate principal balance of the mortgage loans. The Company typically sells these mortgage loans at face value and without recourse except that the normal representations and warranties are provided by the Company to the Trust. One or more investors purchase these bonds and certificates and the proceeds from the sale of the bonds and certificates are used as consideration to purchase the mortgage loans from the Company.

                           DITECH FUNDING CORPORATION

     At the closing of each securitization, the Company removes from its balance sheet the mortgage loans held for sale and adds to its balance sheet (i) the cash received, (ii) the estimated fair value of the Residuals which consists of
(a) an over-collateralization amount (OC), (b) a net interest receivable (NIR) and (iii) the estimated fair value of the servicing asset. The excess of the cash received and the assets retained by the Company over the carrying value of the related mortgage loans sold less transaction costs, equals the net gain on sale recorded by the Company.

     The Company allocates the basis in the mortgage loans between the portion of the mortgage loans sold (the bonds and certificates) and the portion retained (the residuals and servicing assets) based on the relative fair values of those portions on the date of the sale.

     The Company may recognize gains or losses attributable to the change in the fair value of the Residuals, which are recorded at estimated fair value and accounted for as "held-for-trading" securities. The Company is not aware of an active market for the purchase or sale of Residuals at this time, accordingly, the Company estimates fair value of the Residuals by calculating the present value of the estimated expected future cash flows received by the Company after being released by the Trust (cash out method) using a discount rate commensurate with the risks involved. The Company has utilized an effective discount rate of approximately 14%.

     The Company is entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the bonds and certificate principal and interest, the base servicing fees and certain other fees such as trustee and custodial fees. At the end of each collection period, the aggregate cash collections from the mortgage loans are allocated first to the servicing fees and certain other fees such as trustee and custodial fees for the period, then to the bond and certificate holders for interest at the pass-through rate on the bonds and certificates plus principal as defined in the Pooling and Servicing Agreements. If the amount of cash required for the above allocations exceeds the amount collected during the collection period, the shortfall is drawn from the OC. If the cash collected during the period exceeds the amount necessary for the above allocations, and there is no shortfall in the related OC, the excess is released to the Company. If the OC balance is not at the required credit enhancement level the excess cash collected is used to pay the bond and certificate holders additional principal reductions until the credit enhancement level is achieved. The specified credit enhancement levels are defined in the Pooling and Servicing Agreement which are expressed generally as a percentage of either the original or current collateral principal balance.

     The Annual Percentage Rate (APR) on the Mortgage Loans is relatively high in comparison to the pass through rate on the bonds and certificates, accordingly, the Residuals described above are a significant asset of the Company. In determining the value of the Residuals described above, the Company must estimate the future rates of prepayments, delinquencies, defaults and default loss severity as they impact the amount and timing of the estimated cash flows. The Company estimates prepayments by evaluating historical prepayment performance of comparable loans and the impact of trends in the industry. The Company has used a constant prepayment estimate of 20% per year after a 24-month seasoning period. The Company uses a 2.3% default rate estimate with 100% loss severity, commencing in month 12. This estimate is based on historical loss data for comparable loans and the specific characteristics of the loans originated by the Company. The Company used default loss estimates that resulted in a cumulative default losses over the life of the loans of 8.4% as a percentage of the original principal balance. The Company's prepayment and default estimates resulted in a weighted average life of the pool of loans of 3.3 years.

     In future periods, the Company will recognize additional revenue from the Residuals if the actual performance of the mortgage loans is higher than the original estimate or the Company may increase the estimated fair value of the Residuals. If the actual performance of the Mortgage Loans is lower than the original estimate, then an adjustment to the carrying value of the Residuals may be required if the estimated fair value of the Residuals is less than its carrying value.

                           DITECH FUNDING CORPORATION

  Mortgage Servicing Asset

     The Company is designated as the master servicer for its securitization and receives a monthly fee based on the outstanding principal balance of the mortgage loans. The Company has contracted with a subservicer to perform the servicing and investor reporting of the mortgage loans securitized pursuant to the pooling and servicing agreement. The subservicer charges a monthly fee based on the outstanding principal balance of the mortgage loans.

     The Company amortizes the servicing asset in proportion to and over the period of estimated future net servicing income.

     For the purpose of measuring impairment, the Company stratified the mortgage servicing asset using the type of loan and interest rate as the primary risk. Impairment is measured utilizing estimated fair value.

  Advertising

     The Company accounts for its advertising costs as nondirect response advertising. Accordingly, advertising costs are expensed as incurred.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consists of money market accounts to maintain compensating balances with the related lending company or bank. Included in cash and cash equivalents is approximately $395,000 at December 31, 1997, which represents restricted cash that will be transferred to the over-collateralization account within the trust.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant balance sheet accounts which could be materially affected by such estimates include liability for losses on loans sold, residual interests in securitization and mortgage servicing asset. The significant assumptions used by the Company to estimate the liability for losses on loans sold includes the number of loans that may be repurchased by the Company pursuant to alleged breaches of standard representation and warranties included in the loan sale agreements and the anticipated loss, if any, that may be incurred by the Company in resolving these repurchased loans. The significant assumptions used by the Company to estimate the far value of residual interests in securitization and mortgage servicing asset include anticipated prepayments, estimated credit losses and the discount rate. Actual results could differ from those estimates.

  Forward Contracts


     Periodically, the Company uses forward sale contracts of mortgage backed securities to hedge the interest rate risk associated with fixed rate first trust deed mortgage loans held for sale and in the pipeline for which interest rates have been locked. Gains and losses from hedging transactions are determined based on the fair value of the hedging instrument and are included as a basis adjustment to the hedged loans and subsequently included in the gain or loss from the sale of the related loans.


     Management has determined that hedge accounting is appropriate for the Company's hedging program because the hedged loans expose the Company to pricing risk, the forward sale contracts reduce that pricing risk and are designated as hedges, and at the inception of the hedge and throughout the hedge period, there is

                           DITECH FUNDING CORPORATION
a high correlation between the price of the forward sale contracts and the fair value of the loans being hedged. In the event correlation does not remain high, the forward sale contracts will cease to be accounted for as hedges and a gain or loss will be recognized to the extent the forward sale contracts results have not been offset by the price changes of the hedged loans.

  Errors and Omissions Policy

     The Company has Fidelity Bond and Errors and Omissions insurance coverage of $1.3 million each at December 31, 1997.


  Recent Accounting Pronouncements



     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS 123 compensation expense would be recorded on the date a stock-based award is granted only if the current market price of the underlying stock exceeded the exercise price of the stock-based award. SFAS 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to apply the provisions of APB 25 and provide pro forma net earnings and pro forma net earnings per share disclosures for employee stock options and grants made as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of APB 25 and comply with the pro forma disclosure provisions of SFAS 123. The Company has not granted any stock-based compensation to date.


  Earnings Per Share

     The Company adopted, effective December 31, 1997, SFAS No. 128, "Earnings per Share." SFAS 128 simplifies the standards for computing and presenting earnings per share (EPS) as previously prescribed by Accounting Principles Board Option No. 15, "Earnings per Share." SFAS 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

     The following table illustrates the computation of basic and diluted earnings per share (dollars in thousands, except per share amounts):

                                                   PERIOD FROM
                                                JANUARY 10, 1995
                                               (INCEPTION) THROUGH    YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,       DECEMBER 31,   DECEMBER 31,
                                                      1995               1996           1997
                                               -------------------   ------------   ------------
Numerator:
Earnings available to common stockholder.....        $   889           $ 1,152       $  13,333
                                                     =======           =======       =========
Denominator:
  Denominator for basic and diluted earnings
     per share --............................
  Weighted average common shares
     outstanding.............................         10,000            10,000          10,000
                                                     =======           =======       =========
Basic and diluted earnings per share.........        $ 88.90           $115.20       $1,333.30
                                                     =======           =======       =========

                           DITECH FUNDING CORPORATION

  Reclassifications

     Certain prior year balances have been reclassified to conform to the current year's presentation.

(2) MORTGAGE LOANS HELD FOR SALE

     A summary of mortgage loans held for sale, at the lower of cost or market at December 31, 1996 and 1997 follows (dollars in thousands):

                                                           1996        1997
                                                          -------    --------
Mortgage loans receivable:
  First trust deeds.....................................  $25,022    $ 98,260
  Second trust deeds....................................    3,980      45,024
Accrued interest receivable.............................      105         218
Net deferred origination (fees) costs...................       31        (641)
                                                          -------    --------
                                                          $29,138    $142,861
                                                          =======    ========

  Gain on Sales of Mortgage Loans

     Gain on sales of mortgage loans for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997 was comprised of the following (dollars in thousands):

                                                1995       1996        1997
                                               -------    -------    --------
Non-cash securitization gain.................  $    --    $    --    $ 13,036
Securitization transaction expenses..........       --         --      (1,452)
Accrued interest contributed.................       --         --      (1,240)
Prefunding interest expensed.................       --         --        (333)
Cash gain from whole loan sales..............    4,485      7,819      15,756
Provision for losses.........................       --        (30)       (644)
Nonrefundable fees...........................      143      5,871      13,964
Origination costs............................   (1,332)    (5,334)    (13,322)
Hedging gain (loss)..........................       30         66      (1,535)
                                               -------    -------    --------
                                               $ 3,326    $ 8,392    $ 24,230
                                               =======    =======    ========

     Non-cash securitization gain during 1997 was comprised of the following (dollars in thousands):

NIR gains..................................................  $12,170
Servicing gains............................................      866
                                                             -------
          Non-cash securitization gain.....................  $13,036
                                                             =======

Interest Income

     Interest income was comprised of the following (dollars in thousands):

                                                     1995     1996      1997
                                                     ----    ------    ------
Mortgage loans held for sale.......................  $678    $1,464    $8,223
NIR interest income................................    --        --       913
Amortization of NIR................................    --        --      (669)
                                                     ----    ------    ------
                                                     $678    $1,464    $8,467
                                                     ====    ======    ======

                           DITECH FUNDING CORPORATION

Significant Customers

     The Company has entered into a number of transactions with two financial services companies which each accounted for more than 10% of the Company's loan sales. These transactions include a whole loan sales agreement, under which the financial services companies agree to periodically purchase certain loans from the Company. During the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997, the Company sold a total of approximately $278 million, $583 million and $805 million, respectively, of loans to these investors under these agreements and recognized gross cash gains on sales of approximately $4.4 million, $7.4 million and $12.5 million, respectively.

     The Company also securitized a total of approximately $120 million of mortgage loans held for sale and recognized gross gains on sales of approximately $13 million.

(3) RESIDUAL INTERESTS IN SECURITIZATION

     Residual interests in securitization balances consisted of the following components at December 31, 1997 (dollars in thousands):

Over-collateralization amount..............................  $ 1,308
Net interest receivable (NIR)..............................   11,501
                                                             -------
                                                             $12,809
                                                             =======

     The following table summarizes activity of the NIR for the year ended December 31, 1997 (dollars in thousands):

Balance, beginning of year.................................  $    --
NIR gains..................................................   12,170
Amortization...............................................     (669)
                                                             -------
          Balance, end of year.............................  $11,501
                                                             =======

(4) MORTGAGE SERVICING ASSETS

     An analysis of mortgage servicing assets for the year ended December 31, 1997 follows (dollars in thousands):

Balance, beginning of year..................................  $ --
Additions...................................................   866
Amortization................................................    --
                                                              ----
          Balance, end of year..............................  $866
                                                              ====

     There was no amortization for the year ended December 31, 1997.

                           DITECH FUNDING CORPORATION

(5) FURNITURE AND EQUIPMENT

     Furniture and equipment are summarized as follows (dollars in thousands):

                                                             1996      1997
                                                             -----    ------
Equipment..................................................  $ 666    $1,414
Furniture and fixtures.....................................    222       533
Automobile.................................................     37        37
Leasehold improvements.....................................     --        88
                                                             -----    ------
                                                               925     2,072
Accumulated depreciation...................................   (174)     (402)
                                                             -----    ------
                                                             $ 751    $1,670
                                                             =====    ======

     During the period from January 10, 1995 (inception) through to December 31, 1995, the Company acquired furniture and equipment of $76,000 in exchange for issuances of common shares of the Company's common stock to the sole stockholder.

(6) WAREHOUSE LINES OF CREDIT AND RESIDUAL FINANCING

     Warehouse lines of credit consist of the following (dollars in thousands):

                                                               1996        1997
                                                              -------    --------
Borrowings under a warehouse line of credit for a maximum
  amount of $50 million, maturing on March 31, 1998, secured by mortgage loans held for sale, bearing interest based on the lender's commercial paper rate (6.36% at December 31,
  1997). This line of credit is guaranteed by the Company's
  sole stockholder. The lender has, in its sole discretion,
  allowed the Company to exceed its credit limit for short
  periods of time...........................................  $20,026    $ 76,749
Borrowings with a second lender matured during 1997.........    8,676          --
Borrowings under a master repurchase agreement for a maximum amount of $275 million, secured by mortgage loans held for sale, bearing interest based on LIBOR (5.72% at December
  31, 1997). This line of credit is uncommitted, advances
  are made at the sole discretion of the lender and is
  guaranteed by the Company's sole stockholder..............       --      65,757
Term loan unsecured, bearing interest based on the prime
  rate matured and repaid on December 15, 1997. This term
  loan was guaranteed by the Company's sole stockholder.....      150          --
                                                              -------    --------
                                                               28,852     142,506
Residual financing -- A $13.4 million residual financing
  line renewable monthly secured by residual interests in
  securitization, bearing interest based on LIBOR (5.72% at
  December 31, 1997)........................................       --       7,200
                                                              -------    --------
                                                              $28,852    $149,706
                                                              =======    ========

     Advances under the residual financing line are made at the sole discretion of the lender and are based upon the amount of loans securitized and the value of the residuals as determined by the lender. These advances are repayable on demand by the lender and are subject to renewal on a monthly basis.

     The line of credit agreements and master repurchase agreement contain certain compensating balance requirements and restrictive financial and other covenants which require the Company to, among other requirements, restrict dividends, except for income tax payments of the sole stockholder, deposit an amount with the lender which is restricted in use until the notes payable have been fully paid, maintain certain levels of net worth, liquidity, debt to net worth ratios and maintenance of compliance with regulatory and investor

                           DITECH FUNDING CORPORATION
requirements. At December 31, 1997, the Company believes that it was in compliance with the financial and other covenants and maintained a deposit of $200,000 required by the agreements which is included in the other assets.

(7) NOTES RECEIVABLE

     Notes receivable from a finance company at December 31, 1996 and 1997 are included in other assets and summarized as follows (dollars in thousands):

                                                              1996    1997
                                                              ----    ----
Receivable from a finance company...........................  $253    $253
Less allowance for credit losses............................   (80)    (80)
                                                              ----    ----
                                                              $173    $173
                                                              ====    ====

(8) SECURED NOTE RECEIVABLE

     A $55,000 secured note receivable at December 31, 1996 and 1997 is included in other assets, secured by the accounts receivable of a medical practitioner, bears interest of 10%, payable quarterly, interest only with the principal amount due on maturity on December 31, 1999.

     This note was originally issued to the Company's sole stockholder, who assigned all rights and ownership of the note to the Company in exchange for shares of the Company's common stock.

(9) GENERAL AND ADMINISTRATIVE EXPENSES

     A summary of general and administrative expenses follows (dollars in thousands):

                                                     1995     1996      1997
                                                     ----    ------    ------
Office supplies....................................  $217    $  456    $  828
Professional fees..................................   271       249       678
Data processing....................................    --       225       215
Equipment rental...................................   105       195       393
Insurance and bonds................................    24        61        66
Auto expense.......................................    33        86        94
Travel and entertainment...........................    19        57       148
Utilities..........................................     3         3        31
Other..............................................   136        99        91
                                                     ----    ------    ------
                                                     $808    $1,431    $2,544
                                                     ====    ======    ======

(10) INCOME TAXES

     The provision for income taxes for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997 was as follows (dollars in thousands):

                                                         1995    1996    1997
                                                         ----    ----    ----
State:
  Current..............................................  $22     $62     $ 17
  Deferred.............................................   --      --      402
                                                         ---     ---     ----
          Income taxes.................................  $22     $62     $419
                                                         ===     ===     ====

                           DITECH FUNDING CORPORATION

     For federal income and California franchise tax purposes, the Company maintains the status of an S Corporation. This status results in the pass-through of all of the Company's federal and state taxable income to the stockholder of the Company. However, the Company is subject to a state tax rate of approximately 3.5%.

     Deferred taxes result primarily from the use of different methods of recording gain on sales of mortgage loans, depreciation, loan origination fees and mark-to-market values for financial statement and tax reporting purposes.

(11) STOCKHOLDER'S EQUITY

     Cash distributions are made mainly to facilitate the payment of income taxes of the sole stockholder arising on the pass-through of the Company's federal and state taxable income. During the year ended December 31, 1996, the sole stockholder contributed cash of $300,000 as additional paid-in capital. The Company made a $400,000 distribution to the sole stockholder during 1996 which was satisfied by assigning a mortgage loan receivable.

     At inception of the Company, the sole stockholder exchanged the following assets at their carryover basis, net of applicable deferred income taxes, for 10,000 shares of the Company's common stock (dollars in thousands):

Cash........................................................  $  300
Mortgage loan receivable....................................     400
Notes receivable............................................     444
Secured note receivable.....................................      55
Furniture and equipment.....................................      76
Deferred income taxes.......................................     (15)
                                                              ------
          Total.............................................  $1,260
                                                              ======

(12) COMMITMENTS AND CONTINGENCIES

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments include commitments to originate and sell loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of operations.

     Commitments to originate mortgage loans are agreements to provide financing at a fixed or variable interest rate subject to specific terms and a customer's creditworthiness on a case-by-case basis. These commitments have fixed expiration dates and other termination clauses and may require payment of a fee.

     At December 31, 1997, the Company has commitments to fund mortgage loans totaling approximately $255 million to customers who meet the Company's underwriting criteria. This does not necessarily represent future cash requirements, as some portion of the commitments will expire without being drawn upon or will be declined for credit or other reasons.

     The Company manages its interest rate exposure and market risk related to commitments to originate loans by entering into mandatory and best efforts commitments to sell loans to investors and it controls its credit risk through underwriting and quality control standards that the Company believes are consistent with that of its investors. The Company has commitments to deliver mortgage loans to investors as of December 31, 1997 totaling approximately $165 million.

                           DITECH FUNDING CORPORATION

     At December 31, 1997, the Company was committed to provide an investment banking firm with a right to purchase second trust deed mortgage loans and/or lead underwrite second trust deed mortgage loans sold through securitization by the Company in an aggregate amount of $80 million.

  Operating Leases

     The Company leases certain facilities under a noncancelable operating lease which expires through 2003. Total rent expense under this lease was approximately $151,000, $400,000 and $693,000 for the period from January 10, 1995 (inception) through to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

     Minimum noncancelable future lease payments are approximately as follows (dollars in thousands):

1998........................................................  $1,092
1999........................................................   1,172
2000........................................................   1,197
2001........................................................   1,214
2002........................................................   1,223
2003........................................................      51
                                                              ------
                                                              $5,949
                                                              ======

  Contingencies

     The Company has entered into loan sale agreements with investors in the normal course of business which include standard representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold. In the opinion of management, the potential exposure related to the Company's loan sale agreements will not have a material adverse effect on the financial position and operating results of the Company. At December 31, 1996 and 1997, included in other liabilities is $30,000 and $563,000 of repurchase allowances related to this exposure.

     The activity in the repurchase allowances is summarized as follows (dollars in thousands):

                                                              1996    1997
                                                              ----    -----
Balance, beginning of year..................................  $ --    $  30
Provision for repurchase losses.............................    30      644
Charge-offs, net............................................    --     (111)
                                                              ----    -----
Balance, end of year........................................  $ 30    $ 563
                                                              ====    =====

     The Company is a party to legal actions arising in the normal course of business. In the opinion of management, based in part on the discussions with legal counsel, resolution of such matters will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                           DITECH FUNDING CORPORATION

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made using estimated fair value amounts and have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.


                                                     1996                       1997
                                            -----------------------    ----------------------
                                             CARRYING       FAIR       CARRYING       FAIR
                                              VALUE         VALUE        VALUE        VALUE
                                            ----------    ---------    ---------    ---------
                                            (DOLLARS IN THOUSANDS)     (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...............    $ 1,577      $ 1,577     $  7,520     $  7,520
  Restricted cash.........................         --           --          395          395
  Mortgage loans held for sale, net.......     29,138       29,372      142,861      146,813
  Residual interests in securitization....         --           --       12,809       12,809
  Notes receivable........................        173          173          173          173
  Secured note receivable.................         55           55           55           55
  Receivable from affiliates..............        142          142          288          288
Financial liabilities:
  Warehouse lines of credit...............     28,852       28,852      142,506      142,506
  Residual financing......................         --           --        7,200        7,200
Off-balance sheet items:
  Mortgage loan applications in process
     with locked interest rates...........         --          487           --           22
  Forward sale contracts of mortgage
     backed securities....................         --          235           --       (1,600)


     The following methods and assumptions were used in estimating the Company's fair value disclosures for financial instruments:

     Cash and cash equivalents and restricted cash: The fair value of cash and cash equivalents and restricted cash approximates the carrying value reported in the balance sheet.

     Mortgage loans held for sale: The fair value of mortgage loans held for sale is determined in the aggregate based on outstanding commitments from investors or current investor yield requirements.

     Residual interests in securitization: The residual interest in securitization was unrated and as such there was no current established market. Estimates of the fair value are based on discounted cash flow analysis using assumptions that the Company believes a purchaser would require.

     Notes receivable, secured note receivable and receivable from affiliates:
The fair value of notes receivable, secured note receivable and receivable from affiliates approximates the carrying value reported in the balance sheet.

     Warehouse lines of credit: The carrying value reported in the balance sheet approximates fair value as the warehouse notes payable are due upon demand and bear interest at a rate that approximates current market interest rates for similar type notes payable.

     Residual financing: The fair value of residual financing is determined by discounting expected cash flows by the current market interest rate over the term of the residual financing.

                           DITECH FUNDING CORPORATION

     Mortgage loan applications in process with locked interest rates: The fair value of mortgage loan applications in process with locked interest rates expected to close is determined in the aggregate based on outstanding commitments from investors or current investor yield requirements.


     Forward sale contracts of mortgage backed securities: The fair value of forward sale contracts of mortgage backed securities is based on quoted market prices of the forward sale contracts.


(14) RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1997, the Company financed mortgagees on the properties of certain employees in the normal course of business. These mortgages were sold either during or subsequent to the year ended December 31, 1997.

     The amounts receivable from affiliates are unsecured, non-interest bearing and payable on demand. The sole stockholder of the Company is also the sole stockholder of the affiliates.

(15) PRO FORMA INFORMATION (UNAUDITED)

  (a) Pro Forma Income Taxes

     As discussed in note 10, the Company has been treated as an S Corporation for federal and state income tax purposes. Upon completion of the initial public offering, the Company will no longer be treated as an S Corporation for income tax purposes and its income will be subject to federal and state income taxes at statutory rates of 35% and 10.84%, respectively. The accompanying statements of earnings for the period from January 10, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, present unaudited pro forma income taxes and net earnings reflecting the estimated income tax expense of the Company as if it had been subject to normal federal and state income taxes for such periods.

     Unaudited pro forma income tax expense for the period from January 10, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, included the following components (dollars in thousands):

                                                      1995    1996     1997
                                                      ----    ----    ------
Federal.............................................  $276    $368    $4,292
State...............................................    99     132     1,491
                                                      ----    ----    ------
          Total pro forma income taxes..............  $375    $500    $5,783
                                                      ====    ====    ======

     The differences between unaudited pro forma income taxes at the statutory federal income tax rate of 34% for 1995 and 1996 and 35% for 1997 and the unaudited pro forma income taxes shown in the accompanying statements of earnings are as follows (dollars in thousands):

                                                      1995    1996     1997
                                                      ----    ----    ------
Pro forma income tax expense at statutory rate......  $310    $413    $4,813
State tax net of federal benefit....................    65      87       970
                                                      ----    ----    ------
          Total.....................................  $375    $500    $5,783
                                                      ====    ====    ======

  (b)  Pro Forma Earnings Per Share

     The pro forma earnings per share data is calculated by taking the pro forma net earnings available to the common stockholders and dividing by the weighted average number of common shares outstanding. The weighted average number of common shares reflects the impact of the change in the authorized and outstanding common stock of the newly formed Delaware corporation.

                           DITECH FUNDING CORPORATION

(16) SUBSEQUENT EVENTS

  Reincorporation

     On           , 1998, the Board of Directors of the Company approved the merger of the Company into a newly formed Delaware corporation and pursuant to which each outstanding share of common stock of the Company will be exchanged
for           shares of Class B common stock of the newly formed Delaware corporation. The accompanying financial statements have been restated for all periods presented to reflect the impact of the change in the authorized and outstanding common stock of the newly formed Delaware corporation.

  Initial Public Offering

     The Company has filed a registration statement relating to its initial public offering of common stock. At the completion of such offering the Company will no longer be treated as a S Corporation for income tax purposes and its income will become fully taxable. See notes 10 and 15.

                           DITECH FUNDING CORPORATION

                       CONDENSED UNAUDITED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                                        PRO FORMA
                                                         DECEMBER 31,    MARCH 31,      MARCH 31,
                                                             1997          1998       1998 (NOTE 5)
                                                         ------------    ---------    -------------
Cash and cash equivalents..............................    $  7,520      $  5,930       $  5,830
Restricted cash........................................         395            --             --
Mortgage loans held for sale, net (note 2).............     142,861       284,338        284,338
Residual interests in securitization (note 3)..........      12,809        13,072         13,072
Mortgage servicing asset...............................         866           831            831
Furniture and equipment................................       1,670         2,678          2,678
Other assets...........................................       2,394         1,997          1,997
Receivable from affiliates.............................         288           264            264
                                                           --------      --------       --------
          Total assets.................................    $168,803      $309,110       $309,010
                                                           ========      ========       ========

                               LIABILITIES AND STOCKHOLDER'S EQUITY
Warehouse lines of credit (note 4).....................    $142,506      $281,536       $281,536
Residual financing (note 4)............................       7,200         6,315          6,315
Accounts payable and accrued expenses..................       2,324         2,508          2,508
Deferred income taxes..................................         417           515          6,794
Other liabilities......................................         576           832            832
                                                           --------      --------       --------
          Total liabilities............................     153,023       291,706        297,985
                                                           --------      --------       --------
Stockholder's equity (note 6):
  Common stock, no par value. Authorized 100,000
     shares; issued and outstanding 10,000 shares......       1,260         1,260          1,260
  Additional paid-in capital...........................         300           300          9,765
  Retained earnings, restricted........................      14,220        15,844             --
                                                           --------      --------       --------
          Total stockholder's equity...................      15,780        17,404         11,025
                                                           --------      --------       --------
                                                           $168,803      $309,110       $309,010
                                                           ========      ========       ========

      See accompanying notes to condensed unaudited financial statements.

                           DITECH FUNDING CORPORATION

                   CONDENSED UNAUDITED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Revenues:
  Gain on sales of mortgage loans (note 2)..................  $ 3,452    $  6,969
  Interest income (note 2)..................................      712       5,124
  Other.....................................................        6         192
                                                              -------    --------
          Total revenues....................................    4,170      12,285
                                                              -------    --------
Expenses:
  Advertising...............................................      973       3,798
  Interest..................................................      632       3,950
  Personnel.................................................      441       1,406
  General and administrative................................      456       1,159
  Occupancy.................................................      110         288
                                                              -------    --------
          Total expenses....................................    2,612      10,601
                                                              -------    --------
Earnings before income taxes................................    1,558       1,684
Income taxes................................................       60          60
                                                              -------    --------
          Net earnings......................................  $ 1,498    $  1,624
                                                              =======    ========
Basic and diluted earnings per share........................  $149.80    $ 162.40
                                                              =======    ========
Pro forma earnings data (unaudited) (note 5):
  Earnings before income taxes..............................  $ 1,558    $  1,684
  Pro forma income taxes....................................      655         708
                                                              -------    --------
                                                              $   903         976
                                                              =======    ========
  Pro forma basic and diluted earnings per share............  $ 90.30    $  97.60
                                                              =======    ========
Supplemental pro forma earnings data (unaudited) (note 5):
  Net earnings as reported..................................             $  1,624
  Establishment of deferred income tax liability............                6,279
                                                                         --------
  Supplemental pro forma net loss...........................             $ (4,655)
                                                                         ========
  Supplemental pro forma basic and diluted loss per share...             $(465.50)
                                                                         ========


      See accompanying notes to condensed unaudited financial statements.

                           DITECH FUNDING CORPORATION

                  CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Cash flows from operating activities:
  Net earnings..............................................  $   1,498    $   1,624
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and accretion.............................         33          115
     Amortization of mortgage servicing asset...............         --           35
     Deposits to overcollateralization account..............         --       (1,474)
     Amortization of NIR....................................         --        1,211
     Deferred income taxes..................................         60           98
     Provision for losses...................................        128          259
     Decrease in restricted cash............................         --          395
     Changes in other assets and liabilities................        147          578
     Mortgage loans originated..............................   (203,378)    (639,221)
     Mortgage loan sales, net...............................    192,411      497,744
     Net increase in warehouse lines of credit..............     10,460      139,030
                                                              ---------    ---------
          Net cash provided by operating activities.........      1,359          394
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of furniture and equipment......................       (228)      (1,123)
  Net (increase) decrease in receivable from affiliates.....        (49)          24
                                                              ---------    ---------
          Net cash used in investing activities.............       (277)      (1,099)
                                                              ---------    ---------
Cash flows from financing activities:
  Distributions to stockholder..............................       (400)          --
  Decrease in residual financing............................         --         (885)
                                                              ---------    ---------
          Net cash used in financing activities.............       (400)        (885)
                                                              ---------    ---------
          Net (increase) decrease in cash and cash
            equivalents.....................................        682       (1,590)
Cash and cash equivalents at beginning of period............      1,577        7,520
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $   2,259    $   5,930
                                                              =========    =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     568    $   3,780
  Cash paid for income taxes................................          3           49
                                                              =========    =========

      See accompanying notes to condensed unaudited financial statements.

                           DITECH FUNDING CORPORATION

               NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
                            MARCH 31, 1997 AND 1998

(1) BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997 included elsewhere herein.

  Earnings Per Share

     The following table illustrates the computation of basic and diluted earnings per share (dollars in thousands, except per share amounts):

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1998
                                                           -------    -------
Numerator:
  Earnings available to common stockholder...............  $ 1,498    $ 1,624
                                                           =======    =======
Denominator:
  Denominator for basic and diluted earnings per share...
Weighted average common shares outstanding...............   10,000     10,000
                                                           =======    =======
Basic and diluted earnings per share.....................  $149.80    $162.40
                                                           =======    =======

(2) LOANS RECEIVABLE HELD FOR SALE

     A summary of loans receivable held for sale, at the lower of cost or market at December 31, 1997 and March 31, 1998 follows (dollars in thousands):

                                                       DECEMBER 31,    MARCH 31,
                                                           1997          1998
                                                       ------------    ---------
Mortgage loans receivable:
  First trust deeds..................................    $ 98,260      $143,588
  Second trust deeds.................................      45,024       139,270
Accrued interest receivable..........................         218         2,587
Net deferred origination fees........................        (641)       (1,107)
                                                         --------      --------
                                                         $142,861      $284,338
                                                         ========      ========

                           DITECH FUNDING CORPORATION

  Gain on Sales of Mortgage Loans

     Gain on sales of mortgage loans for the three months ended March 31, 1997 and 1998 was comprised of the following (dollars in thousands):

                                                         MARCH 31,    MARCH 31,
                                                           1997         1998
                                                         ---------    ---------
Cash gain from whole loan sales........................   $3,091       $ 8,863
Provision for losses...................................     (128)         (259)
Nonrefundable fees.....................................    1,841         3,344
Origination costs......................................   (1,805)       (4,508)
Hedging gain (loss)....................................      453          (471)
                                                          ------       -------
                                                          $3,452       $ 6,969
                                                          ======       =======

  Interest income

     Interest income was comprised of the following:

                                                         MARCH 31,    MARCH 31,
                                                           1997         1998
                                                         ---------    ---------
Mortgage loans held for sale...........................    $712        $ 4,861
NIR interest income....................................      --          1,474
Amortization of NIR....................................      --         (1,211)
                                                           ----        -------
                                                           $712        $ 5,124
                                                           ====        =======

(3) RESIDUAL INTERESTS IN SECURITIZATION

     Residual interests in securitization balances consisted of the following components at December 31, 1997 and March 31, 1998 (dollars in thousands):

                                                       DECEMBER 31,    MARCH 31,
                                                           1997          1998
                                                       ------------    ---------
Over-collateralization amount........................    $ 1,308        $ 2,782
Net interest receivable (NIR)........................     11,501         10,290
                                                         -------        -------
                                                         $12,809        $13,072
                                                         =======        =======

     The following table summarizes activity of the NIR for the three months ended March 31, 1997 and 1998 (dollars in thousands):

                                                         MARCH 31,    MARCH 31,
                                                           1997         1998
                                                         ---------    ---------
Balance, beginning of period...........................    $ --        $11,501
NIR gains..............................................      --             --
Amortization...........................................      --         (1,211)
                                                           ----        -------
          Balance, end of period.......................    $ --        $10,290
                                                           ====        =======

                           DITECH FUNDING CORPORATION

(4) WAREHOUSE LINES OF CREDIT AND RESIDUAL FINANCING

     Warehouse lines of credit consist of the following (dollars in thousands):

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------    ---------
Borrowings with a lender under a warehouse line of credit
  for a maximum amount of $50 million, maturing on February
  28, 1999 secured by mortgage loans held for sale, bearing
  interest based on the lender's commercial paper rate (6.1%
  at March 31, 1998). This line of credit is guaranteed by
  the Company's sole stockholder The lender has, in its sole discretion, allowed the Company to exceed its credit limit
  for short periods of time.................................    $ 76,749      $ 78,244
Borrowings under a master repurchase agreement for a maximum amount of $275 million, secured by mortgage loans held for sale, bearing interest based on LIBOR (5.69% at March 31,
  1998). This line of credit is uncommitted, advances are
  made at the sole discretion of the lender and is
  guaranteed by the Company's sole stockholder..............      65,757       175,130
Borrowings with a third lender under a line of credit for a
  maximum amount of $100 million, secured by mortgage loans
  held for sale, bearing interest based on LIBOR (5.69% at
  March 31, 1998). This line of credit is uncommitted and is
  guaranteed by the Company's sole stockholder..............          --        28,162
                                                                --------      --------
                                                                 142,506       281,536
Residual financing -- A $6.3 million residual financing line renewable monthly secured by residual interests in
  securitization bearing interest based on LIBOR (5.69% at
  March 31, 1998)...........................................       7,200         6,315
                                                                --------      --------
                                                                $149,706      $287,851
                                                                ========      ========


     Advances under the residual financing line are made at the sole discretion of the lender and are based upon the amount of loans securitized and the value of the residuals as determined by the lender. These advances are repayable on demand by the lender and are subject to renewal on a monthly basis.


     The line of credit agreements and master repurchase agreement contain certain compensating balance requirements and restrictive financial and other covenants which require the Company to, among other requirements, restrict dividends, except for income tax payments of the sole stockholder, deposit an amount with the lending company which is restricted in use until the notes payable have been fully paid, maintain certain levels of net worth, liquidity, debt to net worth ratios and maintenance of compliance with regulatory and investor requirements. At March 31, 1998, the Company believes that it was substantially in compliance with the financial and other covenants except for net worth required by one of the lenders. On April 1, 1998, the lender updated the net worth ratio required and the Company believes that it is in compliance with the revised net worth requirements. The Company maintained a deposit of $800,000 required by the agreements which is included in other assets.

                           DITECH FUNDING CORPORATION

(5) PRO FORMA INFORMATION


  (a) Pro Forma Income Taxes

     The Company has been treated as a S Corporation for federal and state income tax purposes. Upon completion of the initial public offering, the Company will no longer be treated as an S Corporation for income tax purposes and its income will be subject to federal and state income taxes at statutory rates of 35% and 10.84%, respectively. The accompanying statements of earnings for the three months ended March 31, 1997 and 1998, present unaudited pro forma income taxes and net earnings reflecting the estimated income tax expense of the Company as if it had been subject to normal federal and state income taxes for such periods.

     Unaudited pro forma income tax expense for the three months ended March 31, 1997 and 1998, included the following components (dollars in thousands):

                                                              1997    1998
                                                              ----    ----
Federal.....................................................  $486    $525
State.......................................................   169     183
                                                              ----    ----
          Total pro forma income taxes......................  $655    $708
                                                              ====    ====

     The differences between unaudited pro forma income taxes at the statutory federal income tax rate of 35% for the three months ended March 31, 1997 and 1998 and the unaudited pro forma income taxes shown in the accompanying statements of earnings are as follows (dollars in thousands):

                                                              1997    1998
                                                              ----    ----
Pro forma income tax expense at statutory rate..............  $545    $589
State tax net of federal benefit............................   110     119
                                                              ----    ----
          Total.............................................  $655    $708
                                                              ====    ====

     If the Company had not been treated as an S Corporation for tax purposes on March 31, 1998, an additional deferred income tax liability of $6,279,000 would have been recorded as a charge to earnings and a corresponding increase in deferred income taxes and a decrease in retained earnings. The accompanying unaudited pro forma balance sheet as of March 31, 1998, and the unaudited supplemental pro forma earnings data for the three months ended March 31, 1998, reflect the effect on retained earnings and net earnings of establishing on March 31, 1998, the deferred tax liability.

     At March 31, 1998, the components of unaudited pro forma deferred income taxes were as follows (dollars in thousands):

Unrealized gain on mortgage loans held for sale.............  $1,111
Basis difference in retained interests in securitizations...   3,428
Deferred loan fees..........................................   2,466
Allowance for losses not deductible for tax purposes........    (211)
                                                              ------
          Total unaudited pro forma deferred income taxes...  $6,794
                                                              ======

  (b) Pro Forma Earnings Per Share

     The pro forma earnings or loss per share data is calculated by taking the pro forma net earnings or loss available to the common stockholders and dividing by the weighted average number of common shares outstanding. The weighted average number of common shares reflect the impact of the change in the authorized and outstanding common stock of the newly formed Delaware corporation.

                           DITECH FUNDING CORPORATION

  (c) Pro Forma Balance Sheet Information


     The pro forma information presented in the accompanying balance sheet as of March 31, 1998 reflects (i) the S Corporation distribution of $100,000 by the Company to the sole stockholder of its previously taxed and undistributed retained earnings, (ii) an increase in the Company's deferred income taxes of $6,279,000 as if the Company was not treated as an S Corporation for tax purposes on March 31, 1998 and (iii) the reclassification of retained earnings as additional paid-in capital.


(6) SUBSEQUENT EVENTS

  Reincorporation

     On           , 1998, the Board of Directors of the Company approved the merger of the Company into a newly formed Delaware corporation and pursuant to which each outstanding share of common stock of the Company will be exchanged
for           shares of Class B common stock of the newly formed Delaware corporation. The accompanying financial statements have been restated for all periods presented to reflect the impact of the change in the authorized and outstanding common stock of the newly formed Delaware corporation.

  Initial Public Offering

     The Company has filed a registration statement relating to its initial public offering of common stock. At the completion of such offering the Company will no longer be treated as a S Corporation for income tax purposes and its income will become fully taxable. See note 5.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    1
Prospectus Summary....................    2
Risk Factors..........................    9
The Company...........................   20
Recent Developments...................   20
Prior S Corporation Status............   20
Use of Proceeds.......................   21
Dividend Policy.......................   21
Dilution..............................   22
Capitalization........................   23
Selected Financial and Other Data.....   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business..............................   45
Management............................   63
Principal and Selling Stockholder.....   69
Certain Transactions..................   70
Description of Capital Stock..........   71
Shares Eligible for Future Sale.......   74
Underwriting..........................   75
Legal Matters.........................   77
Experts...............................   77


                            ------------------------

     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                          SHARES
                                 DITECH FUNDING
                                  CORPORATION
                              CLASS A COMMON STOCK

                                 [DITECH LOGO]
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.

                               PIPER JAFFRAY INC.
                            ------------------------

                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee.........  $32,568.00
NASD filing fee.............................................   11,540.00
New York Stock Exchange listing fee.........................           *
Printing expenses...........................................           *
Accounting fees and expenses................................           *
Legal fees and expenses.....................................           *
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................           *
Transfer agent's fees and expenses..........................           *
Miscellaneous...............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee are estimated.
---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Company.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in the Company's Certificate of Incorporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Company deems appropriate.

     The Company presently maintains policies of directors' and officers' liability insurance in the amount of $30.0 million.

     Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1*      Form of Underwriting Agreement.
 2.1       Form of Merger Agreement between DiTech Funding Corporation, a California corporation, and DiTech Funding Corporation, a
           Delaware corporation.
 3.1       Certificate of Incorporation of the Company.
 3.2       Bylaws of the Company.
 4.1*      Specimen certificate representing shares of Class A Common
           Stock of the Company.
 4.2*      Specimen certificate representing shares of Class B Common
           Stock of the Company.
 5.1*      Form of Opinion of Gibson, Dunn & Crutcher, LLP.
10.1       Form of Indemnification Agreement for Executive Officers and
           Directors of the Company.
10.2*      1998 Stock Incentive Plan of the Company.
10.3*      Reimbursement Agreement Between J. Paul Reddam and DiTech
           Funding Corporation dated as of                .
10.4*      Warehouse Credit Agreement, dated as of July 17, 1995, among
           DiTech Funding Corporation, Cooper River Funding Inc. and GE
           Capital Mortgage Services, Inc.
10.5*      Warehouse Security Agreement, dated as of July 17, 1995,
           between DiTech Funding Corporation and GE Capital Mortgage
           Services, Inc.
10.6*      Modification No. 1 to Credit Documents, dated as of October
           30, 1995, by and among DiTech Funding Corporation, Cooper
           River Funding Inc., GE Capital Mortgage Services, Inc. and
           J. Paul Reddam.
10.7*      Second Modification Agreement, dated as of October 31, 1995, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.8*      Third Modification Agreement, dated as of November 29, 1995, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.9*      Fourth Modification Agreement, dated as of February 29,
           1996, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.10*     Fifth Modification Agreement, dated as of July 1, 1996, by and among DiTech Funding Corporation, Cooper River Funding
           Inc., GE Capital Mortgage Services, Inc. and J. Paul Reddam.
10.11*     Sixth Modification Agreement, dated as of November 26, 1996, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.12*     Seventh Modification Agreement, dated as of January 1, 1997, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.13*     Amendment No. 8 to Warehouse Credit Agreement, dated January
           9, 1998, by and among DiTech Funding Corporation, Cooper
           River Funding Inc., GE Capital Mortgage Services, Inc. and
           J. Paul Reddam.
10.14*     Amendment No. 9 to Warehouse Credit Agreement, dated
           February 27, 1998, by and among DiTech Funding Corporation,
           Cooper River Funding Inc., GE Capital Mortgage Services,
           Inc. and J. Paul Reddam.
10.15*     Tenth Modification Agreement, dated April 1, 1998, by and
           among DiTech Funding Corporation, Cooper River Funding Inc.,
           GE Capital Mortgage Services, Inc. and J. Paul Reddam.
10.16*     Loan and Security Agreement, dated as of July 17, 1997,
           between DiTech Funding Corporation and PaineWebber Real
           Estate Securities Inc.
10.17*     Amendment No. 1, dated as of October 1997, to Loan and
           Security Agreement, dated as of July 17, 1997, between
           DiTech Funding Corporation and PaineWebber Real Estate
           Securities Inc.
10.18*     Amendment No. 2, dated as of February 1997, to Loan and
           Security Agreement, dated as of July 17, 1997, between
           DiTech Funding Corporation and PaineWebber Real Estate
           Securities Inc.
10.19*     Residential Mortgage Financing Facility, dated as of August
           15, 1997, by and between DiTech Funding Corporation and
           Nikko Financial Services, Inc.
10.20*     Standard Form Office Lease, dated as of April 17, 1997,
           between ZML-Irvine North Limited Partnership and DiTech
           Funding Corporation.
10.21*     Lease, dated as of August 1, 1998, by and between DiTech
           Funding Corporation and H. Harding Brown, Trustee for
           Maurice M. Weill, et als.
10.22*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and J. Paul Reddam.
10.23*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and Scott Carnahan.
10.24*     Employment Agreement, dated as of February 9, 1998, between
           DiTech Funding Corporation and Brian E. Cote.
10.25*     Employment Agreement, dated as of January 19, 1998, between
           DiTech Funding Corporation and Daniel H. Baren.
10.26*     Employment Agreement, dated as of March 24, 1998, between
           DiTech Funding Corporation and Joseph F. Bentivegna.
10.27*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and Vincent J. Pozzuoli.
10.28*     Contract for Software and Software Licensing, dated March
           17, 1998, between DiTech Funding Corporation and CFI
           ProServices, Inc.
11.1       Statement Regarding Computation of Earnings Per Share
           (contained in Note 1 of Notes to Financial Statements).
23.1*      Consent of KPMG Peat Marwick LLP.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
23.2*      Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
           5.1).
24.1**     Power of Attorney (contained on signature page on page
           II-6).
27.1**     Financial Data Schedule.


---------------

 * To be filed by amendment.



** Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be decreed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 8, 1998.


                                          DITECH FUNDING CORPORATION

                                          By:                  *
                                            ------------------------------------
                                                       J. Paul Reddam

                                                   Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                          *                            Chairman of the Board (Principal    July 8, 1998
-----------------------------------------------------         Executive Officer)
                   J. Paul Reddam

                          *                                Vice President and Chief        July 8, 1998
-----------------------------------------------------    Financial Officer (Principal
                    Brian E. Cote                      Financial and Accounting Officer)

            *By: /s/ DANIEL H. BAREN
-----------------------------------------------------
                 Daniel H. Baren
                 Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1*      Form of Underwriting Agreement.
 2.1       Form of Merger Agreement between DiTech Funding Corporation, a California corporation, and DiTech Funding Corporation, a
           Delaware corporation.
 3.1       Certificate of Incorporation of the Company.
 3.2       Bylaws of the Company.
 4.1*      Specimen certificate representing shares of Class A Common
           Stock of the Company.
 4.2*      Specimen certificate representing shares of Class B Common
           Stock of the Company.
 5.1*      Form of Opinion of Gibson, Dunn & Crutcher, LLP.
10.1       Form of Indemnification Agreement for Executive Officers and
           Directors of the Company.
10.2*      1998 Stock Incentive Plan of the Company.
10.3*      Reimbursement Agreement Between J. Paul Reddam and DiTech
           Funding Corporation dated as of                .
10.4*      Warehouse Credit Agreement, dated as of July 17, 1995, among
           DiTech Funding Corporation, Cooper River Funding Inc. and GE
           Capital Mortgage Services, Inc.
10.5*      Warehouse Security Agreement, dated as of July 17, 1995,
           between DiTech Funding Corporation and GE Capital Mortgage
           Services, Inc.
10.6*      Modification No. 1 to Credit Documents, dated as of October
           30, 1995, by and among DiTech Funding Corporation, Cooper
           River Funding Inc., GE Capital Mortgage Services, Inc. and
           J. Paul Reddam.
10.7*      Second Modification Agreement, dated as of October 31, 1995, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.8*      Third Modification Agreement, dated as of November 29, 1995, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.9*      Fourth Modification Agreement, dated as of February 29,
           1996, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.10*     Fifth Modification Agreement, dated as of July 1, 1996, by and among DiTech Funding Corporation, Cooper River Funding
           Inc., GE Capital Mortgage Services, Inc. and J. Paul Reddam.
10.11*     Sixth Modification Agreement, dated as of November 26, 1996, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.12*     Seventh Modification Agreement, dated as of January 1, 1997, by and among DiTech Funding Corporation, Cooper River
           Funding Inc., GE Capital Mortgage Services, Inc. and J. Paul
           Reddam.
10.13*     Amendment No. 8 to Warehouse Credit Agreement, dated January
           9, 1998, by and among DiTech Funding Corporation, Cooper
           River Funding Inc., GE Capital Mortgage Services, Inc. and
           J. Paul Reddam.
10.14*     Amendment No. 9 to Warehouse Credit Agreement, dated
           February 27, 1998, by and among DiTech Funding Corporation,
           Cooper River Funding Inc., GE Capital Mortgage Services,
           Inc. and J. Paul Reddam.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.15*     Tenth Modification Agreement, dated April 1, 1998, by and
           among DiTech Funding Corporation, Cooper River Funding Inc.,
           GE Capital Mortgage Services, Inc. and J. Paul Reddam.
10.16*     Loan and Security Agreement, dated as of July 17, 1997,
           between DiTech Funding Corporation and PaineWebber Real
           Estate Securities Inc.
10.17*     Amendment No. 1, dated as of October 1997, to Loan and
           Security Agreement, dated as of July 17, 1997, between
           DiTech Funding Corporation and PaineWebber Real Estate
           Securities Inc.
10.18*     Amendment No. 2, dated as of February 1997, to Loan and
           Security Agreement, dated as of July 17, 1997, between
           DiTech Funding Corporation and PaineWebber Real Estate
           Securities Inc.
10.19*     Residential Mortgage Financing Facility, dated as of August
           15, 1997, by and between DiTech Funding Corporation and
           Nikko Financial Services, Inc.
10.20*     Standard Form Office Lease, dated as of April 17, 1997,
           between ZML-Irvine North Limited Partnership and DiTech
           Funding Corporation.
10.21*     Lease, dated as of August 1, 1998, by and between DiTech
           Funding Corporation and H. Harding Brown, Trustee for
           Maurice M. Weill, et als.
10.22*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and J. Paul Reddam.
10.23*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and Scott Carnahan.
10.24*     Employment Agreement, dated as of February 9, 1998, between
           DiTech Funding Corporation and Brian E. Cote.
10.25*     Employment Agreement, dated as of January 19, 1998, between
           DiTech Funding Corporation and Daniel H. Baren.
10.26*     Employment Agreement, dated as of March 24, 1998, between
           DiTech Funding Corporation and Joseph F. Bentivegna.
10.27*     Employment Agreement, dated as of July 1, 1998, between
           DiTech Funding Corporation and Vincent J. Pozzuoli.
10.28*     Contract for Software and Software Licensing, dated March
           17, 1998, between DiTech Funding Corporation and CFI
           ProServices, Inc.
11.1       Statement Regarding Computation of Earnings Per Share
           (contained in Note 1 of Notes to Financial Statements).
23.1*      Consent of KPMG Peat Marwick LLP.
23.2*      Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
           5.1).
24.1**     Power of Attorney (contained on signature page on page
           II-6).
27.1**     Financial Data Schedule.


---------------

 * To be filed by amendment.



** Previously filed.